Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

TEMPO AUTOMATION HOLDINGS, INC.,

OPTIMUM DESIGN ASSOCIATES, INC.,

OPTIMUM DESIGN ASSOCIATES PTY. LTD.,

NICK BARBIN

AND

ROGER HILEMAN

MARCH 25, 2023

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3.23	Export Control and Sanctions Laws	51
3.24	Anti-Corruption Laws	52
3.25	Vendors and Customers	52

Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		53

4.1	Authority and Enforceability	53
4.2	Governmental Entities; Consents	53
4.3	No Conflict	53
4.4	Litigation	54
4.5	Ownership of Subject Securities	54
4.6	Investment Representations	54
4.7	Brokers’ and Finders’ Fees	56

Article V REPRESENTATIONS AND WARRANTIES OF BUYER		56

5.1	Organization	56
5.2	Authority and Enforceability	56
5.3	No Conflict	57
5.4	Governmental Authorization	57
5.5	Financing	57
5.6	Independent Investigation	57
5.7	SEC Reports	57
5.8	Limitation on Warranties	58

Article VI TAX MATTERS		58

6.1	Preparation of Tax Returns	58
6.2	Cooperation	59
6.3	Transfer Taxes	59
6.4	Tax Contests	60
6.5	Conflicts	60

Article VII ADDITIONAL AGREEMENTS		60

7.1	Conduct of the Business of the Acquired Companies	60
7.2	Restrictions on Conduct of the Business	61
7.3	No Solicitation; Transfer Restrictions	65
7.4	Access to Information	66
7.5	Notification of Certain Matters	66
7.6	Confidentiality	67
7.7	Public Disclosure	68
7.8	Reasonable Best Efforts	68
7.9	Financing Assistance	69
7.10	Financial Information	70
7.11	Allocation Schedules	71
7.12	Seller Acknowledgement and Nondisclosure	71
7.13	Lock-Up Period	72

7.14	Seller General Release	73
7.15	Employee Matters	74
7.16	Consents	75
7.17	Terminated Agreements	75
7.18	Resignation of Officers, Directors and Managers	76
7.19	Expenses	76
7.20	Corporate Matters	76
7.21	Other Closing Deliverables	76
7.22	Services Agreement	76
7.23	Privileged and Confidential Communications; Conflict Waiver	76

Article VIII CONDITIONS TO THE U.S. TRANSACTIONS		77

8.1	Conditions to Obligations of Each Party to Effect the U.S. Transactions	77
8.2	Conditions to the Obligations of Buyer	78
8.3	Conditions to Obligations of ODA and the Sellers	78
8.4	Frustration of Closing Conditions	79

Article IX CONDITIONS TO THE AUSTRALIA TRANSACTIONS		79

9.1	Conditions to Obligations of Each Party to Effect the Australia Transactions	79
9.2	Conditions to the Obligations of Buyer	80
9.3	Conditions to Obligations of ODA Australia and the Sellers	80
9.4	Frustration of Closing Conditions	81

Article X SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		81

10.1	Survival	81
10.2	Indemnification	82
10.3	Certain Limitations	84
10.4	Claims for Indemnification; Resolution of Conflicts	86
10.5	Third Party Claims	87
10.6	Treatment of Payments	87
10.7	Exclusive Remedy	87

Article XI TERMINATION, AMENDMENT AND WAIVER		88

11.1	Termination	88
11.2	Effect of Termination	89

Article XII GENERAL PROVISIONS		89

12.1	Notices	89
12.2	Interpretation	91
12.3	Incorporation of Exhibits and Schedules	91
12.4	Counterparts	91

12.5	Entire Agreement; Assignment	91
12.6	Severability	91
12.7	Extension and Waiver	92
12.8	Delays or Omissions	92
12.9	Amendment	92
12.10	Specific Performance	92
12.11	Other Remedies	93
12.12	Governing Law	93
12.13	Exclusive Jurisdiction; Waiver of Jury Trial	93
12.14	Time is of the Essence	94
12.15	Rules of Construction	94
12.16	Acquired Company and Seller Acknowledgments	94
12.17	Party as Trustee	95

Annex

A	Certain Defined Terms

Exhibits

A	Form of Registration Rights Agreement
B	Form of Employment Agreement
C	Form of Non-Compete Agreement
D	Form of Assignment of Company Stock
E	Form of Employee Retention Letter
F	Tax Addendum
G	Form of Suitability Documentation

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2023 (the “Agreement Date”), by and among Tempo Automation Holdings, Inc., a Delaware corporation (“Buyer”), Optimum Design Associates, Inc., a California corporation (the “ODA”), Optimum Design Associates Pty. Ltd., an Australian proprietary company limited by shares with Australian company number 093 253 091 (“ODA Australia” and, together with ODA, the “Acquired Companies”), Nick Barbin and Roger Hileman (Mr. Hileman, together with Mr. Barbin, the “Sellers” and each, a “Seller”). Buyer, ODA, ODA Australia, Mr. Barbin and Mr. Hileman are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.

RECITALS

WHEREAS, the Sellers are the direct owners of (i) 100% of the issued and outstanding capital stock of ODA (the “ODA Stock”), which, as of the date of this Agreement, consists of 225,000 shares of capital stock, and (ii) 100% of the issued and outstanding shares of ODA Australia (the “ODA Australia Shares” and, together with the ODA Stock, the “Subject Securities”), which, as of the date of this Agreement, consists of two (2) fully paid ordinary shares;

WHEREAS, effective upon (i) the U.S. Closing, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Sellers’ right, title and interest in and to the ODA Stock, subject to the terms and conditions set forth herein, and (ii) the Australia Closing, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Sellers’ right, title and interest in and to the ODA Australia Shares, subject to the terms and conditions set forth herein;

WHEREAS, contemporaneously with the U.S. Closing, in connection with the U.S. Transactions, Buyer and the Sellers will enter into that certain Registration Rights Agreement, substantially in the form set forth on Exhibit A, to be effective upon the U.S. Closing (the “Registration Rights Agreement”);

WHEREAS, contemporaneously with the U.S. Closing, in connection with the U.S. Transactions, Buyer and Mr. Barbin will enter an Employment Agreement, substantially in the form set forth on Exhibit B, to be effective upon the U.S. Closing (the “Employment Agreement”);

WHEREAS, contemporaneously with the U.S. Closing, in connection with the U.S. Transactions, Buyer and each of Mr. Barbin and Mr. Hileman will enter into a Non-Competition and Non-Solicitation Agreement, substantially in the form set forth on Exhibit C, to be effective upon the U.S. Closing (each, a “Non-Compete Agreement”).

WHEREAS, the board of directors of Buyer (the “Buyer Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement (collectively, the “Transactions”), including (i) the acquisition by Buyer of the Subject Securities on the terms and subject to the conditions set forth in this Agreement, and (ii) the issuance of Buyer Common Stock to the Sellers pursuant to this Agreement, are advisable and in the best interests of Buyer and its stockholders, and (b) approved, adopted and declared advisable this Agreement and the Transactions (the “Buyer Resolutions”);

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WHEREAS, the board of directors of ODA (the “ODA Board”) has (a) determined that this Agreement and the U.S. Transactions are advisable and fair to, and in the best interests of, ODA and the stockholders of ODA and (b) approved, adopted and declared advisable this Agreement and the U.S. Transactions (the “ODA Resolutions”); and

WHEREAS, the board of directors of ODA Australia (the “ODA Australia Board”) has (a) determined that this Agreement and the Australia Transactions are advisable and fair to, and in the best interests of, ODA Australia and the stockholders of ODA Australia and (b) approved, adopted and declared advisable this Agreement and the Australia Transactions (the “ODA Australia Resolutions”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

Article I

THE TRANSACTIONS

1.1           Purchase and Sale.

(a)            On the terms and subject to the conditions set forth in this Agreement, (a) at the U.S. Closing, Buyer shall purchase and acquire from each Seller, and each Seller shall sell, assign, convey and transfer to Buyer, all of the ODA Stock owned (beneficially or of record) by such Seller as set forth opposite such Seller’s name on Section 1.1 of the Acquired Company Disclosure Schedule (with respect to each Seller, the “Seller’s ODA Stock”), free and clear of any Liens (other than Liens arising under applicable securities laws), restrictions on transfer (other than any restrictions under applicable securities laws), options, warrants, calls, commitments, proxies or other contract rights and (b) in consideration of the sale of such Seller’s ODA Stock by such Seller to Buyer, Buyer shall make, or shall cause to be made, the payments set forth in Section 2.1(a) and shall make, or shall cause to be made, the other payments required to be made to the Sellers under this Agreement at the times, upon the terms and subject to the conditions set forth herein (the “U.S. Sale”).

(b)           On the terms and subject to the conditions set forth in this Agreement, (a) at the Australia Closing, Buyer shall purchase and acquire from each Seller, and each Seller shall sell, assign, convey and transfer to Buyer, all of the ODA Australia Shares owned (beneficially or of record) by such Seller as set forth opposite such Seller’s name on Section 1.1 of the Acquired Company Disclosure Schedule (with respect to each Seller, the “Seller’s ODA Australia Shares” and, together with such Seller’s ODA Stock, the “Seller’s Subject Securities”), free and clear of any Liens (other than Liens arising under applicable securities laws), restrictions on transfer (other than any restrictions under applicable securities laws), options, warrants, calls, commitments, proxies or other contract rights and (b) in consideration of the sale of such Seller’s ODA Australia Shares by such Seller to Buyer, Buyer shall make, or shall cause to be made, the payments set forth in Section 2.1(b) and shall make, or shall cause to be made, the other payments required to be made to the Sellers under this Agreement at the times, upon the terms and subject to the conditions set forth herein (the “Australia Sale”).

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(c)            The Parties agree that neither Party shall make an election under Section 338(h)(10) or Section 336(e) of the Code, and comparable provisions of state or local law, with respect to the purchase and sale of the Subject Securities, and the Parties further agree to take no positions and make no filings inconsistent therewith.

1.2           Closing.

(a)            Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the U.S. Sale and the other transactions contemplated hereby relating thereto (the “U.S. Transactions”), including the purchase and sale of the ODA Stock by Buyer from the Sellers pursuant to Section 1.1(a) (the “U.S. Closing”), shall take place by electronic means of communication no later than two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article VIII (except for those conditions that, by their nature, are to be satisfied at the U.S. Closing, but subject to the satisfaction or waiver of such conditions at the U.S. Closing), or at such other time and place as the Parties mutually agreed upon in writing. The date upon which the U.S. Closing actually occurs shall be referred to herein as the “U.S. Closing Date.” The effective time of the U.S. Closing shall be 12:01 a.m. (California time) on the U.S. Closing Date.

(b)           Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the Australia Sale and the other transactions contemplated hereby relating thereto (the “Australia Transactions”), including the purchase and sale of the ODA Australia Shares by Buyer from the Sellers pursuant to Section 1.1(b) (the “Australia Closing” and the U.S. Closing, each a “Closing”), shall take place by electronic means of communication no later than two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article IX (except for those conditions that, by their nature, are to be satisfied at the Australia Closing, but subject to the satisfaction or waiver of such conditions at the Australia Closing), or at such other time and place as the Parties mutually agreed upon in writing. The date upon which the Australia Closing actually occurs shall be referred to herein as the “Australia Closing Date.” The effective time of the Australia Closing shall be 12:01 a.m. (California time) on the Australia Closing Date.

1.3          Closing Deliverables.

(a)            At or prior to the U.S. Closing, the Sellers will deliver (or cause to be delivered) to Buyer:

(i)             with respect to each Seller, (A) certificate(s) representing all of the Seller’s ODA Stock as of immediately prior to the U.S. Closing or a deed of indemnity in respect of any missing share certificate, and (B) an executed assignment of the Seller’s ODA Stock from such Seller, effective as of the U.S. Closing, in the form attached hereto as Exhibit D, pursuant to which such Seller will sell, assign, transfer and convey all of such Seller’s ODA Stock to Buyer in exchange for the right to receive the consideration specified under this Agreement;

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(ii)               a valid, complete and duly executed IRS Form W-9 from each Seller;

(iii)              all consents, waivers and approvals of parties necessary to consummate the U.S. Transactions, in a form reasonably acceptable to Buyer, in each case, to any Contract set forth on Section 1.3(a)(iii) of the Acquired Company Disclosure Schedule to which ODA is a party;

(iv)             evidence reasonably satisfactory to Buyer that the Acquired Companies have sent the Notices;

(v)              evidence reasonably satisfactory to Buyer that ODA has terminated the Terminated Agreements to which ODA is a party, in a form reasonably acceptable to Buyer, with such termination to be effective at or prior to the U.S. Closing;

(vi)             evidence satisfactory to Buyer that each Acquired Company 401(k) Plan relating to ODA has been terminated effective as of the day immediately prior to the U.S. Closing pursuant to resolutions duly adopted by the ODA Board;

(vii)             a duly executed resignation letter, in a form reasonably acceptable to Buyer (each, an “ODA Resignation Letter”), from each of the officers of ODA and each member of the ODA Board as of immediately prior to the U.S. Closing and effective, in each case, as of no later than the U.S. Closing;

(viii)           a certificate, validly executed by the Secretary or comparable representative of ODA, certifying as to the valid adoption of the ODA Resolutions;

(ix)              counterparts to the Registration Rights Agreement, duly executed by each Seller;

(x)               counterparts to the Services Agreement, duly executed by each Acquired Company;

(xi)              a counterpart to the Employment Agreement, duly executed by Mr. Barbin;

(xii)             a counterpart to the Non-Compete Agreement, duly executed by Mr. Barbin;

(xiii)            a counterpart to the Non-Compete Agreement, duly executed by Mr. Hileman;

(xiv)            (A) executed payoff letters, in forms reasonably satisfactory to Buyer, with respect to all Indebtedness of ODA set forth on Section 1.3(a)(xiv) of the Acquired Company Disclosure Schedule owed to the lender thereof and the amounts payable by ODA to such lender providing for (x) the full and final satisfaction of such Indebtedness as of the U.S. Closing Date and (y) the termination and release of any Liens related thereto; and (B) an invoice from each advisor or other service provider to ODA (other than any Service Provider, director or officer of ODA), with respect to all U.S. Closing Third Party Expenses estimated to be due and payable by ODA to such advisor or other service provider as of the U.S. Closing Date, and an acknowledgment from such advisor or other service provider that such U.S. Closing Third Party Expenses are the only amounts owed to such advisor or other service provider by ODA;

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(xv)             prior to the U.S. Closing Date, duly executed and completed Suitability Documentation from the Sellers, certifying that each Seller is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act);

(xvi)            a certificate of good standing with respect to ODA and each of its Subsidiaries from the applicable governing body under the laws of the jurisdiction of organization of ODA or such Subsidiary, in each case, which is dated within ten (10) calendar days prior to the U.S. Closing; and

(xvii)           the Closing Financial Statements with respect to ODA and its Subsidiaries.

(b)           At the U.S. Closing, Buyer will deliver (or cause to be delivered) to the Sellers:

(i)               a certificate, validly executed by the Secretary or comparable representative of Buyer, certifying as to the valid adoption of the Buyer Resolutions;

(ii)               a counterpart to the Registration Rights Agreement, duly executed by Buyer;

(iii)              a counterpart to the Services Agreement, duly executed by Buyer;

(iv)              a counterpart to the Employment Agreement, duly executed by Buyer;

(v)              a counterpart to each of the Non-Compete Agreements, duly executed by Buyer; and

(vi)             counterparts to employee retention letters, substantially in the form set forth on Exhibit E and reflecting the terms set forth on Section 1.3(b)(vi) of the Acquired Company Disclosure Schedule, with respect to each of the employees set forth on Section 1.3(b)(vi) of the Acquired Company Disclosure Schedule, in each case, duly executed by Buyer.

(c)            At or prior to the Australia Closing, the Sellers will deliver (or cause to be delivered) to Buyer:

(i)                with respect to each Seller, (A) certificate(s) representing all of the Seller’s ODA Australia Shares as of immediately prior to the Australia Closing or a deed of indemnity in respect of any missing share certificate, and (B) an executed assignment of the Seller’s ODA Australia Shares from such Seller, effective as of the Australia Closing, in the form attached hereto as Exhibit D, pursuant to which such Seller will sell, assign, transfer and convey all of such Seller’s ODA Australia Shares to Buyer in exchange for the right to receive the consideration specified under this Agreement;

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(ii)               all consents, waivers and approvals of parties necessary to consummate the Australia Transactions, in a form reasonably acceptable to Buyer, in each case, to any Contract set forth on Section 1.3(a)(iii) of the Acquired Company Disclosure Schedule to which ODA Australia is a party;

(iii)              evidence reasonably satisfactory to Buyer that ODA Australia has terminated the Terminated Agreements to which it is a party, in a form reasonably acceptable to Buyer, with such termination to be effective at or prior to the Australia Closing;

(iv)             a duly executed resignation letter, in a form reasonably acceptable to Buyer (each, an “ODA Australia Resignation Letter”), from each of the officers of ODA Australia and each member of the ODA Board as of immediately prior to the Australia Closing and effective, in each case, as of no later than the Australia Closing;

(v)              a certificate, validly executed by the Secretary or comparable representative of ODA Australia certifying as to the valid adoption of the ODA Australia Resolutions, as applicable;

(vi)              a counterpart of an Australian employment agreement, in a form reasonably satisfactory to Buyer, duly executed by each of ODA Australia and each Service Provider to ODA Australia;

(vii)             a counterpart of a confirmatory deed of intellectual property assignment, in a form reasonably satisfactory to Buyer, duly executed by ODA Australia and each Service Provider to ODA Australia, in favor of ODA Australia;

(viii)            a certificate of good standing with respect to ODA Australia and each of its Subsidiaries from the applicable governing body under the laws of the jurisdiction of organization of ODA Australia or such Subsidiary, in each case, which is dated within ten (10) calendar days prior to the Australia Closing; provided, that it is acknowledged and agreed by the Parties that a certificate of good standing with respect to ODA Australia shall be comprised of a Certificate of Registration of a Company issued by the Australian Securities & Investments Commission;

(ix)              a re-created and ratified copy of the company register of ODA Australia prepared in accordance with the Corporations Act, the Australian Securities and Investments Commission corporate key for ODA Australia, together with evidence that the ODA Australia Board has resolved to take all actions required by Buyer prior to the Australia Closing, acting reasonably, in respect of any change to banking authority or revocation of power of attorney notified by Buyer prior to the Australia Closing, such that those actions are deemed duly effected by ODA Australia on and from the Australia Closing; and

(x)                the Closing Financial Statements with respect to ODA Australia.

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(d)           At the Australia Closing, Buyer will deliver (or cause to be delivered) to the Sellers, counterparts to employee retention letters, substantially in the form set forth on Exhibit E and reflecting the terms set forth on Section 1.3(d) of the Acquired Company Disclosure Schedule, with respect to each of the employees set forth on Section 1.3(d) of the Acquired Company Disclosure Schedule, in each case, duly executed by Buyer.

Article II

PURCHASE PRICE

2.1          U.S. Closing Payments and Share Issuances.

(a)           At the U.S. Closing, Buyer shall transfer, or shall cause to be transferred, by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the U.S. Allocation Schedule:

(i)                to each Seller, an amount in cash equal to (x) such Seller’s Pro Rata Fraction multiplied by (y) the U.S. Closing Cash Consideration;

(ii)               to each Person (if any) identified on the U.S. Allocation Schedule, the amount of the U.S. Closing Third Party Expenses set forth opposite such Person’s name on the U.S. Allocation Schedule; and

(iii)              to each Person (if any) identified on the U.S. Allocation Schedule, the amount of the Closing Indebtedness Amount set forth opposite such Person’s name on the U.S. Allocation Schedule.

(b)           Promptly following the U.S. Closing, and in no case later than five (5) Business Days following the U.S. Closing, Buyer shall cause its transfer agent to issue to each Seller as consideration for such Seller’s ODA Stock a number of shares of Buyer Common Stock as indicated opposite such Seller’s name on the U.S. Allocation Schedule; provided, that in no event shall the Sellers be entitled to receive a number of shares of Buyer Common Stock in the aggregate greater than the number of shares of Buyer Common Stock constituting the Stock Consideration.

2.2           Australia Closing Payment.

(a)           At the Australia Closing, Buyer shall transfer, or shall cause to be transferred, by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the Australia Allocation Schedule:

(i)                to each Seller, an amount in cash equal to (x) such Seller’s Pro Rata Fraction multiplied by (y) the Australia Cash Consideration; and

(ii)               to each Person (if any) identified on the Australia Allocation Schedule, the amount of the Australia Closing Third Party Expenses set forth opposite such Person’s name on the Australia Allocation Schedule.

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(b)           Notwithstanding anything to the contrary in Section 2.2(a)(i), if the Australia Cash Consideration is a negative amount (the absolute value of such negative amount, the “Australia Deficit Amount”), then Buyer shall not be required to make any payment to the Sellers pursuant to Section 2.2(a)(i) and the Sellers shall owe Buyer the full amount of the Australia Deficit Amount and each Seller shall pay such Seller’s Pro Rata Fraction of the Australia Deficit Amount to Buyer on the Australia Closing Date.

2.3           Deferred Payments.

(a)            On the date that is six (6) months after the U.S. Closing Date, Buyer shall transfer, or shall cause to be transferred, by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the U.S. Allocation Schedule to each Seller, an amount in cash equal to (x) such Seller’s Pro Rata Fraction multiplied by (y) the Initial Deferred Cash Consideration.

(b)           On the date that is twelve (12) months after the U.S. Closing Date, Buyer shall transfer, or shall cause to be transferred, by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the U.S. Allocation Schedule to each Seller, an amount in cash equal to (x) such Seller’s Pro Rata Fraction multiplied by (y) the Remaining Deferred Cash Consideration.

(c)           Until the date that is twelve (12) months after the U.S. Closing Date, as promptly as reasonably practicable following the last day of each calendar month, Buyer shall, transfer, or shall cause to be transferred, by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the U.S. Allocation Schedule to each Seller, an amount in cash equal to (x) such Seller’s Pro Rata Fraction multiplied by (y) the Free Cash Flow of the Acquired Companies for such completed calendar month (each such payment, a “Free Cash Flow Payment”); provided, that in no event shall the amount of Free Cash Flow Payments made in accordance with this Section 2.3(c) exceed $4,000,000 in the aggregate.

2.4           Earnout.

(a)           On the terms and subject to the conditions set forth in this Section 2.4, and subject to the set off right described in Section 2.4(c), Buyer shall pay to each Seller and/or cause its transfer agent to issue to each Seller, his, her or its Pro Rata Fraction of each of the following amounts (collectively, if any, the “Earnout Consideration”):

(i)                An aggregate amount equal to $2,900,000 if the Acquired Companies achieve $9,000,000 or more of Net Sales during the twelve months ending December 31, 2023 (such period, the “Initial Earnout Period”); provided, that no amount will be payable to the Sellers under this Section 2.4(a)(i) unless during the Initial Earnout Period the Acquired Companies achieve Gross Margin for the Net Sales of at least 30% (“Triggering Event I”);

(ii)               An aggregate amount equal to $1,400,000 if the Acquired Companies achieve $10,000,000 or more of Net Sales during the Initial Earnout Period; provided, that no amount will be payable to the Sellers under this Section 2.4(a)(ii) unless during the Initial Earnout Period the Acquired Companies achieve Gross Margin for the Net Sales of at least 30% (“Triggering Event II”);

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(iii)              An aggregate amount equal to $1,850,000 if the Acquired Companies achieve $10,000,000 or more of Net Sales during the twelve months ending December 31, 2024 (such period, the “Second Earnout Period”); provided, that no amount will be payable to the Sellers under this Section 2.4(a)(iii) unless during the Second Earnout Period the Acquired Companies achieve Gross Margin for the Net Sales of at least 30% (“Triggering Event III”);

(iv)              An aggregate amount equal to $850,000 if the Acquired Companies achieve $11,000,000 or more of Net Sales during the Second Earnout Period; provided, that no amount will be payable to the Sellers under this Section 2.4(a)(iv) unless during the Second Earnout Period the Acquired Companies achieve Gross Margin for the Net Sales of at least 30% (“Triggering Event IV”); and

(v)              An aggregate amount equal to $500,000 if the Acquired Companies achieve $12,000,000 or more of Net Sales during the twelve months ending December 31, 2025 (such period, the “Third Earnout Period” and, together with the Initial Earnout Period and the Second Earnout Period, the “Earnout Periods”); provided, that no amount will be payable to the Sellers under this Section 2.4(a)(v) unless during the Third Earnout Period the Acquired Companies achieve Gross Margin for the Net Sales of at least 30% (“Triggering Event V” and, together with Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, the “Triggering Events”).

(b)           For the avoidance of doubt, the Sellers shall be entitled to receive Earnout Consideration upon the occurrence of each Triggering Event; provided, that each portion of Earnout Consideration shall be payable only once, with the maximum aggregate amount of Earnout Consideration payable pursuant to this Section 2.4 to equal $7,500,000; provided, further, that (i) Triggering Event I and Triggering Event II and (ii) Triggering Event III and Triggering Event IV may, for the avoidance of doubt, be achieved at the same time or over the same overlapping period.

(c)           The right of the Sellers to receive any Earnout Consideration: (i) does not give any Seller dividend rights, voting rights, liquidation rights, preemptive rights or other equity rights with respect to Buyer or any of its Affiliates; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be readily marketable and shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, either directly or indirectly, by any Seller; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration (if any) set forth in this Section 2.4, subject to the terms and conditions of this Agreement. Any portion of the Earnout Consideration payable or issuable pursuant to this Section 2.4 does not constitute compensation for services, but rather constitutes part of the consideration for the Subject Securities in connection with the consummation of the Transactions. Notwithstanding anything to the contrary herein, Buyer shall be entitled to set off and reduce, on a dollar-for-dollar basis, the Earnout Consideration otherwise payable pursuant to this Section 2.4 by the Free Cash Flow Credit.

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(d)           Buyer shall cause the Acquired Companies with respect to which a Closing has occurred to, within sixty (60) calendar days following the end of each Earnout Period, prepare a statement of the Net Sales achieved during the applicable Earnout Period (each, an “Earnout Statement”) and shall deliver each such Earnout Statement to the Sellers. The Acquired Companies, as applicable, shall prepare the Earnout Statement in accordance with the applicable definitions in this Agreement and the Accounting Principles. If the Sellers believe, in good faith, that the Net Sales achieved during the applicable Earnout Period were higher than set forth on the relevant Earnout Statement, the Sellers shall promptly notify Buyer in writing of their belief that such Net Sales were higher. Following receipt of such notice, Buyer and the Sellers shall, for a period of thirty (30) calendar days, seek to reach agreement, in good faith, as to the amount of Net Sales achieved during the applicable Earnout Period. If such dispute cannot be resolved by Buyer and the Sellers within such thirty (30) calendar day period, then Buyer and the Sellers shall submit such dispute to the Independent Accountant, which firm will be directed by Buyer and the Sellers to render, within twenty (20) Business Days, its opinion only as to such dispute, strictly in accordance with the provisions of this Section 2.4(d). The Independent Accountant will be directed to send to Buyer and the Sellers its determination of the dispute, which determination will, in the absence of manifest error, be final and binding on Buyer and the Sellers. Such determination will be on the basis of the standards and guidelines set forth in this Agreement and in accordance with the Accounting Principles. Each of Buyer, on the one hand, and the Sellers, on the other hand, will bear their own expenses and fees and the fees and expenses of their respective representatives and experts, including their respective independent accountants, in connection with the resolution of such dispute. The fees and expenses of the Independent Accountant shall be borne by Buyer, on the one hand, and the Sellers, on the other hand, based on the inverse of the percentage that the Independent Accountant’s resolution of the dispute bears to the total amount of such dispute as originally submitted to the Independent Accountant.

(e)           Any portion of the Earnout Consideration payable pursuant to this Section 2.4, if any, shall be payable, at Buyer’s sole discretion, in the form of cash, shares of Buyer Common Stock (with such number of shares of Buyer Common Stock to equal the quotient obtained by dividing the (i) aggregate amount of Earnout Consideration to be paid in the form of shares of Buyer Common Stock by (ii) the VWAP of a share of Buyer Common Stock during the twenty (20) consecutive Trading Days ending on the last Trading Day of the applicable Earnout Period) or a combination thereof; provided, that no less than 25.0% of the Earnout Consideration paid for each Triggering Event, if any, shall be paid in cash.

(f)            Buyer acknowledges that the possibility of the Sellers receiving the Earnout Consideration comprises a material inducement for the Acquired Companies and the Sellers to enter into this Agreement. From the date of the applicable Closing, until the end of the Third Earnout Period, Buyer shall operate each Acquired Company in good faith. Buyer and, after the applicable Closing, each Acquired Company shall not (i) adversely interfere with the customer relationships between the Acquired Companies, as applicable, and their respective customers as of the U.S. Closing Date, (ii) materially reduce the working capital of the Acquired Companies, as applicable, below historical averages or (iii) take, or fail to take, any action for the primary purpose or with the primary intent of augmenting, avoiding or reducing the Earnout Consideration. Notwithstanding anything to the contrary contained in this Agreement, other than as specifically set forth in this Section 2.4(f), Buyer shall have sole discretion, after consultation with the Sellers, over the operations of the Acquired Companies following the applicable Closing and nothing in this Agreement shall be construed as requiring Buyer or any its Affiliates (including, after the applicable Closing, each Acquired Company) to take, or abstain from taking, any actions or decisions in connection with the operation of the business of each Acquired Company following the applicable Closing.

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(g)           Notwithstanding anything in this Agreement to the contrary, any portion of Earnout Consideration payable to a Seller during the Third Earnout Period pursuant to Section 2.3(a)(v) shall be paid to such Seller only if such Seller continues to provide services (whether as an employee, director or individual independent contractor) to Buyer or one of its Subsidiaries (including, for the avoidance of doubt, following the U.S. Closing, ODA, and following the Australia Closing, ODA Australia) through the date of the occurrence of Triggering Event V. For the avoidance of doubt, only the portion of Earnout Consideration payable to a Seller during the Third Earnout Period pursuant to Section 2.3(a)(v) is subject to possible forfeiture under this Section 2.3(g). Any right to the payment of such portion of the Earnout Consideration that is forfeited pursuant to the preceding sentence shall be reallocated to the other Seller so long as such other Seller continues to provide services (whether as an employee, director or individual independent contractor) to Buyer or one of its Subsidiaries (including, for the avoidance of doubt, following the U.S. Closing, ODA, and following the Australia Closing, ODA Australia) at such time; provided, that, if the rights of both Sellers to the payment of the portion of the Earnout Consideration have been forfeited pursuant to this Section 2.3(g), Section 2.3(a)(v) shall immediately be terminated and be of no further force and effect; and provided further, that during the Earnout Period, Buyer shall not, and shall cause its Subsidiaries (including, following the applicable Closing, each Acquired Company) not to, terminate the services of either Seller solely for the purposes of avoiding Buyer’s obligations to make payment of any portion of the Earnout Consideration hereunder.

(h)           In the event that, (i) following the U.S. Closing, ODA, and (ii) following the Australia Closing, ODA Australia, and, in each case, prior to the end of the Third Earnout Period, (i) such Acquired Company effects a sale of all or substantially all of the assets of such Acquired Company to a third party, (ii) Buyer effects a sale of such Acquired Company to a third party or (iii) Buyer or such Acquired Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by Buyer or adjudicated against Buyer or such Acquired Company declaring Buyer or such Acquired Company as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any applicable Law relating to bankruptcy, insolvency or reorganization (each of clauses (i), (ii) and (iii), a “Acceleration Event”), within thirty (30) days after such Acceleration Event, Buyer shall pay to the Sellers in full the remaining Earnout Consideration to which the Sellers would have been entitled to if all applicable Triggering Events relating to any Earnout Periods that would expire between the time of the Acceleration Event through the end of the Third Earnout Period had occurred; provided, that, for the avoidance of doubt, no Seller will be entitled to Earnout Consideration with respect to any Triggering Event for which the applicable Earnout Period expired prior to such Acceleration Event and such Triggering Event did not occur.

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(i)             Each of the Parties acknowledges and agrees that any Earnout Consideration shall be payable by Buyer to the Sellers based on their Pro Rata Fractions, as indicated on the U.S. Allocation Schedule. Buyer shall be entitled to conclusively rely upon the Allocation Schedules delivered by the Sellers, including with respect to whether any individual Seller received the appropriate portion of any such payment, and in no event will Buyer, the Acquired Companies or any of their respective Affiliates have any liability to any Person on account of payments or distributions made in accordance with the Allocation Schedules delivered by the Sellers.

(j)             Any payment to be made pursuant to Sections 2.3(a)(i) through (iv) shall be treated by all Parties for Tax purposes as an adjustment to the U.S. Closing Cash Consideration to the maximum extent permitted by applicable Law.

2.5           No Fractional Shares. The number of shares of Buyer Common Stock to be issued to each Seller pursuant to Section 2.1 (after aggregating all fractional shares of Buyer Common Stock that such Seller would otherwise be entitled to receive in connection with the U.S. Closing) or Section 2.4 (if any, after aggregating all fractional shares of Buyer Common Stock that such Seller would otherwise be entitled to receive in connection with the satisfaction of any individual Triggering Event), as applicable, shall (i) if such fractional amount is greater than zero (0) and equal to or less than 0.50, rounded down to the nearest whole number of shares of Buyer Common Stock and (ii) if such value is greater than 0.50 but less than one (1), rounded up to the nearest whole number of shares of Buyer Common Stock. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued to any Seller in connection with the Transactions and the issuance of shares of Buyer Common Stock hereunder and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Buyer Common Stock. Each share of Buyer Common Stock issuable in the Transactions, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be book-entry security entitlements.

2.6           Withholding. Notwithstanding any other provision of this Agreement, Buyer and any of its Affiliates shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order, and to request and be provided any necessary tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information; provided, however that prior to deducting and withholding any amount (other than with respect to payments in the nature of compensation), Buyer shall use commercially reasonable efforts to (a) provide the Person in respect of which such deduction and withholding will be made with advance notice of the intent to withhold, and (b) cooperate in good faith with the Person in respect of which such deduction and withholding will be made to eliminate or mitigate any required withholding under applicable Law. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.7           Taking of Necessary Action; Further Action. If at any time after the U.S. Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each Seller, each Acquired Company, Buyer and the officers, directors and trustees (as applicable) of Sellers, the Acquired Companies and Buyer are fully authorized to take, and shall take, all such lawful and necessary action.

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2.8           U.S. Post-Closing Reconciliation.

(a)            At least three (3) Business Days prior to the U.S. Closing Date, the Sellers shall deliver to Buyer their good faith calculation of (i) the estimated Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (ii) the estimated Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iii) the estimated Closing Cash Amount (the “Estimated Closing Cash Amount”), (iv) the estimated U.S. Closing Third Party Expenses (the “Estimated Closing Third Party Expenses”), and (v) the U.S. Cash Consideration calculated based on such estimated amounts (including the component pieces thereof) (the “Estimated Closing Statement”), in each case, accompanied by reasonably detailed back-up documentation for such calculations and a certificate, duly executed by the Sellers, that the information and calculations included in the Estimated Closing Statement (A) are true and correct in all respects and (B) were prepared in accordance with the applicable provisions of this Agreement, the Accounting Principles, the governing documents of ODA and applicable Laws. The Sellers shall prepare the Estimated Closing Statement in accordance with the applicable definitions in this Agreement and the Accounting Principles. The Sellers shall, and shall cause ODA and each of its Subsidiaries to, make available to Buyer and its Representatives the books and records used in preparing the Estimated Closing Statement and reasonable access (on prior notice and during business hours) to Service Providers of ODA and its Subsidiaries as Buyer may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Buyer’s and its Representatives review of such statements and shall consider in good faith and incorporate any reasonable comments of Buyer or its Representatives to the Estimated Closing Statement. The Estimated Closing Working Capital Adjustment Amount, the Estimated Closing Indebtedness Amount, the Estimated Closing Cash Amount, and the Estimated Closing Third Party Expenses set forth in the Estimated Closing Statement will be used for purposes of calculating the U.S. Cash Consideration at the U.S. Closing (which calculation shall be subject to adjustment pursuant to, and in accordance with, the terms of this Section 2.8). Notwithstanding the foregoing, in no event will any of Buyer’s rights be considered waived, impaired or otherwise limited as a result of Buyer not making an objection prior to the U.S. Closing or its making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.

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(b)           As soon as reasonably practicable after the U.S. Closing Date, and in any event within ninety (90) calendar days after the U.S. Closing Date, Buyer shall prepare and deliver to the Sellers a statement (the “Post-Closing Statement”) that shall set forth a calculation of (i) the Closing Working Capital Adjustment Amount, (ii) the Closing Indebtedness Amount, (iii) the U.S. Closing Third Party Expenses, (iv) the Closing Cash Amount and (v) the U.S. Cash Consideration, in each case accompanied by reasonably detailed back-up documentation for such calculations. Buyer shall prepare such Post-Closing Statement in accordance with the applicable definitions in this Agreement and with the Accounting Principles. After the Sellers’ receipt of the Post-Closing Statement, the Sellers and their Representatives shall be permitted to review Buyer’s working papers and the working papers of Buyer’s independent accountants, if any, relating to the preparation of the Post-Closing Statement and the calculation of the Closing Working Capital Adjustment Amount, Closing Indebtedness Amount, Closing Cash Amount and U.S. Closing Third Party Expenses, as well as the relevant books and records of ODA, and Buyer shall cause ODA and its Representatives to use commercially reasonable efforts to assist the Sellers and their Representatives in their reasonable review of the Post-Closing Statement. The Sellers shall notify Buyer in writing (the “Notice of Adjustment Disagreement”) within thirty (30) calendar days of the Sellers’ receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Sellers disagree with any portion of the Post-Closing Statement. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Sellers’ proposed adjustments to the Post-Closing Statement with reasonably detailed supporting documentation. If no Notice of Adjustment Disagreement is received by Buyer on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Sellers and shall become final and binding upon the Parties. During the thirty (30) calendar days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Sellers and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Sellers and Buyer in a written agreement executed and delivered by each of the Sellers and Buyer, together with any items not disputed or objected to by the Sellers in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the Parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Sellers and Buyer, or any of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to Grant Thornton LLP (the “Independent Accountant”). In the event that Grant Thornton LLP refuses or is otherwise unable to act as the Independent Accountant, the Sellers and Buyer shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Sellers and Buyer (such agreement not to be unreasonably withheld, conditioned or delayed), in which event “Independent Accountant” shall mean such firm. Within thirty (30) calendar days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the Parties, of the appropriate amount of each of the Unresolved Matters on the basis of the standards and guidelines set forth in this Agreement and in accordance with the Accounting Principles. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Sellers or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Sellers in the Notice of Adjustment Disagreement or Buyer in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Buyer and the Sellers shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.8(b). The fees and expenses of the Independent Accountant shall be borne by Buyer, on the one hand, and the Sellers, on the other hand, based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Sellers’ position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Buyer and forty percent (40%) of the fees and expenses of the Independent Accountant would be jointly borne by the Sellers).

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(c)            The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Sellers to Buyer prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Buyer to the Sellers pursuant to Section 2.8(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Sellers to Buyer prior to the expiration of the Adjustment Review Period and Buyer and the Sellers are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Buyer to the Sellers pursuant to Section 2.8(b) as adjusted pursuant to the written agreement executed and delivered by Buyer and the Sellers or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Sellers to Buyer prior to the expiration of the Adjustment Review Period and Buyer and the Sellers are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Buyer to the Sellers pursuant to Section 2.8(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.8(b).

(d)            If the U.S. Cash Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.8) is less than the U.S. Cash Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Deficit Amount”), then the Sellers shall owe Buyer the full amount of the Post-Closing Deficit Amount. Each Seller shall promptly, and in no event later than five (5) Business Days following the date of determination of the Post-Closing Deficit Amount, pay such Seller’s Pro Rata Fraction of the amount of the shortfall to Buyer.

(e)            If the U.S. Cash Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.8) is more than the U.S. Cash Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Excess Amount”), then Buyer shall promptly (and in no case later than five (5) Business Days following determination of such Post-Closing Excess Amount) transfer, or shall cause to be transferred to each Seller, by wire transfer of immediately available funds to the accounts set forth next to such Seller’s name on the U.S. Allocation Schedule, an amount in cash equal to (i) such Seller’s Pro Rata Fraction multiplied by (ii) the Post-Closing Excess Amount.

(f)             Buyer and ODA shall be entitled to conclusively rely upon the U.S. Allocation Schedule delivered by the Sellers, including with respect to whether any individual Seller received the appropriate portion of any such distribution, and in no event will Buyer, ODA or any of their respective Affiliates have any liability to any Person on account of payments or distributions made in accordance with the updated U.S. Allocation Schedule delivered by the Sellers.

(g)            Any payment to be made pursuant to Section 2.8 shall be (i) treated by all Parties for Tax purposes as an adjustment to the U.S. Cash Consideration to the maximum extent permitted by applicable Law and (ii) paid in cash and made to the account designated in writing by Buyer or Sellers, as applicable.

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2.9          Equitable Adjustments. If at any time during the period between the Agreement Date and the U.S. Closing Date (and with respect to the release of the Earnout Consideration, if paid in shares of Buyer Common Stock, on or prior to the release of the Earnout Consideration pursuant to the terms of this Agreement), any change in the outstanding shares of Buyer Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement that is based on the price of Buyer Common Stock or the number of shares of Buyer Common Stock shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect with respect to the Buyer Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

Article III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

Subject to the disclosures set forth in the disclosure schedules delivered to Buyer by the Acquired Companies on or prior to the Agreement Date (the “Acquired Company Disclosure Schedule”), the Sellers hereby represent and warrant, severally and not jointly, as of the Agreement Date (with respect to the Acquired Companies and their respective Subsidiaries) and as of the U.S. Closing Date (with respect to ODA and its Subsidiaries) and the Australia Closing Date (with respect to ODA Australia and its Subsidiaries) (except to the extent any such representation or warranty expressly related to a different date, in which case, as of such date) to Buyer as follows (and the Sellers acknowledge that Buyer enters into this Agreement, any Related Agreements and the Transactions in reliance on the Sellers’ representations and warranties contained in this Article III):

3.1          Organization of the Acquired Companies.

(a)           Each of the Acquired Companies and each of their respective Subsidiaries is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and, where such concept is applicable, in good standing under the laws of its jurisdiction of organization. Each Acquired Company and each of its Subsidiaries has the corporate, limited liability company or limited partnership power and authority, as applicable, to own, operate, distribute and lease its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, operated, distributed or leased by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified would not be material, individually or in the aggregate, to such Acquired Company.

(b)           Section 3.1(b) of the Acquired Company Disclosure Schedule sets forth a correct and complete list of: (i) the names of the members of the board of directors or managers, as applicable, of each Acquired Company and each of its Subsidiaries and (ii) the names and titles of the officers of each Acquired Company and each of its Subsidiaries, in each case as of the Agreement Date.

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(c)           Section 3.1(c) of the Acquired Company Disclosure Schedule lists every state or foreign jurisdiction in which the Acquired Companies and their respective Subsidiaries have Service Providers or facilities or otherwise conduct business as of the Agreement Date (specifying the existence of Service Providers or facilities in each such state or jurisdiction).

(d)           The Acquired Companies have made available correct and complete copies of the Governing Documents of each Acquired Company and each of its Subsidiaries. No board of directors or managers (or equivalent governing body) of any Acquired Company or any of its Subsidiaries has approved or proposed, nor, to the Knowledge of the Sellers, has any other Person proposed, any amendment to any of the current Governing Documents of the Acquired Companies or their respective Subsidiaries. No Acquired Company or any of its Subsidiaries is or has been in violation of any of the provisions of its Governing Documents.

3.2          Capital Structure.

(a)           As of the Agreement Date, (i) the authorized capital stock of ODA consists of 1,000,000 shares of capital stock, of which 225,000 shares of capital stock are issued and outstanding, and ODA holds no treasury shares and (ii) the issued capital stock of ODA Australia consists of two fully paid ordinary shares and ODA Australia holds no treasury shares. Section 3.2(a) of the Acquired Company Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of the holders of issued and outstanding and authorized Equity Interests of the Acquired Companies and their respective Subsidiaries with the number and type of such Equity Interests so owned by each such holder and any beneficial holders thereof. All issued and outstanding Equity Interests of the Acquired Companies and their respective Subsidiaries are duly authorized and validly issued and (if applicable) are fully paid and non-assessable (where such concepts are applicable) and are free and clear of any Liens (other than any Liens arising under applicable securities laws), outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Governing Documents of the Acquired Companies and their respective Subsidiaries or any Contract to which the Acquired Companies or their respective Subsidiaries are a party or by which the Acquired Companies, their respective Subsidiaries or any of its or their respective assets are bound. There is no Liability for dividends accrued and unpaid by the Acquired Companies or their respective Subsidiaries. The Acquired Companies and their respective Subsidiaries are not under any obligation to register under the Securities Act or any other Law any Equity Interests of the Acquired Companies or their respective Subsidiaries, whether currently outstanding or that may subsequently be issued. All issued and outstanding Equity Interests of the Acquired Companies and their respective Subsidiaries were issued in compliance with Law and all requirements set forth in the Governing Documents of the Acquired Companies and their respective Subsidiaries, as applicable, and any applicable Contracts to which the Acquired Companies or their respective Subsidiaries are a party or by which the Acquired Companies, their respective Subsidiaries or any of their respective assets is bound. No Equity Interests of the Acquired Companies or their respective Subsidiaries are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(b)           There are no authorized, issued, promised or outstanding Equity Interests in the Acquired Companies other than the Subject Securities. No Person holds or has been promised any Equity Interests, options, stock appreciation rights or other forms of compensatory equity or equity-linked interests, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Acquired Companies, their respective Subsidiaries or the Sellers are a party or by which it or their respective assets are bound, (i) obligating the Acquired Companies or any of their Subsidiaries or the Sellers to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests, or other rights to purchase or otherwise acquire any Equity Interests, of the Acquired Companies and their Subsidiaries (or any compensatory equity or equity-linked interests with respect to such Equity Interests), whether vested or unvested, or (ii) obligating the Acquired Companies or any of their Subsidiaries to grant, extend, accelerate the vesting or repurchase rights of, change the price of, any Equity Interests or otherwise enter into any such right or Contract.

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(c)           There is no Indebtedness of the Acquired Companies or their respective Subsidiaries (i) granting a holder the right to vote on any matters on which any Seller may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of any Acquired Company or any of its Subsidiaries, issued or outstanding as of the Agreement Date.

(d)           There are no Contracts relating to voting, purchase, sale or transfer of any Equity Interests of the Acquired Companies or their Subsidiaries (i) between or among an Acquired Company or any of its Subsidiaries, on the one hand, and any Seller or other holder of Equity Interests of the Acquired Companies or any of their Subsidiaries, on the other hand, and (ii) to the Knowledge of the Sellers, between or among any holders of Equity Interests of the Acquired Companies or any of their Subsidiaries.

(e)           As of (i) the U.S. Closing Date, (A) the number of Equity Interests set forth in the U.S. Allocation Schedule as being owned by a Person, shall constitute the entire interest of such Person in the issued and outstanding Equity Interests of ODA and its Subsidiaries, (B) no Person not disclosed in the U.S. Allocation Schedule shall have a right to acquire from ODA nor any of its Subsidiaries any Equity Interests of ODA or its Subsidiaries and (C) the Equity Interests of ODA and its Subsidiaries disclosed in the U.S. Allocation Schedule shall be free and clear of any Liens and (ii) the Australia Closing Date, (A) the number of Equity Interests set forth in the Australia Allocation Schedule as being owned by a Person, shall constitute the entire interest of such Person in the issued and outstanding Equity Interests of ODA Australia and its Subsidiaries, (B) no Person not disclosed in the Australia Allocation Schedule shall have a right to acquire from ODA Australia nor any of its Subsidiaries any Equity Interests of ODA Australia or its Subsidiaries and (C) the Equity Interests of ODA Australia and its Subsidiaries disclosed in the Australia Allocation Schedule shall be free and clear of any Liens.

3.3          No Other Subsidiaries; Ownership Interests

(a)           Section 3.3(a) of the Acquired Company Disclosure Schedule sets forth each Subsidiary of the Acquired Companies (including its name and place of incorporation or organization). Each Subsidiary of the Acquired Companies is wholly owned, directly or indirectly, by an Acquired Company. Other than as set forth on Section 3.3(a) of the Acquired Company Disclosure Schedule, the Acquired Companies do not, directly or indirectly, own any Equity Interests in or any interest convertible or exchangeable or exercisable for, any Equity Interests, in, any Person.

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(b)           Other than as set forth on Section 3.3(b) of the Acquired Company Disclosure Schedule, no Person owns any Equity Interests in or any interest convertible or exchange or exercisable for, any Equity Interests in any Subsidiary of an Acquired Company.

(c)           No Subsidiary of an Acquired Company owns, directly or indirectly, any Equity Interests in or any interest convertible or exchangeable or exercisable for, any Equity Interests, in, any Person.

3.4          Authority and Enforceability.

(a)           Each Acquired Company has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder and consummate the transactions contemplated hereby, including the Transactions, and each Acquired Company and each Subsidiary of an Acquired Company has all requisite power and authority to execute and deliver any Related Agreement to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and any Related Agreement to which an Acquired Company or any Subsidiary of an Acquired Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Transactions, have been duly authorized by all necessary corporate action on the part of such Person and no further corporate action is required on the part of such Person to authorize this Agreement and any Related Agreements to which such Person is a party and the transactions contemplated hereby and thereby, including the Transactions. There is no vote, approval or consent of the holders of any securities of either Acquired Company necessary to adopt this Agreement and each of the Related Agreements and approve the transactions contemplated hereby and thereby, including the Transactions. This Agreement and each of the Related Agreements to which an Acquired Company or any Subsidiary of an Acquired Company is a party have been, or as of the applicable Closing shall be, duly executed and delivered by such Person and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of such Person enforceable against it in accordance with their respective terms, subject to (A) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, (B) by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(b)           Each Acquired Company, each Subsidiary of an Acquired Company, each governing body of an Acquired Company and the shareholders of each Acquired Company have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Governing Documents of an Acquired Company or any Subsidiary of an Acquired Company shall not be applicable to Buyer or an Acquired Company or to the execution, delivery or performance of the Transactions.

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3.5          No Conflict. Except as set forth on Section 3.5 of the Acquired Company Disclosure Schedule, the execution and delivery by each Acquired Company of this Agreement and the execution and delivery by each Acquired Company and any Subsidiary of an Acquired Company of any Related Agreement to which such Acquired Company or such Subsidiary of an Acquired Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, shall not (a) conflict with or result in any violation or breach of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from, or notice to, any Person pursuant to: (i) any provision of the Governing Documents of the Acquired Companies or any of their Subsidiaries; (ii) any Contract to which an Acquired Company or any Subsidiary of an Acquired Company is a party or by which an Acquired Company, a Subsidiary of an Acquired Company or any of their respective properties and assets are subject or any permit affecting the properties, assets or business of the Acquired Companies or any of their Subsidiaries; or (iii) any Law or Order applicable to the Acquired Companies, any of their Subsidiaries or any of their respective properties or assets (whether tangible or intangible) or (b) result in the creation of any Lien (other than any Liens arising under applicable securities laws) on any of the material assets of an Acquired Company or any Subsidiary of an Acquired Company or any of the Equity Interests of an Acquired Company or any Subsidiary of an Acquired Company. Section 3.5 of the Acquired Company Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Material Contracts with the Acquired Company or any of their Subsidiaries that are required thereunder in connection with the Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the applicable Closing so as to preserve all rights of, and benefits to, the Acquired Companies or any of their Subsidiaries under such Material Contracts from and after the applicable Closing. Immediately following the applicable Closing, the Acquired Companies and each of their Subsidiaries shall continue to be permitted to exercise all of their respective rights, as applicable, under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Acquired Companies or their Subsidiaries would otherwise be required to pay pursuant to the terms of such Material Contracts had the Transactions not occurred.

3.6          Governmental Authorization. Except as set forth on Section 3.6 of the Acquired Company Disclosure Schedule, no consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing, with any Governmental Entity or any other Person is required by, or with respect to, an Acquired Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which such Acquired Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, including the Transactions.

3.7          Financial Statements; No Undisclosed Liabilities.

(a)           The Acquired Companies have delivered to Buyer correct and complete copies of (i) the unaudited balance sheets and statements of income of the Acquired Companies as of and for the year ended December 31, 2022, and (ii) the reviewed balance sheets and statements of income of the Acquired Companies as of and for the year ended December 31, 2021 (collectively, the “Financials”), which are included as Section 3.7(a) of the Acquired Company Disclosure Schedule. The Financials (A) are derived from and in accordance with the books and records of the applicable Acquired Company and its Subsidiaries, (B) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (C) fairly and accurately present the consolidated financial condition of the applicable Acquired Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the applicable Acquired Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or shall be material in amount), and (D) except as set forth on Section 3.7(a) of the Acquired Company Disclosure Schedule, were prepared in accordance with GAAP or Australian Accounting Standards, as applicable, except for the absence of footnotes in the unaudited Financials, applied on a consistent basis throughout the periods indicated and consistent with each other.

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(b)           None of the Acquired Companies nor any of their Subsidiaries has any Liabilities of any nature other than (i) those set forth on or adequately provided for on the face of the balance sheets (the “Current Balance Sheets”) included in the Financials as of December 31, 2022 (the “Balance Sheet Date”), (ii) those incurred in the conduct of the Acquired Companies’ or their Subsidiaries’ business since the Balance Sheet Date in the Ordinary Course of Business that are of the type that ordinarily recur and do not result from any breach of Contract, warranty, infringement, tort or violation of Law, (iii) those incurred by the Acquired Companies or any of their Subsidiaries in connection with the execution of this Agreement, (iv) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof), (v) those that constitute performance or ordinary course payment obligations under executory Contracts to which an Acquired Company or any of its Subsidiaries is a party or by which an Acquired Company or any of its Subsidiaries is bound and which have been disclosed on the Acquired Company Disclosure Schedule, (vi) are expressly contemplated by or incurred under this Agreement, (vii) those that would not be required to be disclosed in a balance sheet prepared in accordance with GAAP or Australian Accounting Standards, as applicable, or (viii) as set forth on Section 3.7(b) of the Acquired Company Disclosure Schedule. Except for Liabilities reflected in the Financials, no Acquired Company nor any of its Subsidiaries has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by an Acquired Company or any of its Subsidiaries. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP or Australian Accounting Standards, as applicable, consistently applied and are adequate.

(c)           Section 3.7(c) of the Acquired Company Disclosure Schedule sets forth a correct and complete list of all Indebtedness of the Acquired Companies and each of their Subsidiaries, including, for each such item of Indebtedness, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the U.S. Closing.

(d)           As of the date hereof, no Acquired Company or any of its Subsidiaries has identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “material weakness” in the internal controls over preparation of financial statements of the Acquired Companies and their respective Subsidiaries, or (y) fraud, whether or not material, that involves management or other employees of an Acquired Companies and its Subsidiaries who have a role in the preparation of financial statements of such Acquired Company and its Subsidiaries.

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3.8          No Changes. Since the Balance Sheet Date: (a) each Acquired Company and each Subsidiary of an Acquired Company has conducted its business only in the Ordinary Course of Business; (b) there has not occurred a Material Adverse Effect with respect to any Acquired Company or any Subsidiary of an Acquired Company; and (c) no Acquired Company nor any Subsidiary of an Acquired Company has taken any action that, if taken after the Agreement Date, would constitute a breach of, or require the written consent of Buyer under, Section 7.1 or Section 7.2.

3.9          Tax Matters.

(a)           Each Acquired Company and each of its Subsidiaries has (A) prepared and timely filed or caused to be timely filed (including pursuant to a timely filed extension) all Tax Returns required to be filed by it, and such Tax Returns are true, correct, and complete in all material respects and (B) timely paid all Taxes required to be paid by it (whether or not shown on a Tax Return). No Acquired Company nor any of its Subsidiaries is a beneficiary of any outstanding extension of time within which to file any Tax Return.

(b)           Each Acquired Company and each of its Subsidiaries has (A) paid or withheld or collected with respect to its Service Providers, stockholders, other Subsidiaries of such Acquired Company and other third parties, all Taxes and similar fees required to be paid or withheld or collected, and have timely paid over any such Taxes and other amounts to the appropriate Governmental Entity in accordance with applicable Law, (B) filed correct and complete information Tax Returns to the extent required to be filed by such Acquired Company or its Subsidiaries with respect thereto, and (C) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, deduction, collection and remittance of Taxes.

(c)           There is no Tax deficiency outstanding, assessed or proposed against any Acquired Company or its Subsidiaries, and no Acquired Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or agreed to any extension of the period for the assessment or collection of any Tax and no request for any such waiver or extension has been filed or is currently pending. There are no matters under discussion with any Governmental Entity with respect to Taxes that could reasonably result in additional liability for Taxes with respect to any Acquired Company or its Subsidiaries. No issues relating to Taxes of any Acquired Company or any of its Subsidiaries were raised by the relevant Governmental Entity in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d)           No audit or other examination of any Tax Return of an Acquired Company nor any of its Subsidiaries is presently in progress, nor has an Acquired Company or any of its Subsidiaries been notified of any request for such an audit or other examination. No claim has ever been made by any Taxing Authority in a jurisdiction where the Acquired Companies or their Subsidiaries do not file Tax Returns that an Acquired Company or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, in that jurisdiction. No adjustment relating to any Tax Return filed by an Acquired Company or any of its Subsidiaries has been proposed by any Taxing Authority. No Acquired Company nor any of its Subsidiaries is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. There are no matters relating to Taxes under discussion between any Taxing Authority and an Acquired Company or any of its Subsidiaries.

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(e)           As of the Balance Sheet Date, no Acquired Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the face of the Current Balance Sheets (rather than in any notes thereto), whether asserted or unasserted, contingent or otherwise, and no Acquired Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business (or recognized any extraordinary gain) since the Balance Sheet Date.

(f)            Each Acquired Company has delivered to Buyer correct and complete copies of all income, sales and use, value added, and other material Tax Returns filed by such Acquired Company and each of its Subsidiaries for the past four (4) taxable years, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of such Acquired Company and any of its Subsidiaries. Section 3.9(f) of the Acquired Company Disclosure Schedule sets forth each jurisdiction where each Acquired Company and its Subsidiaries will be required to file a Tax Return following the applicable Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. No power of attorney with respect to Taxes has been granted with respect to an Acquired Company nor any of its Subsidiaries.

(g)           There are no Liens on the assets of an Acquired Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(h)           No Acquired Company nor any of its Subsidiaries has been, during the applicable period provided in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(i)            No Acquired Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(j)            No Acquired Company nor any of its Subsidiaries has (A) participated in any “reportable transaction” as defined in Section 6707A(c) of the Code or the treasury regulations promulgated thereunder, engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP, or (B) participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law. No Acquired Company nor any of its Subsidiaries has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(k)           No Acquired Company nor any of its Subsidiaries, nor any predecessor of an Acquired Company or any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal Income Tax Return, (B) ever been a party to any Tax sharing, indemnification, reimbursement, allocation agreement or other similar contract, or owes any amount under any such agreement, (C) any potential liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of Law, by contract, or otherwise, or (D) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

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(l)            No Acquired Company nor any of its Subsidiaries, nor Buyer as a result of its acquisition of the Acquired Companies and their Subsidiaries, will be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof ending after the applicable Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, or use of an improper method of accounting, or otherwise (including as a result of the Transactions) for a taxable period that ends on or prior to the applicable Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the applicable Closing Date, (C) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring before the applicable Closing, (D) any installment sale or open transaction disposition made on or prior to the applicable Closing Date, (E) any deferred revenue or prepaid amount received on or prior to the applicable Closing Date, or (F) the application of Sections 951, 951A or 965 of the Code.

(m)           Each Acquired Company and each of its Subsidiaries uses the accrual method of accounting for Income Tax purposes.

(n)           No Acquired Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation.

(o)           No Acquired Company nor any of its Subsidiaries has ever (A) participated in or cooperated with an international boycott as defined in Section 999 of the Code, (B) been subject to any accumulated earnings Tax or personal holding company Tax, (C) had branch operations in any foreign country, (D) been party to a gain recognition agreement under Section 367 of the Code, or (E) incurred a dual consolidated loss within the meaning of Section 1503 of the Code. No Acquired Company nor any of its Subsidiaries has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Tax ruling, clearance or consent has been issued to an Acquired Company or any of its Subsidiaries, and no Acquired Company or any of its Subsidiaries has applied for any Tax ruling, clearance or consent. To the extent required by applicable Law, each Acquired Company and its Subsidiaries has timely filed all reports and have created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any non-U.S. Tax Law).

(p)           Each Acquired Company and each of its Subsidiaries is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Acquired Company and each of its Subsidiaries (as required under Section 482 of the Code and any other applicable federal, state, local or foreign Laws and regulations). No Acquired Company nor any of its Subsidiaries has ever entered into a cost sharing arrangement to share research and development costs and rights to any developed intellectual property.

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(q)           Section 3.9(q) of the Acquired Company Disclosure Schedule lists all Tax holidays and similar Tax benefits which have current applicability to an Acquired Company and each of its Subsidiaries. Each Acquired Company and each of its Subsidiaries is currently in compliance with the requirements for all such Tax holidays and similar Tax benefits and have been in compliance since such holiday or benefit was originally claimed by such Acquired Company or its Subsidiaries. To the Knowledge of the Sellers, no Tax holiday or similar Tax benefit of an Acquired Company and or any of its Subsidiaries will terminate or be subject to recapture or clawback by reason of the Transactions.

(r)            ODA (together with any predecessor entities) has been at all times since January 1, 1998, a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Laws to the extent they recognize S corporation status. Sellers will not take any action prior to the U.S. Closing to terminate an ODA’s S corporation election or status and ODA will be an S corporation until the U.S. Closing. The IRS has not challenged or threatened to challenge the status of ODA as an S corporation for federal income tax purposes under the Code. ODA has not, in the past ten (10) years, acquired assets from another corporation in a transaction in which ODA’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor. ODA does not have any potential Liability for any Tax under Section 1374 of the Code (or any similar provision of federal, state or local Law). At no time has ODA (or any predecessor of ODA) experienced: (1) any corporate level Tax event under Section 1374 or any other similar provision of federal, state or local Law or (2) any type or form of voluntary, involuntary or inadvertent termination of its S corporation. At all times since ODA has owned any Subsidiary, such Subsidiary has been validly treated as a qualified subchapter S subsidiary. Section 3.9(r) of the Acquired Company Disclosure Schedule sets forth the entity classification of each Acquired Company and their respective Subsidiaries for U.S. federal income Tax purposes.

(s)           There is no property or obligation of any Acquired Company or any of its Subsidiaries, including uncashed checks to vendors, customers or Service Providers, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar applicable Laws.

(t)            No Equity Interests of an Acquired Company are a “covered security” within the meaning of Section 6045(g) of the Code, nor are there any Equity Interests of an Acquired Company that were issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. No Acquired Company nor any of its Subsidiaries has ever issued any Equity Interests that were subject to a vesting arrangement or that were otherwise subject to a “substantial risk of forfeiture” as such term is defined, and used, in Section 83 of the Code and the regulations promulgated thereunder.

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(u)           ODA Australia (A) is a “controlled foreign corporation” as defined in Section 957(a) of the Code, (B) has never been a “passive foreign investment company” as defined in Section 1297 of the Code, (C) is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, and (D) is not subject to U.S. federal income Tax under any provision of the Code. No Acquired Company nor any of its Subsidiaries would be required to include any amount as income under Section 951 of the Code were the taxable year of any Subsidiary of an Acquired Company deemed to close on the applicable Closing Date. Neither ODA Australia nor any Subsidiary of an Acquired Company has an investment in “United States property” within the meaning of Section 956 of the Code.

(v)           Each Acquired Company and each of its Subsidiaries has collected, remitted and reported to the appropriate Taxing Authority all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. Each Acquired Company and each of its Subsidiaries has complied in all respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(w)          ODA qualifies as a small business corporation within the meaning of Code Section 1361(b) (without regard to Section 1361(b)(1)(C) thereof) and is therefore exempt from Section 280G of the Code pursuant to Code Section 280G(b)(5)(A)(i).

(x)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

(y)           There is no Acquired Company Employee Plan or other contract, agreement, plan or arrangement to which ODA, ODA Australia or any of their respective Subsidiaries is a party that requires ODA, ODA Australia or any of their respective Subsidiaries to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(z)           No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider as a result of the operation of Section 409A of the Code.

(aa)         Notwithstanding anything to the contrary elsewhere in this Section 3.9 but without limitation of this Section 3.9, subject to the disclosures set forth in Section 3.9 of the Acquired Company Disclosure Schedule, the Sellers hereby represent and warrant, severally and not jointly, to Buyer as set forth in the Tax Addendum with respect to ODA Australia, in each case, on the terms set forth in the Tax Addendum. For the avoidance of doubt, in the event of a conflict between any representation or warranty included in this Section 3.9 (other than this Section 3.9(aa)) and the Tax Addendum, in each case, solely with respect to ODA Australia, the Tax Addendum shall control and take precedence with respect to the matters specifically set forth therein.

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3.10       Restrictions on Business Activities. Except as set forth on Section 3.10 of the Acquired Company Disclosure Schedule, there is no Contract (non-competition or otherwise), commitment or Order to which an Acquired Company or any of their respective Subsidiaries is a party or which is otherwise binding upon an Acquired Company or any of their respective Subsidiaries (or any of their respective assets) that has or may reasonably be expected to have the effect of (a) prohibiting or materially impairing (i) any business practice of such Acquired Company or any of its Subsidiaries, (ii) any acquisition of property (tangible or intangible) by such Acquired Company or any of its Subsidiaries, or (iii) the conduct of business by such Acquired Company or any of its Subsidiaries, including the ability of such Acquired Company or any of its Subsidiaries to operate in any geography of the world or with any Person, including any Contract (A) that contains covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers or employees, and exclusive dealings arrangements or (B) under which such Acquired Company or any of its Subsidiaries is restricted from hiring or soliciting potential employees, consultants or independent contractors or (b) otherwise limiting the freedom of such Acquired Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, none of the Acquired Companies nor any of their Subsidiaries has entered into any Contract under which the Acquired Companies or any of their Subsidiaries is restricted from selling, licensing, delivering or otherwise distributing or commercializing any of Acquired Company Owned IP or Acquired Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.11        Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.

(a)           None of the Acquired Companies nor any of their Subsidiaries owns or has ever owned any real property.

(b)           Section 3.11(b) of the Acquired Company Disclosure Schedule sets forth a list, as of the Agreement Date, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from an Acquired Company or any Subsidiary of an Acquired Company or otherwise used or occupied by an Acquired Company or any Subsidiary of an Acquired Company for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof, as well as any master leases or overleases with respect to any subleases or underleases, and any binding offers or options to lease, sublease or license any real property (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which an Acquired Company or any Subsidiary of an Acquired Company is bound. The Acquired Companies have delivered or made available to Buyer true, correct and complete copies of all Lease Agreements. Other than the Leased Real Property, no Acquired Companies nor any Subsidiary of an Acquired Company currently possesses, uses, leases, operates or occupies any real property.

(c)           There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) on the part of an Acquired Company, its Subsidiaries, or the counterparties to the Lease Agreements.

(d)           The Lease Agreements are valid and effective in accordance with their respective terms, subject to the Enforceability Exceptions.

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(e)            No Acquired Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(f)            All rent (including base rent and additional rent) due and payable with respect to each Lease Agreement has been paid to date.

(g)           The landlord or sublandlord, as the case may be, under each Lease Agreement, is not holding any deposits or rents paid more than one month in advance from an Acquired Company or any of its Subsidiaries and no monetary amounts are owed by an Acquired Company or any of its Subsidiaries to any landlord or sublandlord, as the case may be, under any Lease Agreement, except as expressly set forth in the Lease Agreements.

(h)           No Acquired Company nor any of its Subsidiaries has exercised or waived or given any notice purporting to exercise or waive, or received written notice purporting to terminate, any expansion, renewal, rights of first offer, rights of first refusal or termination rights under any Lease Agreement.

(i)            No Acquired Company nor any of its Subsidiaries owes any outstanding brokerage commissions or finder’s fees with respect to any Leased Real Property.

(j)             No Acquired Company nor any of its Subsidiaries has received notice of any violation of a building code, zoning, or similar law applicable to any of the Leased Real Property or of any defect in all or any portion of the Leased Real Property.

(k)           The Leased Real Property is adequate and suitable for the conduct of business by the Acquired Companies and their Subsidiaries as presently conducted.

(l)            The Acquired Companies and their Subsidiaries have good title to, or valid leasehold interests in, all of their properties, and interests in properties and assets, real and personal, reflected on the Current Balance Sheets or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Acquired Companies and their Subsidiaries, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.

(m)          All material machinery, equipment, and other tangible assets of the Acquired Companies and their Subsidiaries (other than real property) currently being used in the conduct of the Acquired Company Business have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such assets has been materially deferred by the Acquired Companies or their Subsidiaries.

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3.12        Intellectual Property.

(a)           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)           “Acquired Company IP” shall mean (i) all Technology and Intellectual Property Rights in the Acquired Company Products, and (ii) all Acquired Company Owned IP.

(ii)           “Acquired Company Owned IP” shall mean any and all Intellectual Property Rights, including Registered IP that are owned or purported to be owned by an Acquired Company or any of its Subsidiaries.

(iii)           “Acquired Company Products” shall mean all products and services that have been or are as of the Agreement Date provided, made available, marketed, distributed, offered online, offered for sale, sold, leased, loaned, or licensed by or on behalf of an Acquired Company or any of its Subsidiaries, at any time prior to the Agreement Date (including through resellers and other channel partners) as such Acquired Company’s own products or services under one or more of such Acquired Company’s Trademarks, including any products and services under development by or on behalf of any Acquired Company as of the Agreement Date.

(iv)          “Acquired Company Software” shall mean the software that embodies any Acquired Company IP.

(v)           “Acquired Company Source Code” shall mean any software source code owned or purported to be owned by an Acquired Company or any of its Subsidiaries.

(vi)          “Contaminant” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “malware,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device or any information contained thereon or processed thereby; or (ii) damaging or destroying any data or file without the user’s consent.

(vii)         “Information Privacy and Security Laws” shall mean any Law, rule, regulation or directive, all guidance issued by any Governmental Entity thereunder and any applicable industry or self-regulatory guidelines, relating to: (a) the privacy, protection, integrity or security of Personal Data, including as relevant to the receipt, collection, monitoring, maintenance, modification, hosting, creation, transmission, use, analysis, disclosure, storage, retention, disposal and any other operation or set of operations performed in relation to Personal Data (“Processing”) or (b) requirements for websites and mobile applications comprising online behavioral advertising and tracking technologies, call or electronic monitoring or recording, or any outbound communications, including outbound calling and text messaging, telemarketing and email marketing.

(viii)        “Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology and intellectual property rights, including: (i) rights in, arising out of, or associated with works of authorship, including rights granted under US federal and state law, under the law of any other jurisdiction; (ii) rights in, arising out of, or associated with databases; (iii) rights in, arising out of, or associated with inventions, including rights granted under the Patent Act (“Patent Rights”); (iv) rights in, arising out of, or associated with trademarks, service marks, trade dress and trade names including rights granted under U.S. Federal and state law and under the law of any other jurisdiction, and any goodwill associated therewith (“Trademarks”); (v) rights in, arising out of, or associated with confidential information and trade secrets, including rights described under the Uniform Trade Secrets Act; (vi) rights of attribution and integrity and other moral rights of an author; (vii) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, publicity or similar rights; (viii) rights in, arising out of, or associated with domain names and social media accounts; and (ix) rights arising out of any similar laws arising in any jurisdiction in the world.

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(ix)           “Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).

(x)           “Personal Data” shall mean any and all information that identifies, relates to, describes, or that can reasonably be associated, directly or indirectly, with an individual natural person, household, or such person’s browser or device. Personal Data also includes any information defined as “personal data,” “personally identifiable information,” or “personal information” or any information of a similar character, the Processing of which is governed by any Law.

(xi)           “Privacy Statements” shall mean, collectively, all of an Acquired Company’s and its Subsidiaries’ internal privacy policies, privacy statements and commitments made to customers, and publicly posted privacy notices (including if posted on or in connection with such Acquired Company’s or its Subsidiaries’ products and services) regarding Processing, privacy or security of Personal Data.

(xii)         “Protected Information” shall mean (a) Personal Data; (b) any Acquired Company IP, Acquired Company Confidential Information or other confidential information of an Acquired Company or its Subsidiaries that such Acquired Company or its Subsidiaries receives, creates, transmits or maintains in electronic form through such Acquired Company’s or its Subsidiaries’ systems networks or other information technology; or (c) any sensitive information or highly confidential covered by any requirements of any Contract.

(xiii)        “Registered IP” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with the foregoing.

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(xiv)        “Shrink-Wrap Software” shall mean any generally commercially available, non-customized software in executable code or hosted form that is available for an annual cost of not more than U.S. $5,000 for a single user or work station (or $10,000, in the aggregate for all users and work stations) and not distributed by an Acquired Company or any of its Subsidiaries.

(xv)         “Technology” shall mean all forms of technology and content, including any or all of the following: (A) published and unpublished works of authorship, including audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings; (B) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (C) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (D) databases, data compilations and collections and technical data; and (E) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including the foregoing in tangible embodiments, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

(b)           Registered IP. Section 3.12(b)(1) of the Acquired Company Disclosure Schedule lists, as of the Agreement Date: (i) each item of Registered IP which is owned, filed in the name of, or purported to be owned by an Acquired Company or any of its Subsidiaries or subject to a valid obligation of assignment to such Acquired Company or any Subsidiary (whether owned exclusively, jointly with another Person, or otherwise) (“Acquired Company Registered IP”); (ii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; (iii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration and application numbers; (iv) the filing date, and issuance/registration/grant date; and (v) all domain names owned or purported to be owned by an Acquired Company. Section 3.12(b)(2) of the Acquired Company Disclosure Schedule lists, as of the Agreement Date: (y) any formal actions that must be taken by an Acquired Company or any of its Subsidiaries within ninety (90) days of the Agreement Date with respect to any Acquired Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (z) any Legal Proceedings pending before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which an Acquired Company or any of its Subsidiaries is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Acquired Company Registered IP. All necessary registration, maintenance and renewal fees in connection with the Acquired Company Registered IP that are or shall be due for payment on or before the applicable Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with the Acquired Company Registered IP that are or shall be due for filing on or before the applicable Closing Date have been or shall be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Acquired Company Registered IP. Each Acquired Company and its Subsidiaries have recorded each assignment of Registered IP with the relevant Governmental Entity, in accordance with applicable Laws. Each Acquired Company has made available to Buyer correct and complete copies of all applications of each such item of Registered IP.

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(c)           Title, Validity and Enforceability. An Acquired Company or its Subsidiaries exclusively own all right, title, and interest to and in the Acquired Company Owned IP free and clear of all Liens (other than Permitted Liens). All Acquired Company Registered IP is subsisting, valid and enforceable (except with respect to applications, which are validly applied for).

(d)           Contracts.

(i)            Section 3.12(d)(i) of the Acquired Company Disclosure Schedule lists, as of the Agreement Date, all licenses or Contracts to which an Acquired Company or any of its Subsidiaries is a party or by which such Acquired Company or any of its Subsidiaries is bound pursuant to which any Intellectual Property Right or Technology is licensed to such Acquired Company or any of its Subsidiaries (other than (A) non-exclusive software licenses or software-as-a-service agreements with respect to generally commercially available off the shelf software having an annual subscription or annual total cost not greater than $10,000, including, Shrink-Wrap Software and Open Source Materials, (B) nondisclosure agreements entered in the Ordinary Course of Business, and (C) licenses of Intellectual Property Rights that are contained in a Standard Form Agreement), (collectively “Inbound Licenses”).

(ii)           Section 3.12(d)(ii) of the Acquired Company Disclosure Schedule lists, as of the Agreement Date, each license or Contract to which an Acquired Company or any of its Subsidiaries is a party or by which such Acquired Company or any of its Subsidiaries is bound pursuant to which such Acquired Company or any of its Subsidiaries has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right or interest in, any Acquired Company Owned IP (other than (A) nondisclosure agreements entered in the Ordinary Course of Business; (B) nonexclusive licenses to provide the Acquired Company Products to such Acquired Company’s or any of its Subsidiaries’ customers entered in the Ordinary Course of Business on a Standard Form Agreement; and (C) access or licenses to Acquired Company IP granted to employees, consultants, and independent contractors of an Acquired Company pursuant to Personnel Agreements on a Standard Form Agreement) (collectively, “Outbound Licenses”).

(iii)          Each Acquired Company has made available to Buyer a correct and complete copy of each standard form of Contract used by such Acquired Company and any of its Subsidiaries currently in connection with its business, including (as applicable and if any exist) each of its unmodified standard forms of: (A) Employee Agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (C) confidentiality or nondisclosure agreement; (D) customer contract providing for non-exclusive use of or access to the Acquired Company Products (collectively, the “Standard Form Agreements”).

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(e)            Acquired Company Owned IP. Each Acquired Company and its Subsidiaries has the exclusive right to bring infringement actions with respect to the Acquired Company Owned IP of such Acquired Company or such Subsidiary. No Acquired Company nor any of its Subsidiaries has (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights or Technology that are or, as of the time of such transfer or exclusive license were, owned or purported to be owned by such Acquired Company or material to such Acquired Company, its Subsidiaries or to any other Person; or (B) permitted Intellectual Property Rights or Technology that are or, were at the time, owned or purported to be owned by such Acquired Company or material to such Acquired Company or its Subsidiaries to enter into the public domain.

(f)            Development of Acquired Company IP. No Acquired Company nor any Subsidiary has jointly developed any Acquired Company IP with any other Person with respect to which such other Person has retained any rights in the developed subject matter. Without limiting the generality of the foregoing:

(i)            Except as set forth on Section 3.12(f)(i) of the Acquired Company Disclosure Schedule, each Person who is or was an employee, consultant or contractor of an Acquired Company or any Subsidiary and that was involved in the development of any Technology or Intellectual Property Rights for or on behalf of an Acquired Company or its Subsidiaries has signed a valid, enforceable agreement (A) containing a valid assignment to such Acquired Company or such Subsidiary of such Person’s rights, title and interest in and to the resulting Technology and Intellectual Property Rights, and (B) which also contains customary confidentiality provisions protecting the rights of such Acquired Company or such Subsidiary in trade secrets and other proprietary information of such Acquired Company or its Subsidiaries (such valid, enforceable agreements “Personnel Agreements”). Each Acquired Company, its Subsidiaries and, to the Knowledge of the Sellers, all other parties thereto are in compliance in all material respects with the provisions of the Personnel Agreements of the Acquired Company or Subsidiary.

(ii)           No current or former member, manager, officer, director, consultant, contractor or employee, of an Acquired Company or any Subsidiary (A) has made any claim of ownership with respect to any Acquired Company Owned IP, or (B) to the Knowledge of the Sellers, has any claim, right (whether or not currently exercisable) or interest to or in any Acquired Company Owned IP.

(iii)          To the Knowledge of the Sellers, no current or former employee of an Acquired Company or any Subsidiary is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of such Acquired Company or such Subsidiary.

(iv)          No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Technology or Intellectual Property Right for or on behalf of an Acquired Company or its Subsidiaries.

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(g)           Standards Bodies. No Acquired Company nor any of its Subsidiaries is, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates such Acquired Company or its Subsidiaries to grant or offer to any other Person any license or right to any Acquired Company Owned IP. No Acquired Company nor any of its Subsidiaries is a party to any Contract with a standards body or any similar organization involving the license to such Acquired Company or its Subsidiaries of “standards essential” Technology or Intellectual Property Rights, and no Acquired Company nor any Subsidiary has reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.

(h)           Protection of Trade Secrets. Each Acquired Company and its Subsidiaries have taken reasonable steps and precautions to maintain the confidentiality of, and otherwise protect and enforce its rights in, all proprietary and confidential information that such Acquired Company and its Subsidiaries hold, or purport to hold, as a trade secret or maintains, or purport to maintain, as confidential (“Confidential Information”). Except as set forth in Section 3.12(h) of the Acquired Company Disclosure Schedule, there has been no breach of confidentiality obligations on the part of any Acquired Company or, to the Knowledge of each Seller, by any third party with respect to Confidential Information.

(i)            Enforcement. To the Knowledge of each Seller, no Person has infringed, misappropriated or otherwise violated within the past three (3) years, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Company Owned IP. Section 3.12(i) of the Acquired Company Disclosure Schedule lists (and each Acquired Company has made available to Buyer a correct and complete copy of) each letter or other written or electronic communication, or correspondence or claim that has been sent or otherwise delivered to any other Person by an Acquired Company, any Subsidiary of an Acquired Company, or any of their representatives, regarding any actual, alleged or suspected infringement or misappropriation of any Acquired Company Owned IP.

(j)            Non-Infringement. The operation of the business of each Acquired Company and its Subsidiaries as currently conducted by such Acquired Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, sale, provision, and licensing out of any Acquired Company Product, has not and does not infringe, violate or misappropriate, and shall not infringe, violate or misappropriate, when conducted as so contemplated or in substantially the same manner as currently conducted by such Acquired Company and its Subsidiaries following the applicable Closing, any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. Without limiting the generality of the foregoing:

(i)           No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property Rights of another Person is pending or, to the Knowledge of each Seller, threatened in writing or otherwise, against an Acquired Company or its Subsidiaries or, to the Knowledge of each Seller, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by such Acquired Company or its Subsidiaries with respect to such Legal Proceeding.

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(ii)           No Acquired Company nor any Subsidiary has received any notice or other communications (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by such Acquired Company or any Subsidiary of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that such Acquired Company or any Subsidiary obtain a license to any Intellectual Property Rights of another Person in a manner that reasonably implies infringement or violation in the absence of a license thereto.

(k)            Acquired Company Software. As of the Agreement Date, the Acquired Company Software does not contain any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that: (A) materially and adversely affects the use, functionality or performance of such Acquired Company Software or any product or system containing or authorized or intended to be used in conjunction with such Acquired Company Software; or (B) causes or would cause an Acquired Company or any Subsidiary to fail to comply, with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Acquired Company Software or any product or system containing or authorized or intended to be used in conjunction with such Acquired Company Software, in each case to an extent greater than in the Ordinary Course of Business. As of the Agreement Date, no Acquired Company Software contains any Contaminant other than those resolved in the Ordinary Course of Business.

(l)            Acquired Company Source Code. No Acquired Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee, consultant or independent contractor of an Acquired Company or any of its Subsidiaries subject to a Personnel Agreement. No Acquired Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Acquired Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Acquired Company Source Code to any other Person.

(m)          Open Source.

(i)           Section 3.12(m)(i) of the Acquired Company Disclosure Schedule lists, as of the Agreement Date: (A) each item of Open Source Materials that is contained in, distributed with, linked with the current version any Acquired Company Software or from which any part of the current version of any Acquired Company Software is derived; (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material that is software; (C) the Acquired Company Product to which each such item of Open Source Material relates; (D) whether such Open Source Material has been modified by or on behalf of an Acquired Company or its Subsidiaries; and (E) whether such Open Source Material is or was distributed by an Acquired Company.

(ii)           No Acquired Company Software contains, is linked with, derived from, or is distributed with, any Open Source Materials in a manner that requires, or purports to require, pursuant to the applicable Open Source License: (A) that an Acquired Company or any Subsidiary grant a license under, or that any Acquired Company Software or part thereof: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) that otherwise imposes any limitation, restriction or condition on an Acquired Company’s or any Subsidiary’s commercial exploitation of any Acquired Company Software or part thereof (in each case (A) and (B), except for the applicable, unmodified third party Open Source Material itself).

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(n)           No Acquired Company nor any of its Subsidiaries has distributed any Acquired Company Source Code or source code to any Acquired Company Product pursuant to an Open Source License.

(o)           Privacy. Each Acquired Company and its Subsidiaries’ Processing of Protected Information, and to the Knowledge of the Sellers, any such activities performed or handled by authorized third parties on such Acquired Company or its Subsidiaries’ behalf (“Data Partners”), have complied with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the disclosure to and use by Buyer or such Acquired Company, as applicable, of Protected Information) will result in an Acquired Company, its Subsidiaries or Buyer being in breach or violation of, (i) any Contracts to which such Acquired Company or its Subsidiaries is a party, (ii) Information Privacy and Security Laws, (iii) any Privacy Statements and (iv) will not require any consents or authorizations from any Person regarding the Protected Information. Each Acquired Company has made commercially reasonable efforts to implement and maintain each Acquired Company’s and its Subsidiaries’ Privacy Statements and all other internal and external policies and procedures relating to Protected Information to meet the standards set forth in the applicable Information Privacy and Security Laws. To the Knowledge of each Seller, each Acquired Company and its Subsidiaries have all rights, authority, consents and authorizations necessary to Process the Protected Information in their possession or under their control in connection with the operation of their business as currently conducted. Each Acquired Company and its Subsidiaries have at all times posted, in accordance with Information Privacy and Security Laws, as applicable, Privacy Statements governing their use of Protected Information on the websites and applications made available by such Acquired Company and its Subsidiaries, and such Acquired Company and its Subsidiaries have complied in all material respects with such current and former Privacy Statements. None of the disclosures or statements made or contained in any Privacy Statement has been inaccurate, misleading, or deceptive (including by omission).

(p)           Systems. As of the Agreement Date, the computer, information technology and data processing systems, facilities and services owned, used, or leased by or on behalf of an Acquired Company or any of its Subsidiaries, including the Acquired Company Products and all other software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of an Acquired Company or any of its Subsidiaries (collectively, “Systems”), (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by such Acquired Company and its Subsidiaries, (ii) are adequate and sufficient for the operation of the business of such Acquired Company and its Subsidiaries, including as to capacity, currently contemplated, scalability, and ability to process current peak volumes in a timely manner, and (iii) do not contain any Contaminants. Each Acquired Company and its Subsidiaries has implemented all applicable security patches or upgrades that are generally available and reasonably necessary for the Systems continued operation and the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of such Acquired Company and its Subsidiaries as currently conducted.

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(q)          Security Measures.

(i)            Each Acquired Company has made commercially reasonable efforts to implement and maintain each Acquired Company’s and its Subsidiaries’ information security practices and policies to comply, and at all times have complied with, and each Acquired Company and its Subsidiaries have taken steps to require its Data Partners to comply with, all Information Privacy and Security Laws. Each Acquired Company and each of its Subsidiaries has at all times implemented, maintained and monitored, and has taken commercially reasonable steps to require their Data Partners to implement, maintain and monitor, technical, administrative, and physical safeguards (including policies, controls, trainings and assessments) to prevent Security Incidents (as defined below) and to preserve and protect the confidentiality, availability, security, and integrity of all Systems, all Protected Information and all other data and information used, collected, handled, transmitted, stored, or otherwise Processed by or for an Acquired Company or any of its Subsidiaries. To the Knowledge of each Seller, such safeguards comply, and have at all times complied, with Laws and agreements with third parties, and include steps to (A) protect the Systems from infection by Contaminants, access by unauthorized Persons, or access by authorized Persons that exceeds the Person’s authorization; (B) perform and document risk assessment and management procedures of such Acquired Company or its Subsidiary; and (C) adhere to industry best practices. No Acquired Company nor any of its Subsidiaries has identified any security vulnerabilities affecting Systems that have been or reasonably would be classified as “moderate”, “medium”, “high”, “critical” or by similar severity designations that have not been remediated. No Acquired Company nor any of its Subsidiaries has, nor to the Knowledge of the Sellers, have any Data Partners, experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any System.

(ii)           With respect to each Data Partner, each Acquired Company or its Subsidiary, as applicable, has obtained a written agreement that binds such Data Partners to (A) implement and maintain restrictions and conditions at least as protective as those applied by such Acquired Company or Subsidiary with respect to Protected Information, (B) take reasonable and appropriate measures for protecting such Protected Information from unauthorized access, use, disclosure, and processing and (C) comply with all Information Privacy and Security Laws. To the Knowledge of the Sellers, all such Data Partners are in compliance with the provisions of such agreements. Section 3.12(q)(ii) of the Acquired Company Disclosure Schedule identifies the standard form of non-disclosure or confidentiality agreements generally used by each Acquired Company and its Subsidiaries with Persons whom such Acquired Company or any of its Subsidiaries shares Protected Information.

(iii)          Except as disclosed in Section 3.12(q)(iii) of the Acquired Company Disclosure Schedule, there have been no (A) material intrusions into or breaches of the security of any Systems, nor have there been any material breaches with respect to, or any accidental, unauthorized or unlawful access to, or loss, destruction, acquisition, use, alteration, disclosure or other Processing of, any Protected Information, or other data or information collected, handled, transmitted, stored, or otherwise processed by or for an Acquired Company or any of its Subsidiaries, including any such incidents experienced by Data Partners nor (B) any such incidents where a notification was made, or required to be made, to any Person or Governmental Entity (collectively, “Security Incidents”).

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(iv)          There is no, and within the past three (3) years has been no complaint or other correspondence to, audit or request to audit, investigation (formal or informal), claim, inquiry, or other Legal Proceeding, in each case, against or involving an Acquired Company, any of its Subsidiaries or, to the Knowledge of the Sellers, any of its or their respective customers (in the case of customers, to the extent relating to any Acquired Company Product or the practices of such Acquired Company or any Person performing for such Acquired Company) by any private party, the U.S. Federal Trade Commission, any data protection authority or any other Governmental Entity, with respect to (A) the Processing of any Protected Information by or for such Acquired Company or any of its Subsidiaries or (B) the security, confidentiality, availability, or integrity of any Systems or of any Protected Information, or other data or information, Processed by or for such Acquired Company or any of its Subsidiaries. To the Knowledge of the Sellers, there are no circumstances that would reasonably be expected to give rise to any of the foregoing.

(v)           Section 3.12(q)(v) of the Acquired Company Disclosure Schedule accurately identifies, and each Acquired Company has made available, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to such Acquired Company within the past three (3) years regarding any actual, alleged or threatened (i) Security Incident or (ii) violation of any Information Privacy and Security Laws by such Acquired Company, any of its Subsidiaries or any Data Partners. Section 3.12(q)(v) of the Acquired Company Disclosure Schedule provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(r)            Effect of Transaction. All Acquired Company IP is (and immediately following applicable Closing shall be) fully transferable, alienable and licensable by the Acquired Companies or their Subsidiaries (or Buyer) or, except for any required consents, shall be licensable under the materially same terms as such Acquired Company IP is currently licensed by the Acquired Companies. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Acquired Company IP or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Acquired Company Product or Acquired Company Software; (ii) an obligation for Buyer to offer any discount or be bound by any “most favored pricing” terms under any Contract to which such Acquired Company or any of its Subsidiaries is a party or bound; (iii) the release, disclosure or delivery of any Acquired Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Acquired Company IP or any other Technology or the Intellectual Property Rights of Buyer, excluding, solely in the case of this clause (iv), agreements for Intellectual Property Rights or Technology development conducted on behalf of a customer in the Ordinary Course of Business.

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3.13        Agreements, Contracts and Commitments.

(a)           Except for this Agreement, the Related Agreements and the Contracts specifically identified on Section 3.13 of the Acquired Company Disclosure Schedule (with each of such Contracts specifically identified under subsection(s) of such Section 3.13 of the Acquired Company Disclosure Schedule that correspond to the Subsection or Subsections of this Section 3.13 of the Acquired Company Disclosure Schedule), no Acquired Company nor any of its Subsidiaries is a party to, bound by or uses the benefits of any of the following Contracts:

(i)           any Contract or agreement with any Service Provider (A) providing annual compensation that may exceed $125,000, (B) providing for the payment of any compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement or (C) providing for any severance, termination or notice payments or benefits upon a termination of the applicable Service Provider’s employment or other service with any Acquired Company or any Subsidiary thereof;

(ii)           any Contract or collective bargaining agreement with any labor union, works council or similar body;

(iii)          any lease, sublease or license of any real property or personal property;

(iv)          any Contract relating to capital expenditures and involving future payments in any amount in excess of $5,000 individually or $25,000 in the aggregate, in each case in any fiscal year;

(v)           any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(vi)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;

(vii)         any purchase order or Contract for the purchase of tangible items of equipment or related services in any amount in excess of $5,000 individually or $10,000 in the aggregate, in each case in any fiscal year;

(viii)        any Inbound License;

(ix)          any Outbound License;

(x)           any Contract with a Top Vendor;

(xi)          any Contract with a Top Customer;

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(xii)         any confidentiality and non-disclosure agreements (whether an Acquired Company or any of its Subsidiaries is the beneficiary or the obligated party thereunder), other than those related to commercial transactions in the Ordinary Course of Business that are not individually material;

(xiii)         any Contract providing for “offshore” or outsourced the development of any material items of Technology by, for or on behalf of an Acquired Company or any of its Subsidiaries;

(xiv)        any Contract required to be disclosed on Section 3.10 of the Acquired Company Disclosure Schedule;

(xv)         any Contract with federal, state, city, county, parish, municipal or other Governmental Entities;

(xvi)        (A) any management service, legal partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, (C) any Contract for joint research or development, and (D) any Contract that involves the payment of royalties to any other Person;

(xvii)       any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Acquired Company Products (other than agreements with resellers and channel partners entered into in the Ordinary Course of Business and with terms that do not materially deviate from the terms set forth in the form of reseller agreement made available to Buyer);

(xviii)      any Contract pursuant to which an Acquired Company or any of its Subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;

(xix)         any Contract granting any license or other rights to or from an Acquired Company or any of its Subsidiaries with respect to Protected Information, other than grants to service providers to use such Protected Information in connection with the provision of services to such Acquired Company or any of its Subsidiaries or grants from any customer to such Acquired Company or its Subsidiaries for such Acquired Company or its Subsidiaries to use such Protected Information for the benefit of such customer;

(xx)          any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of an Acquired Company or any of its Subsidiaries or assets of such Acquired Company or any of its Subsidiaries or otherwise seeking to influence or exercise control over such Acquired Company or any of its Subsidiaries;

(xxi)         any Contract pursuant to which an Acquired Company or any of its Subsidiaries has acquired a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

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(xxii)            any agreement of indemnification with officers, directors or managers of an Acquired Company or any of its Subsidiaries;

(xxiii)           any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by an Acquired Company or any of its Subsidiaries, in connection with this Agreement and the Transactions;

(xxiv)           any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened or reasonably anticipated Legal Proceeding;

(xxv)            any other Contract (other than any Acquired Company Employee Plan) that involves $50,000 individually or $100,000 in the aggregate or more, in each case in any fiscal year, and is not cancelable without penalty within ninety (90) days.

(b)            The Acquired Companies have made available correct and complete copies of each Contract required to be disclosed pursuant to Sections 3.2, 3.10, 3.11, 3.12 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement), 3.13 and 3.20(a). For the purposes of this Agreement, each of the foregoing Contracts referenced in this subsection 3.13(b) as well as any Contracts entered into subsequent to the Agreement Date and prior to the applicable Closing Date that would have been required to be disclosed pursuant to Sections 3.2, 3.10, 3.11, 3.12 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement), 3.13 and 3.20(a) if such Contract had been in effect as of the applicable Closing Date, shall each be a “Material Contract” and collectively are the “Material Contracts.”

(c)            Except as set forth on Section 3.13(c) of the Acquired Company Disclosure Schedule, each Acquired Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by such Acquired Company and its Subsidiaries and are entitled to all benefits under, and is not alleged to be in material default in respect of, any Material Contract. Each of the Material Contracts is valid, binding and enforceable against the Acquired Company and/or their Subsidiaries (to the extent such entity is a party to such Material Contract), and is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Laws affecting the rights of creditors generally and rules of Law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to an Acquired Company or any of its Subsidiaries, or to the Knowledge of the Sellers, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or material event of default under any Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of such Acquired Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. No Acquired Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. No Acquired Company nor any of its Subsidiaries has any Liability for renegotiation of Contracts with Governmental Entities. Each Acquired Company has heretofore made available to Buyer (1) correct and complete copies of each written Material Contract and (2) summaries of each oral Material Contract, together with any and all material amendments and supplements thereto and “side letters” and similar documentation relating thereto.

3.14         Interested Party Transactions.

(a)            Except as disclosed in Section 3.14(a) of the Acquired Company Disclosure Schedule, no officer, director or manager of an Acquired Company or any of its Subsidiaries, any Seller, or any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that such Acquired Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to such Acquired Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which such Acquired Company or any of its Subsidiaries is a party (except for any Contract relating to normal compensation or welfare benefits provided for services as an officer, director or Service Providers of any Acquired Company or any of its Subsidiaries).

(b)            All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, an Acquired Company or any of its Subsidiaries that were entered into on or after the inception of such Acquired Company or such Subsidiary, have been on an arms’-length basis on terms no less favorable to such Acquired Company or any of its Subsidiaries than would be available from an unaffiliated party.

3.15         Acquired Company Authorizations. Section 3.15 of the Acquired Company Disclosure Schedule sets forth, as of the Agreement Date, each consent, license, permit, grant or other authorization (a) pursuant to which an Acquired Company or any of its Subsidiaries currently operates, provides any services or holds any interest in any of their properties, or (b) which is required for the operation of the business of an Acquired Company or any of its Subsidiaries as currently conducted or the holding of any such interest, in each case, except for any consent, license, permit, grant or other authorization the lack of which would not reasonably be expected to be material to an Acquired Company and its Subsidiaries, taken as a whole (collectively, including any such items that are required to be disclosed in Section 3.15 of the Acquired Company Disclosure Schedule, “Acquired Company Authorizations”). All of the Acquired Company Authorizations have been issued or granted to the Acquired Companies or their Subsidiaries, are in full force and effect and constitute all Acquired Company Authorizations required to permit the Acquired Companies and their Subsidiaries to operate or conduct their businesses or hold any interest in their properties or assets. Each Acquired Company and its Subsidiaries are in compliance with all such Acquired Company Authorizations, and as of the applicable Closing Date shall have applied for and not been denied any required renewals of such Acquired Company Authorizations.

3.16         Litigation.

(a)            There is no Legal Proceeding of any nature pending, or to the Knowledge of the Sellers, threatened, against any Acquired Company, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible) or any of the officers, directors or managers of such Acquired Company or any of its Subsidiaries (in their capacities as such), nor to the Knowledge of the Sellers on the Agreement Date, are there any presently existing facts or events that would constitute a reasonable basis therefor. To the Knowledge of the Sellers, no Governmental Entity has at any time challenged or investigated the legal right of the Acquired Companies or any of their Subsidiaries to conduct its respective operations as presently or previously conducted or as currently contemplated to be conducted.

(b)            No Acquired Company nor any of its Subsidiaries has any Legal Proceeding of any nature pending against any other Person.

3.17         Books and Records.

(a)            Each Acquired Company has made available to Buyer correct and complete copies of all documents identified on the Acquired Company Disclosure Schedule. The minute books of each Acquired Company and its Subsidiaries have been provided to Buyer, and contain, in all material respects, a correct and complete summary of all meetings of directors and of the shareholders of the Acquired Companies and their Subsidiaries and actions by written consent since the time of incorporation of the applicable Acquired Company or Subsidiary of the Acquired Company through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects.

(b)            Each Acquired Company and its Subsidiaries has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records of such Acquired Company and its Subsidiaries (collectively, the “Books and Records”) that are correct and complete and fairly reflect, in all material respects, the business activities of each Acquired Company and its Subsidiaries. No Acquired Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the applicable Closing, the minute books and other Books and Records of the Acquired Companies and their Subsidiaries shall be in the possession of such Acquired Companies and their Subsidiaries.

3.18         Environmental, Health and Safety Matters. Each of the Acquired Companies and its Subsidiaries is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the Knowledge of the Sellers, threatened allegations by any Person that the properties or assets of the Acquired Companies or any of their Subsidiaries are not, or that their respective businesses have not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements. None of the Acquired Companies nor any of their Subsidiaries have retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. There are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Acquired Companies or any of their Subsidiaries with respect to Environmental, Health and Safety Requirements.

3.19         Brokers’ and Finders’ Fees. Except as set forth on Section 3.19 of the Acquired Company Disclosure Schedule, no Acquired Company or any of its Subsidiaries has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any of the Transactions, nor shall Buyer or any Acquired Company or any of its Subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Acquired Companies or any of their Subsidiaries.

3.20         Employee Benefit Plans and Compensation.

(a)            Schedule. Section 3.20(a) of the Acquired Company Disclosure Schedule contains a correct and complete list, as of the Agreement Date, of each Acquired Company Employee Plan separately identifying each Acquired Company Employee Plan that is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) who resides outside of the United States (each, a “Foreign Benefit Plan”). No Acquired Company or Subsidiary thereof has made any plan or commitment to adopt, establish or enter into any additional Acquired Company Employee Plan or to amend or terminate any existing Acquired Company Employee Plan.

(b)            Documents. The Sellers have made available to Buyer, with respect to each Acquired Company Employee Plan (as applicable): (i) correct and complete copies of all documents embodying each Acquired Company Employee Plan (or, where the Acquired Company Employee Plan has not been reduced to writing, a written summary of all material plan terms), including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), (iii) the three (3) most recent actuarial reports and financial statements, (iv) the current summary plan description together with the summary(ies) of material modifications thereto, if any, (v) all material written agreements and contracts currently in effect relating to each Acquired Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material or non-routine communications relating to any Acquired Company Employee Plan and any proposed Acquired Company Employee Plan, (vii) all material or non-routine notices, filings, records and correspondence to or from any Governmental Entity relating to any Acquired Company Employee Plan (other than routine correspondence in the normal course of operations of such Acquired Company Employee Plan), including any such notices, filings, records or correspondence concerning Governmental Entity audits or investigations, (viii) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Acquired Company Employee Plan currently in effect, if any, (ix) the three (3) most recent non-discrimination and other compliance testing results, (x) the most recent IRS (or any other applicable Taxing Authority) determination or opinion letter issued with respect to each Acquired Company Employee Plan for which determination letters are currently available.

(c)            Employee Plan Compliance. Each Acquired Company and each Subsidiary thereof has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and, as of the date hereof, no Seller has Knowledge of any default or violation by any other party to, any Acquired Company Employee Plan. Each Acquired Company Employee Plan is and has been funded, operated, established, administered and maintained in compliance in all material respects with its terms and all applicable Laws (including ERISA and the Code). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Acquired Company Employee Plan. No breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of any Acquired Company Employee Plan have occurred. There are no claims, audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against or with respect to any Acquired Company Employee Plan or the assets, fiduciaries or administrators of any Acquired Company Employee Plan, including any audit or inquiry by any Governmental Entity, including by the IRS or DOL. None of the Acquired Companies nor any of their Subsidiaries is or has become subject to any penalty or Tax with respect to any Acquired Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. All payments, benefits, premiums, contributions and other payments related to each Acquired Company Employee Plan have been timely made or paid in full or, to the extent not yet due, properly accrued on the Current Balance Sheet in accordance with the terms of the Acquired Company Employee Plan and all applicable Laws and accounting standards. Each Acquired Company Employee Plan can be amended, terminated or otherwise discontinued after the applicable Closing in accordance with its terms, without material Liability to any Acquired Company (other than ordinary administration expenses or routine claims for benefits). No lien has been imposed under the Code, ERISA or any other applicable Law on or with respect to the assets of any Acquired Company Employee Plan. Neither any Acquired Company nor any Subsidiary thereof has made any filing in respect of any Acquired Company Employee Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.

(d)            Section 401(a) Compliance. Each Acquired Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion, or advisory letter from the IRS to the effect that such Acquired Company Employee Plan is qualified and, to the Knowledge of the Sellers, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Acquired Company Employee Plan. Each trust established in connection with any Acquired Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and, to the Knowledge of the Sellers, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(e)            Foreign Benefit Plans. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been, and the Acquired Companies, their Subsidiaries, and each of their respective ERISA Affiliates has maintained, funded and administered the Foreign Benefit Plan, in compliance with all applicable Laws and the terms of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreement or other Contract with a labor union, works council or similar body, (ii) such Foreign Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance with all applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iii) no Acquired Company or Subsidiary thereof has received, in the last three (3) years, any notice from any Person questioning or challenging such compliance, and neither of the Sellers has any Knowledge of any such notice beyond the last three (3) years, (iv) there are no pending investigations by any Governmental Entity involving such Foreign Benefit Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Benefit Plan), or Legal Proceedings against such Foreign Benefit Plan or asserting any rights or claims to benefits under such Foreign Benefit Plan, (v) except as required by applicable Law, no condition exists that would prevent any Acquired Company, any Subsidiary thereof, or their respective ERISA Affiliates from terminating or amending any Foreign Benefit Plan at any time for any reason in accordance with the terms of each such Foreign Benefit Plan without the payment of any fees, costs, or expenses (other than the payment of benefits accrued on the Current Balance Sheet), (vi) no Foreign Benefit Plan has unfunded or underfunded Liabilities that will not be offset by insurance or that are not fully and accurately accrued on the Current Balance Sheet in accordance with applicable Laws and accounting standards, and (vii) neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan.

(f)             No ERISA Liabilities. No Acquired Company Employee Plan is, and none of the Acquired Companies, any Subsidiary thereof nor any of their respective ERISA Affiliates contributes to, is required to contribute to, or has any liability (actual or contingent) with respect to, or has within the past six (6) years maintained, established, sponsored, participated in, contributed to, or been required to contribute to: (i) a single employer plan, pension plan or other employee benefit plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA; (ii) a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 201 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as such is defined in Section 3(40) of ERISA). No Acquired Company Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. No liability under Title IV of ERISA has been or, to the Knowledge of the Sellers, is reasonably expected to be incurred by any Acquired Company or any Subsidiary thereof.

(g)            No Self-Insured Plan. No Acquired Company Employee Plan is, and no Acquired Company or Subsidiary thereof has ever maintained, established, sponsored, participated in or contributed to, any self-funded or self-insured plan that provides benefits to employees of any Acquired Company or Subsidiary thereof (including any such plan pursuant to which a stop loss policy or contract applies).

(h)            No Post-Employment Obligations. None of the Acquired Companies, their Subsidiaries, nor any of their respective ERISA Affiliates has any obligation or Liability to provide, and no Acquired Company Employee Plan provides, post-employment or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required applicable Law (including Section 4980B of the Code). None of the Acquired Companies nor any of their Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any of their respective current or former employees (either individually or as a group) that such employee(s) would be provided with such post-employment or retiree life insurance, health or other employee welfare benefits, except to the extent required by applicable Law.

(i)             COBRA and Affordable Care Act Compliance. The Acquired Companies, their Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state Law, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and none of the Acquired Companies, their Subsidiaries or any of their respective ERISA Affiliates is subject to an assessable payment under Section 4980H of the Code.

(j)            Effect of Transactions. Except as set forth on Section 3.20(j) of the Acquired Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or upon the occurrence of any additional or subsequent events (whether contingent or otherwise) could (i) result in any payment or benefit (including severance, bonus or otherwise) becoming due to any Service Provider, including under any Acquired Company Employee Plan, (ii) result in any forgiveness of Indebtedness with respect to any Service Provider, (iii) increase the amount of any compensation or benefits due to any Service Provider or (iv) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(k)            COVID-19 Measures. Each Acquired Company and each Subsidiary thereof is and has been in compliance in all material respects with all mandatory quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, or all other Laws and orders in connection with or in response to COVID-19 (“COVID-19 Measures”), including those relating to business openings or closures, screening, testing, response, rehire notices or obligations, employee privacy, recordkeeping, reporting and accommodations, that are applicable to any location in which any Acquired Company and any Subsidiary thereof operates. None of the Acquired Companies nor any of their Subsidiaries has received any written complaint from any Service Provider alleging that the Acquired Company or Subsidiary thereof is not in material compliance with workplace COVID-19 Measures or failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19. Since January 31, 2020, none of the Acquired Companies nor any of Subsidiary thereof has (A) reduced the compensation or benefits of any of their respective Service Providers or otherwise reduced the working schedule of any of their Service Providers, in each case, for any reason relating to COVID-19, or (B) elected to defer any Taxes payable by the Acquired Company or Subsidiary thereof, as applicable, pursuant to Section 2302 of the CARES Act. Except as set forth in Section 3.20(k) of the Acquired Company Disclosure Schedule, none of the Acquired Companies nor any of Subsidiary thereof has applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act.

(l)             Employment Matters. Each of the Acquired Companies and each of their Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local Laws, rules and regulations and collective bargaining agreements, if any, relating to labor, employment or employment practices, including but not limited to: labor, employment and employment practices, terms and conditions of employment, overtime, employee notifications, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), employee-related Tax withholding, government contracting, child labor, affirmative action, prohibited discrimination, harassment, and retaliation, equal employment opportunity, labor or employee relations, fair employment practices, disability rights or benefits, wrongful discharge, workers compensation, unemployment compensation and insurance, personal rights, health insurance continuation, employee privacy, family, medical and other statutory leaves of absence, meal and rest periods, vacation, sick and other paid time off, immigration, workplace safety, occupational safety and health, fair labor standards, wages and hours (including minimum and/or overtime wages), right to information and consultation, pay equity, and in each case: (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice). Each of the Acquired Companies and each of their Subsidiaries has paid in full all current and former Service Providers all wages, salaries, commissions, bonuses, benefits, and other compensation that are due to or on behalf of such Service Providers, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Sellers, threatened before any Governmental Entity with respect to any Service Providers. None of the Acquired Companies nor any of their Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. The Acquired Companies and their Subsidiaries maintain accurate and complete Form I-9s with respect to each of their respective former and current employees in accordance with applicable Laws concerning immigration and employment eligibility verification obligations. There are no Legal Proceedings, administrative matters, disputes, complaints, grievances, claims, or investigations pending, or to the Knowledge of the Sellers, threatened against any Acquired Company or any of their Subsidiaries by or on behalf of any of their employees. The employment of all employees of the Acquired Companies and each of their Subsidiaries is immediately terminable at-will without advance notice. The Acquired Companies and their Subsidiaries have properly classified all of their respective Service Providers as either employees or independent contractors and as exempt or non-exempt for all purposes, and have made all appropriate filings in connection with the services provided by, and compensation paid to, such Service Providers. Without limiting the foregoing, none of Acquired Companies nor any of their Subsidiaries has any liability with respect to any misclassification of: (1) any Person as an independent contractor rather than as an employee under applicable federal and state law, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages under applicable federal and state law.

(m)            Workers Compensation. There are no material Liabilities, whether contingent or absolute, of any Acquired Company or any Subsidiary thereof relating to workers’ compensation benefits that are not fully insured against by a third-party insurance carrier. With respect to each Acquired Company Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(n)            Labor. There are no, and in the past three (3) years prior to the Agreement Date, there have been no, strikes, lockouts, walkouts, picketing, labor disputes, slowdowns, concerted refusals to work overtime, work stoppages, or any other manner of collective labor unrest against any Acquired Company or Subsidiary thereof pending, or to the Knowledge of the Sellers, threatened. There are no Legal Proceedings or labor disputes or grievances pending or, to the Knowledge of the Sellers, threatened by or on behalf of any of their current or former employees, including charges of unfair labor practices. None of Acquired Companies nor any of their Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and none of Acquired Companies nor any of their Subsidiaries has received any correspondence, charges, complaints, notices or orders from the National Labor Relations Board or any state labor relations agency or any labor organization during the past three (3) years. None of Acquired Companies nor any of their Subsidiaries is presently, nor has been within the past three (3) years, a party to, or otherwise subject to or bound by, any collective bargaining agreement, industrial award or enterprise agreement, works council, employee delegate, labor contract, or arrangement or union contract with respect to its employees, and no collective bargaining or similar agreement is being negotiated by an Acquired Company or Subsidiary thereof. None of Acquired Companies nor any of their Subsidiaries has any duty to bargain with any labor organization or works council or similar employee representative group. There are no labor unions or other organizations representing, purporting to represent and, to the Knowledge of the Sellers, no union organization campaign is in progress with respect to, any employees of any Acquired Company or any Subsidiary thereof.

(o)            WARN Act. None of Acquired Companies nor any of their Subsidiaries within the past three (3) years has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state, local or foreign Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state, local or foreign Law, or incurred any liability or obligation under WARN or any similar state, local or foreign Law. There has been no “employment loss” as defined by the WARN Act or similar state, local or foreign Law within the ninety (90) days prior to the applicable Closing.

(p)            No Interference or Conflict. To the Knowledge of the Sellers, no stockholder, director, officer, or Service Provider of any Acquired Company or any Subsidiary thereof is a party to or bound by any contract or agreement, or subject to any Order of any court or administrative agency, that would reasonably be expected to conflict with such Person’s employment with or service to the Acquired Company or Subsidiary thereof, interfere with such Person’s efforts to promote the interests of an Acquired Company or any of its Subsidiaries or that would materially interfere with the business of the Acquired Company or Subsidiary thereof. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of an Acquired Company or Subsidiary thereof as conducted as of immediately prior to the Agreement Date or as proposed to be conducted as of the Agreement Date nor any activity of such officers, directors, or Service Providers in connection with the carrying on of the business of the Acquired Company or Subsidiary thereof as presently conducted or as proposed to be conducted as of the Agreement Date shall, to the Knowledge of the Sellers, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, or Service Providers is now bound.

(q)            Certain Employee Matters. Section 3.20(q) of the Acquired Company Disclosure Schedule contains a correct and complete list of the current employees of the Acquired Companies and each Subsidiary of the Acquired Companies as of the Agreement Date and shows with respect to each such employee, (i) the employee’s name (or employee identification number if the employee’s name must be redacted as required by applicable Laws), job title, current annual salary or hourly wage rate, as applicable, status as full-time or part-time, and designation as either exempt or non-exempt, (ii) the date of hire, (iii) accrued vacation or paid time off, (iv) leave status (if applicable) and the date such leave commenced, the type of leave, and expected return date, (v) visa status and visa expiration date (as applicable), (vi)  employing entity and location of employment (including city, state, province and country, as applicable), (vii)  target incentive, commission and/or bonus opportunity. No key employee or officer of any Acquired Company or Subsidiary thereof has given notice to the Acquired Company or Subsidiary, or to the Knowledge of the Sellers, intends, to terminate his or her employment with the applicable Acquired Company or applicable Subsidiary of the Acquired Company. There are no performance improvement plans or disciplinary actions contemplated or pending by any Acquired Company or any Subsidiary thereof against any of their respective employees.

(r)             Contractor List. Section 3.20(r) of the Acquired Company Disclosure Schedule lists, as of the Agreement Date, all current individual independent contractors, consultants, agency workers and advisors to any Acquired Company or any Subsidiary thereof and, for each such Person: (i) their primary work location; (ii) their date of engagement; (iii) their applicable rate of remuneration; and (iv) a brief description of their services provided. All individual independent contractors, consultants, agency workers and advisors to any Acquired Company or any Subsidiary thereof can be terminated immediately and without advance notice or Liability on the part of the applicable Acquired Company or Subsidiary thereof other than payment of accrued compensation.

(s)            Misconduct. There are no pending, and there have not been in the past three (3) years any, allegations against any current or former Service Provider for, and, to the Knowledge of the Sellers, no such individual has engaged in, harassment, discrimination or similar misconduct of any nature, or breach of any policy of any Acquired Company or Subsidiary thereof relating to the foregoing; and no such allegation is pending or, to the Knowledge of the Sellers, threatened. To the extent required by applicable Law, each Acquired Company and each Subsidiary thereof has established and distributed to its employees a policy against harassment and a complaint procedure, and has required all of its employees to undergo anti-harassment training in compliance with applicable Law.

(t)             Work Authorization. All of the employees of the Acquired Companies and their Subsidiaries are authorized and have appropriate documentation to work in the jurisdiction in which they are working.

(u)            Employee Obligations. To the Knowledge of the Sellers, no current or former Service Provider is in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with an Acquired Company or Subsidiary thereof. To the Knowledge of the Sellers, no current or former Service Provider is in any material respect in violation of any noncompetition agreement, non-solicitation agreement or restrictive covenant with a former employer or service recipient relating to the right of any such Service Provider to be employed by or provide services to any Acquired Company or Subsidiary thereof because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

3.21         Insurance. Section 3.21 of the Acquired Company Disclosure Schedule lists, as of the Agreement Date, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of each Acquired Company or any of its Subsidiaries (other than related to any Acquired Company Employee Plan), including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims in the last three (3) years for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, shall be paid if incurred prior to the applicable Closing Date), and each Acquired Company and each of its Subsidiaries is otherwise in material compliance with the terms of such policies and bonds.

3.22         Compliance with Laws. In the past three (3) years, each Acquired Company and each of its Subsidiaries has complied with in all material respects, and is not in material violation of, any Law. In the past three (3) years, no Acquired Company or any of its Subsidiaries has received any notices of suspected, potential or actual violation with respect to any Law, or provided any written notice to any Governmental Entity regarding any material violation by such Acquired Company or any of its Subsidiaries of any Law or Order. There are no pending disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions related to any liquor licensing authorities that would reasonably be expected to have any material impact on the business of an Acquired Company or any of its Subsidiaries.

3.23         Export Control and Sanctions Laws. Each Acquired Company and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls and sanctions laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which such Acquired Company or any Subsidiary of such Acquired Company conducts business, including without limitation, Australia. In the past three (3) years, no Acquired Company or any of its Subsidiaries, nor any director, officer, Affiliate, employee, manager or agent of such Acquired Company or any of its Subsidiaries (in their capacities as such or relating to their employment, services or relationship with such Acquired Company or any of its Subsidiaries) has, directly or indirectly, engaged in any transactions or dealings with, or exported any products, technology, or services to, (a) any country or territory that, at the time of such transaction or dealing, was subject to a U.S. Government embargo (including Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine and the so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country; (c) any individual or entity identified on any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”). In the past three (3) years, no Acquired Company nor any of its Subsidiaries nor any of their respective actual or beneficial owners appears on a Prohibited Party List. Without limiting the foregoing: (a) each Acquired Company and each of its Subsidiaries has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) each Acquired Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals, (c) there are no pending or, to the Knowledge of the Sellers, threatened claims against the Acquired Companies or their Subsidiaries with respect to such Export Approvals, (d) there are no actions, conditions or circumstances pertaining to an Acquired Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims and (e) no Export Approvals for the transfer of export licenses to Buyer or the Acquired Companies are required, except for such Export Approvals that can be obtained expeditiously and without material cost. In the past three (3) years, no Acquired Company or any of its Subsidiaries nor any of their respective officers, directors, managers or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions laws and regulations.

3.24         Anti-Corruption Laws. In the past three (3) years, no Acquired Company nor any of its Subsidiaries, nor any director, officer, Affiliate, employee, manager or agent of such Acquired Company or any of its Subsidiaries (in their capacities as such or relating to their employment, services or relationship with such Acquired Company or any of its Subsidiaries), has (a) directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained; (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage, or (vi) in violation of applicable Law (including Anti-Corruption Laws) or (b) established or maintained any fund or asset that has not been recorded in the books and records of such Acquired Company and its Subsidiaries. Each Acquired Company and its Subsidiaries have established and maintain internal controls (including accounting systems, purchasing systems and billing systems) and written policies and procedures to promote and ensure compliance with Anti-Corruption Laws and to ensure that all books and records of such Acquired Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. No Acquired Company or any of its Subsidiaries or any of their respective directors, officers, or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws.

3.25         Vendors and Customers.

(a)            Section 3.25(a) of the Acquired Company Disclosure Schedule sets forth a correct and complete list of: (i) the ten (10) largest vendors to each Acquired Company (together with its Subsidiaries, taken as a whole) during fiscal year 2022 (based on the Dollar amount paid to such supplier during such year) (the “Top Vendors”) and (ii) the ten (10) largest customers of each Acquired Company (together with its Subsidiaries, taken as a whole) during fiscal year 2022 (based on the Dollar amount of revenue recognized during such year) (the “Top Customers”).

(b)            No Acquired Company nor any Subsidiary of an Acquired Company has received any written notice, letter, written complaint or other written communication from any Top Vendor or Top Customer to the effect that it (i) has changed, modified or amended, or is reasonably likely to change, modify or amend, its business relationship with an Acquired Company or any Subsidiary of an Acquired Company in a manner that is, or is reasonably likely to be, adverse to such Acquired Company or its Subsidiaries, or (ii) shall fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with an Acquired Company or any of its Subsidiaries in any manner that is, or is reasonably likely to be, adverse to such Acquired Company or its Subsidiaries.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants as of the Agreement Date and as of the applicable Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to Buyer as follows (and the Sellers acknowledge that Buyer enters into this Agreement, any Related Agreements and the Transactions in reliance on the Sellers’ representations and warranties contained in this Article IV):

4.1           Authority and Enforceability. Such Seller has all requisite power and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions. This Agreement and each of the Related Agreements to which such Seller is a party have been, or, as of the applicable Closing shall be, duly executed and delivered by such Person and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of such Person enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

4.2           Governmental Entities; Consents. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or any Related Agreement to which it is a party or the consummation of the transactions contemplated hereby and thereby, including the Transactions.

4.3           No Conflict. The execution and delivery by such Seller of this Agreement and any Related Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, do not and will not (a) conflict with or result in a violation or breach of any provision of any Law applicable to such Seller; (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller or either of the Acquired Companies is a party or by which such Seller or the Acquired Companies or any of their respective Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any permit affecting the properties, assets or business of the Acquired Companies; or (c) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Acquired Companies.

4.4           Litigation. There is not, and there has not been in the past three (3) years, a Legal Proceeding of any nature pending, or, to the Knowledge of such Seller, threatened, against such Seller, or any of his, her or its properties or assets (tangible or intangible) that seeks to restrain, prevent, enjoin or materially delay the validity of this Agreement, any of the Related Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby, including the Transactions, nor, to the Knowledge of such Seller, is there any reasonable basis therefor.

4.5           Ownership of Subject Securities. Such Seller is the beneficial and record owner of and has good and valid title to all of Seller’s Subject Securities and all rights, title and interest therein, and as such Seller’s Subject Securities are, and as of the applicable Closing will be, free and clear of all Liens other than Liens imposed by applicable securities Laws. Other than such Seller’s Subject Securities, neither such Seller nor any of its Affiliates (i) owns beneficially or of record any Subject Securities or (ii) has the power to vote or direct the vote of any Subject Securities. Such Seller has voting power and power to agree to all of the matters set forth in this Agreement, with no restrictions on such Seller’s voting power pertaining thereto.

4.6           Investment Representations.

(a)            Such Seller understands that any shares of Buyer Common Stock issuable hereunder have not been, and will not as of applicable Closing be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being issued to such Seller by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representation as expressed herein or otherwise made pursuant hereto.

(b)            Such Seller is acquiring the shares of Buyer Common Stock for investment for its, his or her own account, not as a nominee or agent (except as set forth on the signature pages hereto), and not with the view to, or for resale in connection with, any distribution thereof. Such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person with respect to any of the shares of Buyer Common Stock it acquires in connection with the Transactions.

(c)            Such Seller has such knowledge, skill, sophistication and experience in business, financial and investment matters so as to be capable of evaluating the merits and risks of the prospective investment in the shares of Buyer Common Stock issuable hereunder. With the assistance of such Seller’s own professional advisors, to the extent that such Seller has deemed appropriate, such Seller has made its own legal, tax, accounting, and financial evaluation of the merits and risks of an investment in such shares of Buyer Common Stock and the consequences of this Agreement and the transactions contemplated hereby, including the Transactions.

(d)            Such Seller understands and acknowledges that ownership of shares of Buyer Common Stock is highly speculative and involves substantial risks. Such Seller has considered the suitability of shares of Buyer Common Stock as an investment in light of its own circumstances and financial condition and has determined that it is a suitable investment for such Seller. Such Seller can bear the economic risk related to owning shares of Buyer Common Stock and is able, without impairing such Seller’s financial condition, to hold the shares of Buyer Common Stock issuable hereunder for an indefinite period of time and to suffer a complete loss of the value of the shares of Buyer Common Stock acquired by such Seller in connection with the Transactions.

(e)            Such Seller has had an opportunity to ask questions of, and receive answers from, Buyer and its Representatives concerning this Agreement and the Transactions, and such Seller believes that it, he or she has received all information such Seller considers necessary for deciding whether to accept the shares of Buyer Common Stock as partial payment of the consideration payable by Buyer in connection with the Transactions.

(f)             Such Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. Any information that has been furnished or that will be furnished by such Seller to evidence its status as an accredited investor is, and will be as of the applicable Closing, accurate and complete, and does not, and will not as of the applicable Closing, contain any misrepresentation or material omission.

(g)            Such Seller acknowledges and agrees that any shares of Buyer Common Stock that such Seller acquires in connection with the Transactions constitute “restricted securities” under the Securities Act, must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available and shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement. Such Seller acknowledges and agrees that the shares of Buyer Common Stock issuable hereunder will not be immediately eligible for offer, resale, transfer, pledge, mortgage or disposition pursuant to Rule 144 promulgated under the Securities Act. Such Seller agrees: (A) that such Seller will not sell, assign, pledge, give, transfer, or otherwise dispose of shares of Buyer Common Stock that such Seller acquires in connection with the Transactions or any interest therein, or make any offer or attempt to do any of the foregoing, unless the transaction is registered under the Securities Act and complies with the requirements of all applicable state securities laws, or the transaction is exempt from the registration provisions of the Securities Act and all applicable requirements of state securities laws; (B) that the book entries representing the shares of Buyer Common Stock issuable hereunder will bear a legend making reference to the foregoing restrictions; and (C) that Buyer and its affiliates shall not be required to give effect to any purported transfer of such shares of Buyer Common Stock, except upon compliance with the foregoing restrictions.

(h)            Such Seller hereby confirms that it is aware, and that its Representatives have been advised, that the United States securities laws prohibit any Person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities.

(i)             Such Seller represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of Buyer, the Acquired Company or their respective Representatives as investment advice or as a recommendation to acquire Buyer Common Stock, it being understood that information and explanations related to the terms and conditions of Agreement and any Related Agreement to which such Seller is a party shall not be considered investment advice or a recommendation to acquire Buyer Common Stock. Such Seller confirms that none of Buyer, any Acquired Company or any of their respective Representatives has (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the shares of Buyer Common Stock issuable hereunder or (B) made any representation to the undersigned regarding the legality of an investment in the shares of Buyer Common Stock issuable hereunder under applicable legal investment or similar Laws or regulations.

4.7           Brokers’ and Finders’ Fees. Such Seller has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any of the Transactions, nor shall Buyer or an Acquired Company or any of its Subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of such Seller.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the disclosures set forth in the disclosure schedules delivered to the Sellers by Buyer on or prior to the Agreement Date (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants as of the Agreement Date and as of the applicable Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to the Sellers as follows (and Buyer acknowledges that the Sellers enter into this Agreement, any Related Agreements and the Transactions in reliance on Buyer’s representations and warranties contained in this Article V):

5.1           Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted.

5.2           Authority and Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions. The execution and delivery by Buyer of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any Related Agreements to which Buyer is a party have been, or (in the case of the Related Agreements executed after the Agreement Date) as of the applicable Closing shall be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or (in the case of Related Agreements executed after the Agreement Date) shall constitute when executed and delivered, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to the Enforceability Exceptions.

5.3           No Conflict. The execution and delivery by Buyer of this Agreement and any Related Agreement to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, including the Transactions, shall not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (a) the Governing Documents of Buyer or (b) assuming compliance by the Acquired Companies and the Sellers with Antitrust Laws, any Law or Order applicable to Buyer, other than, in the case of clause (b), such conflicts, violations or defaults as would not, individually or in the aggregate, reasonably be expected to (i) result in a Material Adverse Effect with respect to Buyer or (ii) prevent or materially delay the consummation of the Transactions.

5.4           Governmental Authorization. Other than as set forth on Section 5.4 of the Buyer Disclosure Schedule, no consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby, including the Transactions, except for such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, Antitrust Laws or the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth).

5.5           Financing. After giving effect to the Financing Transactions, Buyer will have, (i) prior to or substantially concurrently with the U.S. Closing, sufficient unrestricted cash on hand, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the U.S. Closing Cash Consideration and all other cash amounts payable pursuant to this Agreement as necessary to consummate the U.S. Transactions on the U.S. Closing Date (including all of its transaction expenses and financing costs) (the “U.S. Closing Financing Amount”) and (ii) prior to or substantially concurrently with the Australia Closing, sufficient unrestricted cash on hand, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the Australia Cash Consideration and all other cash amounts payable pursuant to this Agreement as necessary to consummate the Australia Transactions on the Australia Closing Date (including all of its transaction expenses and financing costs) (the “Australia Closing Financing Amount”).

5.6           Independent Investigation. Buyer has conducted an independent investigation of the business, operations, assets, equity interests, liabilities, condition (financial or otherwise) and prospects of the Acquired Companies and their respective Subsidiaries in making its determination as to the propriety of the Transactions and in entering into this Agreement, and has relied solely on the results of said investigation and on the representations and warranties of the Acquired Companies and the Sellers contained in the Related Agreements and Article III and Article IV, respectively, of this Agreement.

5.7           SEC Reports. Since November 22, 2022, Buyer has filed with the SEC all Buyer SEC Reports. As of the date of filing, none of the Buyer SEC Reports filed on or after November 22, 2022 contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.8           Limitation on Warranties. Except as expressly set forth in the Related Agreements and Article III and Article IV of this Agreement (as modified by the Acquired Company Disclosure Schedule), (a) the Acquired Companies and the Sellers do not make any representation or warranty to Buyer (including any opinion, information, or advice which may have been provided to Buyer or any of its Affiliates by any equityholder, partner, director, manager, officer, employee, accounting firm, legal counsel, or other agent, consultant, or representative of either Acquired Company), whether written or oral, statutory, express or implied, with respect to the Acquired Companies and their respective Subsidiaries, or any of their respective businesses, operations, assets, equity interests, liabilities, condition (financial or otherwise) or prospects and (b) Buyer is not relying and has not relied on any representations, warranties or statements regarding the subject matter of this Agreement or with respect to the Acquired Companies and their respective Subsidiaries, or any of their respective businesses, operations, assets, equity interests, liabilities, condition (financial or otherwise) or prospects in making its determination to proceed with the Transactions. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO EACH OTHER, EXCEPT AS CONTAINED IN THIS AGREEMENT AND THE RELATED AGREEMENTS (AS MODIFIED BY THE ACQUIRED COMPANY DISCLOSURE SCHEDULE AND THE BUYER DISCLOSURE SCHEDULE), AND ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT OR THE APPLICABLE RELATED AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT. Buyer acknowledges that any estimates, forecasts, or projections furnished or made available to it concerning an Acquired Company and the Subsidiaries (including those reflected in the Financials) on their properties, business or assets have not been prepared in accordance with GAAP, Australian Accounting Standards or standards applicable under the Securities Act, and such estimates, forecasts and projections reflect numerous assumptions, are subject to material risks and uncertainties and, except as expressly covered in any representations or warranties set forth in Article III and Article IV of this Agreement (as modified by the Acquired Company Disclosure Schedule) and the Related Agreements, are not being and will not be relied upon by Buyer.

Article VI

TAX MATTERS

6.1           Preparation of Tax Returns. Sellers shall, at the expense of Sellers, prepare and timely file, or shall cause to be prepared and timely filed, all “S corporation” or other flow-through income Tax Returns with respect to the Acquired Companies where Tax on the income is paid solely by Sellers including any such income Tax Return of Sellers that includes the Acquired Companies (such Tax Returns, “Flow-Through Tax Returns”). For the avoidance of doubt, any income Tax Return with respect to which any Tax is paid by an Acquired Company shall not be a Flow-Through Tax Return. At least twenty (20) days prior to filing an Flow-Through Tax Return, Sellers shall make available to Buyer a draft of such Tax Return for Buyer’s review and Sellers will consider in good faith all reasonable comments received from Buyer at least five (5) days before the due date for the applicable Tax Return. Sellers shall pay or cause to be paid any Taxes attributable to all Flow-Through Tax Returns (such Taxes, “Flow-Through Taxes”). Each Acquired Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns other than Flow-Through Tax Returns, if any, that are required to be filed by such Acquired Company and its Subsidiaries (taking into account any extension properly obtained) on or before the applicable Closing Date (“Acquired Company Prepared Returns”), and shall pay, or cause to be paid, all Taxes due on or before the applicable Closing Date. All Acquired Company Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of such Acquired Company or Subsidiary with respect to such items, except as otherwise required by applicable Law. At least twenty (20) days prior to filing an Acquired Company Prepared Return that is an income or other material Tax Return, the applicable Acquired Company shall make available to Buyer a draft of such Tax Return for Buyer’s review and comment. The Acquired Companies will consider in good faith all reasonable comments received from Buyer at least five (5) days before the due date for the applicable Tax Return. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for a Pre-Closing Tax Period or Straddle Period that are required to be filed after the applicable Closing Date (the “Buyer Prepared Returns”). All such Buyer Prepared Returns that are not for a Straddle Period shall be prepared in a manner consistent with such Acquired Company’s past practice, except as otherwise required by applicable Law. In the event that any Buyer Prepared Return that is an Income Tax Return shows any material Unpaid Pre-Closing Taxes that are subject to indemnification by the Indemnifying Parties pursuant to this Agreement, Buyer will submit such Buyer Prepared Return to the Sellers for review and comment at least twenty (20) days (or, if such Buyer Prepared Return is required to be filed within twenty (20) days after the Agreement Date, as soon as practicable after the Agreement Date) prior to the filing of such Buyer Prepared Return (taking into account any validly obtained extensions of time to file); provided, that any failure or delay in providing any Buyer Prepared Return to the Sellers shall not relieve the Indemnifying Parties of any indemnification obligations with respect to such Tax Return. Buyer will consider in good faith all reasonable comments received from the Sellers at least five (5) days before the due date for the applicable Tax Return.

6.2           Cooperation. Each Party shall cooperate fully with the other Parties in connection with the filing of any Tax Returns with respect to each Acquired Company, its Subsidiaries and each Acquired Company’s operations and any pending or threatened audit, Legal Proceedings or assessments with respect thereto or to Taxes owed by such Acquired Company or any Subsidiary. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall an Acquired Company be entitled to review or otherwise have access to any Income Tax Return, or information related thereto, of Buyer or its Affiliates (other than Income Tax Returns of such Acquired Company for taxable periods ending on or prior to the applicable Closing Date).

6.3           Transfer Taxes. All Transfer Taxes incurred as a result of the Transactions shall be borne one-half by the Sellers and one-half by Buyer. The Party responsible for such Transfer Taxes under applicable Law shall timely file any Tax Return or other document with respect to such Transfer Taxes. The Parties shall reasonably cooperate to timely file all necessary Tax Returns and other documentation with respect to the Transfer Taxes, and, pay when due such Transfer Taxes. The Parties shall reasonably cooperate in executing any appropriate tax exemption certificates in connection with this Agreement and the Transactions to reduce or eliminate any such Transfer Taxes.

6.4           Tax Contests. Buyer, the Acquired Companies and their Subsidiaries, on the one hand, and Sellers and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other Party of any Tax Matter shall not relieve such other Party of any liability with respect to such Tax Matters except to the extent such Party was actually and materially prejudiced as a result thereof. Except with respect to Tax Matters solely relating to Flow-Through Taxes, Buyer shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof; provided, however, that Buyer shall keep Sellers reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which Sellers are liable without obtaining Sellers’ prior written consent thereto, which shall not be unreasonably withheld or delayed. Sellers shall be entitled to control Tax Matters solely relating to Flow-Through Taxes (each such Tax Matter, a “Flow-Through Tax Matter”); provided, however, that (i) Buyer shall have the right to participate in any such Flow-Through Tax Matter at its own expense and with counsel of its own choosing, (ii) Sellers shall keep Buyer reasonably informed of the progress of any Flow-Through Tax Matter and (iii) Sellers shall not effect any settlement or compromise with respect to any Flow-Through Tax Matter that could adversely impact the Taxes or Tax positions of the Acquired Companies in any taxable period following the Closing without obtaining Buyer’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

6.5           Conflicts. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict between Article X and this Article VI, the provisions of this Article VI shall control matters relating to Taxes.

Article VII

ADDITIONAL AGREEMENTS

7.1           Conduct of the Business of the Acquired Companies. Except with the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly provided elsewhere in this Agreement or the Related Agreements, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and (i) with respect to ODA, the U.S. Closing, and (ii) with respect to ODA Australia, the Australia Closing, each Acquired Company shall, and shall cause each of its Subsidiaries to:

(a)            subject to applicable Law, conduct its business solely in the Ordinary Course of Business;

(b)            use commercially reasonable efforts to (i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due, (ii) to collect accounts receivable when due and not extend credit, discounts, accommodations or concessions outside of the Ordinary Course of Business, (iii) sell its or any of its Subsidiaries’ products and services consistent with past practice as to discounting, license, service, warranty, and maintenance terms, incentive programs and revenue recognition and other terms and (iv) preserve intact its present business organizations, keep available the services of its present officers and Service Providers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c)            ensure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Buyer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(d)            promptly notify Buyer of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and

(e)            promptly notify Buyer of any notice or other communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that an Acquired Company Authorization is or about to be revoked or (iii) indicating that an Acquired Company Authorization is required in any jurisdiction in which such Acquired Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Buyer (following the applicable Closing) or an Acquired Company and its Subsidiaries, taken as a whole.

7.2           Restrictions on Conduct of the Business. Without limiting the generality or effect of the provisions of Section 7.1 and subject to applicable Law, except as (i) expressly set forth on Section 7.2 of the Acquired Company Disclosure Schedule, (ii) expressly provided otherwise in this Agreement or the Related Agreements or (iii) written consent of Buyer (such consent not to be unreasonably withheld or conditioned), during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and (i) with respect to ODA, the U.S. Closing, and (ii) with respect to ODA Australia, the Australia Closing, each Acquired Company shall not, and shall cause each of its Subsidiaries not to:

(a)            amend its or any of its Subsidiaries’ organizational or governing documents;

(b)            merge or consolidate itself or any of its Subsidiaries with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)            declare or pay dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its or any of its Subsidiaries’ Equity Interests, or split, combine or reclassify any of its or any of its Subsidiaries’ Equity Interests or issue or authorize the issuance of, or commit to issue or set aside any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its or any of its Subsidiaries’ Equity Interests;

(d)            (i) enter into, amend, renew, modify, or terminate any (A) Material Contract, (B) any Contract that would (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract, or (C) Contract requiring a novation or consent in connection with the Transactions, (ii) violate, terminate, renew, amend or modify (including by entering into a new Contract with such party or otherwise), waive any of the material terms of, or release or assign any of the rights or claims under, any of its Material Contracts, or (iii) enter into, amend, renew, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, that if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect it or any of its Subsidiaries (or, following consummation of the Transactions, Buyer or any of its Affiliates) in any material respect, (B) impair the its ability or the ability of the Sellers to perform their respective obligations under this Agreement or any Related Agreement to which it or they are a party or (C) prevent or materially delay or impair the consummation of the Transactions; provided, however, that, for the avoidance of doubt, nothing in this subsection (d) shall prevent an Acquired Company from entering into any contract in the Ordinary Course of Business;

(e)            issue, promise, deliver, grant or sell or authorize or propose the issuance, promise of, delivery, grant or sale of, or purchase or propose the purchase of, any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests;

(f)             except as required by applicable Law: (A) grant or pay any severance, retention or termination pay, or any special or one-time or special bonus, commission or incentive compensation, to any Service Provider; (B) increase the salaries, bonuses or other compensation or benefits payable to any Service Provider; (C) grant any compensatory Equity Interests or any equity or equity-linked awards to any Service Provider; (D) terminate, adopt, establish, enter into or amend any Acquired Company Employee Plan; (E) accelerate the vesting, funding or payment of any compensation or benefits under any Acquired Company Employee Plan; (F) hire, promote or terminate (other than terminations for “cause”) any Service Provider; or (G) enter into, negotiate, modify or terminate any collective bargaining agreement or other Contract with a labor union, works council or similar body;

(g)            make any loans or advances to, or any investments in or capital contributions to, any Person;

(h)            except for non-exclusive licenses on a Standard Form Agreement, or customer agreements for the development of Technology or Intellectual Property, in connection with the provision of the Acquired Company Products (not including rights in any Acquired Company Source Code) and the services of the Acquired Companies in the Ordinary Course of Business, transfer, sell, or license to any Person any rights to any Intellectual Property Rights, or transfer or provide a copy of any Acquired Company Source Code to any Person (including any current or former employee or consultant of an Acquired Company or any of its Subsidiaries or any contractor or commercial partner of an Acquired Company or any of its Subsidiaries) (other than providing access to Acquired Company Source Code to current employees and consultants of such Acquired Company or any of its Subsidiaries involved in the development of the Acquired Company Products on a need to know basis in the Ordinary Course of Business and provided each such employee or consultant has executed a Personnel Agreement) or materially amend or replace any Privacy Statement (unless necessary for the purposes of compliance with Information Privacy and Security Laws);

(i)             except in the Ordinary Course of Business, enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party;

(j)             abandon, let lapse, fail to maintain or take (or fail to take) any other action regarding any item of Acquired Company Registered IP or fail to maintain any trade secrets included in the Acquired Company Owned IP;

(k)            amend or modify any Privacy Statement of an Acquired Company or any of its Subsidiaries;

(l)             enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than nonexclusive arrangements entered in the Ordinary Course of Business on a Standard Form Agreement);

(m)            sell, lease, license or otherwise dispose of or encumber (other than Permitted Liens) any of its properties or assets, other than non-exclusive licenses of Acquired Company Products in the Ordinary Course of Business, or enter into any Contract with respect to the foregoing;

(n)            enter into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP or Australian Accounting Standards, as applicable, except in the Ordinary Course of Business;

(o)            enter into, amend, renew, modify, terminate or waive the terms of any Lease Agreement; provided, however, that, for the avoidance of doubt, nothing in this subsection (o) shall prevent an Acquired Company from entering into any Lease Agreement in the Ordinary Course of Business (i) providing for aggregate payments by an Acquired Company and its Subsidiaries not in excess of $1,600 on a monthly basis or $19,200 on an annual basis and (ii) having a term length of not more than two (2) years in the aggregate;

(p)            incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(q)            make any capital expenditures, capital additions or capital improvements in excess of $10,000 individually or $20,000 in the aggregate;

(r)             materially change the amount of, or terminate, any insurance coverage;

(s)            cancel, release or waive any claims or rights held by an Acquired Company or any of its Subsidiaries;

(t)            commence a Legal Proceeding other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided, that it consults with Buyer prior to the filing of such a suit) or (C) for a breach of this Agreement;

(u)            pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than Third Party Expenses;

(v)            accelerate the collection of or discounting of any accounts receivable, delay the payment of accounts payable or deferred expenses or otherwise increase cash or cash equivalents, except in the ordinary course of business consistent with past practice;

(w)            acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or Equity Interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(x)            make, change or revoke any Tax election, adopt or change any Tax accounting method or period, file any amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law), apply for any Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, assume or agree to indemnify any liability for Taxes of another Person, surrender any right to claim a Tax refund, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Buyer or its Affiliates for any Tax period ending after the applicable Closing Date or decreasing any Tax attribute of an Acquired Company or any of its Subsidiaries existing on the applicable Closing Date;

(y)            change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP or Australian Accounting Standards, as applicable, as concurred with its independent accountants and after notice to Buyer;

(z)            enter into any agreement for the purchase, sale or lease of any real property;

(aa)          place or allow the creation of any Lien (other than a Permitted Lien) on any of its properties; or

(bb)         take or agree (in writing or otherwise) to take any of the actions described in clauses (a) through (aa) or commit to take any action to effect any of the foregoing actions.

Nothing in this Section 7.2 is intended to or shall cause Buyer to directly or indirectly control the Acquired Companies or any of their respective Subsidiaries in violation of applicable Antitrust Laws.

7.3           No Solicitation; Transfer Restrictions.

(a)            During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and (i) with respect to ODA, the U.S. Closing, and (ii) with respect to ODA Australia, the Australia Closing, the Sellers and the Acquired Companies will not, and the Acquired Companies will cause their respective Subsidiaries not to, and the Sellers and the Acquired Companies will not authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, knowingly encourage others to solicit, or knowingly encourage, facilitate or accept any discussions, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any shareholders of either Acquired Company. The Sellers and the Acquired Companies will, the Acquired Companies will cause their respective Subsidiaries, and the Sellers and the Acquired Companies will cause their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Buyer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Acquired Companies or any of their respective Subsidiaries in connection with an Acquisition Proposal and request from each Person (other than Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to the Acquired Companies or any of their Subsidiaries previously provided to such Person in connection with an Acquisition Proposal. If any Seller’s or any of the Acquired Companies’ or their respective Subsidiaries’ Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Sellers or the Acquired Companies are obligated pursuant to this Section 7.3 not to authorize or permit such Representative to take, then the Sellers and the Acquired Companies shall be deemed for all purposes of this Agreement to have breached this Section 7.3.

(b)            The Sellers and the Acquired Companies shall immediately (but in any event, within 24 hours) notify Buyer in writing after receipt by the Sellers or the Acquired Companies (or, to the Knowledge of the Sellers, by any of their Representatives or any Representatives of the Acquired Companies), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Acquired Companies or any of their respective Subsidiaries or for access to any of the properties, books or records of the Acquired Companies or any of their Subsidiaries by any Person or Persons other than Buyer and its Representatives reasonably expected to be in connection with a potential Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal. The Sellers and the Acquired Companies shall keep Buyer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. The Sellers and the Acquired Companies shall provide Buyer with at least 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the applicable board of directors or managers or similar governing body of the applicable Acquired Company) of any meeting of board of directors or managers or similar governing body of an Acquired Company at which such board of directors or managers or similar governing body is reasonably expected to discuss any Acquisition Proposal.

(c)            During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the applicable Closing, each Seller hereby agrees that it shall not, and it shall cause and direct each of its controlled Affiliates not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, transfer or assign (with or without consideration), lend or otherwise dispose of or otherwise encumber any of such Seller’s Subject Securities (other than to Buyer and its Affiliates as provided for in this Agreement).

7.4         Access to Information.

(a)          During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and (i) with respect to ODA, the U.S. Closing, and (ii) with respect to ODA Australia, the Australia Closing, (i) the Acquired Companies shall afford Buyer and its Representatives reasonable access during normal business hours to (A) the properties, personnel, books, Contracts and records of the Acquired Companies and their Subsidiaries and (B) all other information concerning the business, properties and personnel of the Acquired Companies and their Subsidiaries as Buyer may reasonably request and (ii) the Acquired Companies shall provide to Buyer and its Representatives correct and complete copies of each Acquired Company’s and each of its Subsidiaries’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and work papers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which such Acquired Company or any of its Subsidiaries has been a party and (D) receipts received for any Taxes paid to foreign Taxing Authorities.

(b)            Subject to compliance with applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and (i) with respect to ODA, the U.S. Closing, and (ii) with respect to ODA Australia, the Australia Closing, the Sellers and the Acquired Companies shall confer from time to time as reasonably requested by Buyer with one or more Representatives of Buyer to discuss any material changes or developments in the operational matters of the Acquired Company and their Subsidiaries and the general status of the ongoing operations of the Acquired Companies and their Subsidiaries.

(c)            No information obtained by Buyer during the pendency of the Transactions in any investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

7.5           Notification of Certain Matters.

(a)            Each of Buyer, on the one hand, and the Acquired Companies and the Seller, on the other hand, shall give prompt notice to the other of (i) the occurrence or non-occurrence of any event that is reasonably likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate on or prior to the applicable Closing Date and (ii) any failure of such Party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect any remedies available to any Party. No disclosure by a Party pursuant to this Section 7.5 shall be deemed to amend or supplement the Acquired Company Disclosure Schedule or the Buyer Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

(b)            The Sellers and the Acquired Companies shall give Buyer prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Transactions, keep Buyer informed as to the status of any such Legal Proceeding or threat, and shall permit authorized Representatives of Buyer to be present at each meeting or conference relating to any such Legal Proceeding, to participate in, or review, any material communication before it is made to any Governmental Entity, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding, including by providing Buyer with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving Party shall consider any such received comments in good faith and incorporate any reasonable comments of Buyer with respect thereto.

7.6            Confidentiality. The Parties acknowledge that Tempo Automation, Inc., a wholly owned subsidiary of Buyer, and ODA have previously executed that certain Mutual Non-Disclosure Agreement dated November 23, 2020 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Buyer, ODA Australia and the Sellers hereby agree to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though each were a party thereto. The Parties acknowledge that they have and will continue to receive Confidential Information (as defined below) from or regarding the other Parties and their respective Subsidiaries, the release of which would be damaging to such other Party. Each Party shall hold in strict confidence any Confidential Information in such Party’s possession, and each such Party shall not disclose such Confidential Information to any Person (including any Affiliates of such Person) other than another Party hereto or a Representative of such Party with a need to know such Confidential Information in connection with the transactions contemplated by this Agreement and the Related Agreements, including the Transactions, or otherwise use such Confidential Information for any purpose other than to evaluate, analyze and keep apprised of the other Parties’ and their respective Subsidiaries’ businesses and assets; provided that a Party may disclose or use for any purpose any Confidential Information (i) to comply with any Laws (including applicable stock exchange or quotation system requirements) or requests by any Governmental Entities, provided, that such Party must promptly notify the other Parties of any disclosure of Confidential Information that is required by Law or requested by any Governmental Entity, and any such disclosure of Confidential Information shall be limited to the minimum extent required by Law or requested by such Governmental Entity, (ii) that a Party has also received from a source independent of the other Parties on a non-confidential basis and that such Party reasonably believes was obtained by such source without breach of any obligation of confidentiality to the other Parties, (iii) that have been or are hereafter independently developed by a Party or its Affiliates or on their behalf without using any of the Confidential Information of the other Parties, (iv) that are or become generally available to the public (other than as a result of a prohibited disclosure by a Party or its Representatives), or (v) to a Party’s legal counsel, accountants and other professional advisors (but then only if such disclosure is subject to professional confidentiality or similar obligations then customary for rendering such advice). The term “Confidential Information” shall mean any information pertaining to a Party’s or any of its Subsidiaries’ business that is not available to the public, whether written, oral, electronic, visual form or in any other media, including, but not limited to, trade secrets.

7.7            Public Disclosure. So long as this Agreement is in effect, neither the Acquired Companies nor the Sellers, on the one hand, nor Buyer, on the other hand, nor any of their respective Subsidiaries or Representatives, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Transactions, without the prior written consent of the Sellers (with respect to Buyer) or Buyer (with respect to the Acquired Companies and the Sellers), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Parties to review and comment upon such press release or other announcement or disclosure in advance and shall consider in good faith all reasonable comments thereto; provided, however, that the Parties shall not be required by this Section 7.7 to provide any such review or comment to another Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and its Subsidiaries and Representatives may, without further consent of the other Parties, make statements with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Transactions, that are consistent with (and do not otherwise include or refer to any terms or conditions that are not otherwise contained in) public statements with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Transactions, that have previously been made by Buyer or the Acquired Companies in compliance with this Section 7.7.

7.8           Reasonable Best Efforts.

(a)            Each of the Parties agrees to use its commercially reasonable efforts, and to cooperate with each other Party, to take, or cause to be taken, any actions necessary, appropriate or desirable to consummate and make effective, as promptly as practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VIII, and including to execute and deliver such other instruments as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

(b)            Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding the Transactions (and if in writing, furnish the other Parties with a copy of such communication). The Parties and their respective Affiliates shall respond promptly to any request for information or documentary material from any Governmental Entity with respect to the Transactions or required in order to submit an application to any Governmental Entity with respect to the Transactions. To the extent permitted by applicable Law and except as may be prohibited by any Governmental Entity, each Party shall (i) permit the other Parties to review in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Entity relating to the Transactions; (ii) not participate in any substantive meeting or telephone or video conference, or have any substantive communication, with any Governmental Entity unless it has given the other Parties a reasonable opportunity to consult with it in advance and, unless prohibited by such Governmental Entity, give the other Parties the opportunity to attend and participate therein; (iii) furnish the other Parties’ outside legal counsel with copies of all communications between it and any such Governmental Entity with respect to this Agreement and the Transactions; provided, that material provided pursuant to this Section 7.8(b) (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns, or (3) to remove references concerning the valuation of the Parties or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials; and (iv) furnish the other Parties’ outside legal counsel with such information and reasonable assistance as the other Parties’ outside legal counsel may reasonably request in connection with their preparation of necessary submissions of information to any such Governmental Entity.

(c)            Notwithstanding the foregoing, nothing in this Section 7.8 or otherwise in this Agreement shall require Buyer or its Affiliates to (and the Acquired Companies shall not, and shall cause their Subsidiaries and Affiliates not to, without Buyer’s prior written consent) offer, propose, negotiate, agree to, commit to, effect or take: (i) any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Buyer of any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Buyer or any of its Affiliates (including, following the applicable Closing, the Acquired Companies), or compel Buyer to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Buyer or any of its Affiliates (including, after the applicable Closing, the Acquired Companies); (ii) any divestiture or hold separate of any business or assets; or (iii) any other remedy, commitment, condition or undertaking of any kind.

7.9            Financing Assistance. Prior to the applicable Closing, the Sellers and the Acquired Companies shall, and shall cause the Subsidiaries of the Acquired Companies to and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate with Buyer in connection with any financing transaction relating to the consummation of the Transactions, in each case, as reasonably requested by Buyer (provided, that, with respect to each Acquired Company, such requested cooperation does not unreasonably interfere with the ongoing operations of such Acquired Company and its Subsidiaries), including (i) participating in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with Buyer and its Representatives, including direct contact between senior management and Representatives of the Acquired Companies and their respective Subsidiaries and current and potential prospective investors in Buyer (“Potential Investors”), (ii) assisting with the preparation of customary materials for Potential Investor presentations, offering documents, private placement memoranda, proxy statements, bank information memoranda, prospectuses and similar documents required in connection with any such financing transaction, and providing reasonable and customary authorization letters to Buyer authorizing the distribution of information to prospective lenders and other financing sources and containing customary information; (iii) furnishing Buyer and/or Potential Investors as promptly as reasonably practicable with all reasonably requested financial and other information related to the Acquired Companies in connection with any such financing transaction; and (iv) promptly furnishing Buyer with all documentation and other information required or reasonably requested by any Person with respect to any such financing transaction under applicable “know your customer” and Anti-Corruption Laws.

7.10         Financial Information.

(a)            As promptly as practicable following the date of this Agreement (and in any event prior to the applicable Closing), the Acquired Companies shall deliver to Buyer (i) the audited consolidated balance sheets of each Acquired Company as of December 31, 2021 and December 31, 2022 and the related audited consolidated statements of income, cash flows and shareholders’ equity of each Acquired Company for the year then ended (the financial statements described in this clause, the “Closing Financial Statements”), and (ii) any other audited or unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Acquired Companies and their respective Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable, that as of such date is required to be included in any filing by Buyer with the SEC (the “Additional Financial Statements”). The Acquired Companies shall cause the Closing Financial Statements and any Additional Financial Statements (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) in the case of any audited financial statements, to be audited in accordance with the standards of the American Institute of Certified Public Accountants and to contain a report of each Acquired Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)            At no expense to the Sellers, each of the Sellers and the Acquired Companies shall use its commercially reasonable efforts to, and to cause its representatives, accountants and auditors to: (i) assist Buyer in causing to be prepared in a timely manner any other financial information or statements of or relating to the Acquired Companies or their respective Subsidiaries included in any Current Report on Form 8-K to be filed by Buyer with the SEC relating to the consummation of the Transactions and any other filings to be made by Buyer with the SEC in connection with the consummation of the Transactions, including, but not limited to, (a) summary and selected financial data of the Acquired Companies and their respective Subsidiaries, (b) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC and (c) customary pro forma financial statements and information; and (ii) to obtain the consents of the auditors of the Acquired Companies or their respective Subsidiaries as may be required by applicable Law or required or requested by the SEC.

7.11         Allocation Schedules.

(a)            The Sellers shall prepare and deliver to Buyer a spreadsheet (the “U.S. Allocation Schedule”) at least three (3) Business Days prior to the U.S. Closing, in a form reasonably satisfactory to Buyer, which U.S. Allocation Schedule shall be dated as of the U.S. Closing Date and shall set forth all of the information (in addition to the other required data and information specified therein) set forth in Section 7.11 of the Acquired Company Disclosure Schedule, as of immediately prior to the U.S. Closing.

(b)            The Sellers shall prepare and deliver to Buyer a spreadsheet (the “Australia Allocation Schedule” and, together with the U.S. Allocation Schedule, the “Allocation Schedules”) at least three (3) Business Days prior to the Australia Closing, in a form reasonably satisfactory to Buyer, which Australia Allocation Schedule shall be dated as of the Australia Closing Date and shall set forth all of the information (in addition to the other required data and information specified therein) set forth in Section 7.11 of the Acquired Company Disclosure Schedule, as of immediately prior to the Australia Closing.

(c)            Each Allocation Schedule shall be accompanied by reasonably detailed back-up documentation for the calculations contained therein. The Acquired Companies shall make available to Buyer and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the applicable Allocation Schedule and reasonable access to employees of the Acquired Companies and each of their Subsidiaries as Buyer may reasonably request in connection with its review of such Allocation Schedule, and will otherwise cooperate in good faith with Buyer’s and its Representatives review and shall take into consideration in good faith any comments of Buyer on such Allocation Schedule and incorporate any reasonable comments thereto. Notwithstanding the foregoing, in no event will any of Buyer’s rights be considered waived, impaired or otherwise limited as a result of Buyer not making an objection prior to the U.S. Closing or its making an objection that is not fully implemented in a revised Allocation Schedule, as applicable.

7.12         Seller Acknowledgement and Nondisclosure.

(a)            Each Seller hereby acknowledges and agrees that as a result and as a part of such Seller’s relationship with the Acquired Companies (including as a result of such Seller’s ownership of the Subject Securities), such Seller was afforded access to Acquired Company Confidential Information that could have an adverse effect on Buyer, the Acquired Companies and their respective businesses if it is disclosed or used for any purpose other than that for which it was intended (the “Purpose”), and that as a condition and inducement to Buyer entering into this Agreement and as a condition to the consummation of the Transactions, it is reasonable and necessary for such Seller to agree, subject to the terms and conditions herein, not to disclose or use, other than for the Purpose, such Acquired Company Confidential Information. Each Seller further acknowledges and agrees that the benefits provided to such Seller under this Agreement constitute good and sufficient consideration for the agreements and covenants in this Section 7.12.

(b)            Each Seller covenants and agrees that from and after the applicable Closing, such Seller shall not disclose directly or through such Seller’s Affiliates, directors, trustees, officers or any Person serving in a similar capacity, or use any Acquired Company Confidential Information. Notwithstanding the foregoing, the provisions of this Section 7.12(b) will not prohibit any use or disclosure of Acquired Company Confidential Information (i) required by Law or otherwise pursuant to court order, subpoena or other legal process, so long as such Seller agrees to use such Seller’s commercially reasonable efforts to (A) to the extent permitted by Law or otherwise pursuant to court order, subpoena or other legal process, provide Buyer an opportunity to object to the disclosure, (B) to the extent permitted by Law, give Buyer reasonable prior written notice under the circumstances and (C) if requested by Buyer, reasonably cooperate with Buyer to seek protective treatment of the Acquired Company Confidential Information, (ii) if Seller is a Continuing Employee, form disclosing or using Acquired Company Confidential Information on behalf of Buyer and its Affiliates (including the Acquired Companies) in his or her capacity as a Continuing Employee subject to the confidentiality obligations of such Seller as a Continuing Employee, and (iii) in connection with any Legal Proceeding to the extent reasonably required to enforce any right or remedy relating to this Agreement or the Transactions; provided, that such Persons shall have agreed in advance of such disclosure to be bound by confidentiality obligations substantially similar to the terms of confidentiality to which such Seller is bound pursuant to this Agreement or are otherwise bound by a fiduciary or other legal obligation of confidentiality or (iv) to a legal, financial or tax advisor who has a need to know such information for the purpose of providing advice or services to such Seller, and who is bound by a fiduciary, contractual or other legal obligation not to disclose such information.

(c)            Each Seller acknowledges that all of the Acquired Company Confidential Information is and after the applicable Closing will continue to be the exclusive proprietary property of the Acquired Companies or their Affiliates, as applicable, whether or not prepared in whole or in part by such Seller and whether or not disclosed to or entrusted to the custody of such Seller. For the avoidance of doubt, the taking of any action prohibited by this Section 7.12 by any controlled Affiliate, or any Person serving in a similar capacity of such Seller shall be deemed to be a breach of this Section 7.12 by such Seller.

7.13         Lock-Up Period.

(a)            Each Seller agrees that, during the period beginning on the U.S. Closing Date and continuing to and including the date that is six (6) months following the U.S. Closing Date (the “Lock-Up Period”), such Seller shall not, and shall cause and direct each of its controlled Affiliates not to, (A) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of Buyer Common Stock held by it (or entitled to be held by it) immediately after the U.S. Closing or any securities convertible into or exercisable or exchangeable for shares of Buyer Common Stock held by it (or entitled to be held by it) immediately after the U.S. Closing (the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i) through (iii), collectively, “Transfer”). Each Seller represents and warrants that such Seller is not currently, and has not caused or directed any of its Affiliates to be or become, a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any prohibited Transfer of Lock-Up Shares during the Lock-Up Period.

(b)            Each Seller acknowledges and agrees that all book entries representing the Lock-Up Shares of such Seller shall bear a legend or legends referencing the restrictions applicable to such shares under this Section 7.14, which legend shall state in substance:

“THESE SECURITIES ARE SUBJECT TO A LOCK-UP PURSUANT TO THE TERMS OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED MARCH 25, 2023 (THE “SECURITIES PURCHASE AGREEMENT”), BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT.”

7.14        Seller General Release.

(a)            Effective as of the applicable Closing, each Seller, on behalf of such Seller and, to the greatest extent permissible by applicable Law, each of such Seller’s Affiliates, heirs, successors, Representatives and permitted assigns to the extent any such Person asserts Claims of, or on behalf of, such Seller, hereby unconditionally and irrevocably and forever releases and discharges the applicable Acquired Company, each Subsidiary of the applicable Acquired Company, Buyer and their respective successors and assigns, and their respective present and former directors, officers, stockholders, employees, Affiliates, agents and other representatives (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, damages, actions and causes of action, obligations and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at Law or in equity, that such Seller ever had, now has or ever may have or claim to have against or with respect to any of the Released Parties, resulting from, arising out of or relating to the amount or form of the consideration to be received by such Seller pursuant to this Agreement (without limiting any rights or remedies herein) or any other matter, circumstance, event, action, inaction, omission, cause or thing whatsoever relating to the Acquired Companies or any of their Subsidiaries (including arising out of or relating to such Seller’s status as an equityholder of the applicable Acquired Company or any of its Subsidiaries prior to the applicable Closing), in each case arising at any time at or prior to, the applicable Closing (collectively, “Claims”); provided, however, that this release does not extend to (i) any Claim to enforce the terms of, or any breach of, this Agreement or any document or agreement delivered hereunder or any of the provisions set forth herein, (ii) any Claim by such Seller, if such Seller is or was an employee of an Acquired Company or any of its Subsidiaries, with respect to claims for salary, wages, expense reimbursement, or benefits owed to such Seller by such Acquired Company or any of its Subsidiaries in such Seller’s capacity as an employee of or service provider to such Acquired Company or any of its Subsidiaries, (iii) any rights to payments pursuant to this Agreement, (iv) any Claim by such Seller with respect to any rights available from an Acquired Company or any of its Subsidiaries to such Seller or such board designee in such Seller’s or such designee’s capacity as an officer or director of an Acquired Company or any of its Subsidiaries whether pursuant to the indemnification provisions contained in their respective Governing Documents, any Contract, or otherwise, or (v) any Claim of such Seller that cannot be released by Law (collectively, the “Retained Claims”).

(b)            Each Seller hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Claim, other than Retained Claims, against or with respect to any of the Released Parties, and this Section 7.14 shall constitute a complete defense to any Claim, other than Retained Claims.

(c)            Each Seller acknowledges that such Seller has had the opportunity to be advised by legal counsel with regard to this Section 7.14 and hereby irrevocably and expressly waives any benefits that may be applicable to such Seller under Section 1542 of the California Civil Code (or any similar statute, common law or other Law regarding the release of unknown claims in any jurisdiction), which section provides substantially as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7.15        Employee Matters.

(a)           For purposes of determining eligibility and, solely for purposes of defined contribution retirement plans, vesting under Buyer’s and its Affiliates’ plans and programs providing employee benefits to Continuing Employees after the applicable Closing Date (the “Buyer Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Acquired Companies and their Subsidiaries prior to the applicable Closing Date to the same extent as such Continuing Employee was (or would have been) entitled, before the applicable Closing Date, to credit for such service under Acquired Company Employee Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Buyer shall use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans; (ii) each Buyer Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Acquired Company Employee Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the applicable Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Buyer Benefit Plan (to the extent such credit would have been given under comparable Acquired Company Employee Plans prior to the applicable Closing).

(b)            Effective as of the day immediately preceding the applicable Closing Date, each Acquired Company shall take all actions necessary to terminate any and all Acquired Company Employee Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each, an “Acquired Company 401(k) Plan”). The form and substance of any resolutions and other documents effecting the termination of any Acquired Company 401(k) Plan shall be subject to prior review, comment and approval by Buyer at least two (2) Business Days prior to the U.S. Closing Date, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that termination of any Acquired Company 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the applicable Acquired Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer.

(c)            Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of Buyer or any of its Affiliates to terminate reassign, promote or demote any Continuing Employee or other Service Provider (or to cause any of the foregoing actions) at any time following the Closing applicable to such Continuing Employee or Service Provider, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Continuing Employees or Service Providers at any time following the Closing applicable to such Continuing Employee or Service Provider; (ii) constitute an amendment or modification of any Acquired Company Employee Plan, Buyer Benefit Plan or employee benefit plan; or (iii) create any third party rights in any such Continuing Employee or other current or former Service Provider (including any beneficiary or dependent thereof); or (iv) obligate Buyer or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Buyer or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

7.16         Consents.

(a)            Each Acquired Company shall, upon Buyer’s request and using forms reasonably acceptable to Buyer, obtain prior to the applicable Closing, and deliver to Buyer at or prior to the applicable Closing, all consents, waivers and approvals under each Contract listed or described on Section 3.5 of the Acquired Company Disclosure Schedule with respect to the applicable Acquired Company (and any Contract entered into after the Agreement Date that would have been required to be listed or described Section 3.5 of the Acquired Company Disclosure Schedule if entered into prior to the Agreement Date).

(b)            Promptly after the Agreement Date, the Acquired Companies, as applicable, shall send each of the notices set forth in Section 7.16(b) of the Acquired Company Disclosure Schedule (the “Notices”) using forms reasonably acceptable to Buyer.

7.17         Terminated Agreements. Prior to the applicable Closing, the applicable Acquired Company shall cause each of the Contracts set forth on Section 7.17 of the Acquired Company Disclosure Schedule (the “Terminated Agreements”) with respect to such Acquired Company to be terminated, effective as of and contingent upon the applicable Closing, including by sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing. Upon the applicable Closing, the applicable Acquired Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise) such that Buyer, the applicable Acquired Company and its Subsidiaries shall not have any Liability under any Terminated Agreement following the applicable Closing Date.

7.18         Resignation of Officers, Directors and Managers. Prior to the applicable Closing, the applicable Acquired Company shall have caused each officer, director and manager of such Acquired Company and each of its Subsidiaries to execute an ODA Resignation Letter or ODA Australia Resignation Letter, as applicable, effective as of the applicable Closing.

7.19         Expenses. Whether or not the Transactions are consummated, except as otherwise set forth herein, each Party shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Transactions.

7.20         Corporate Matters. Each Acquired Company shall retain at its main office, and make available to Buyer, any original minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the boards of directors and the shareholders of such Acquired Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

7.21         Other Closing Deliverables. Each Acquired Company shall cause all of the closing deliverables required to be delivered by it pursuant to Section 1.3(a) (and not otherwise specifically addressed by this Article VII) to be delivered to Buyer at or prior to the applicable Closing.

7.22         Services Agreement. Promptly following the Agreement Date (and in any event prior to the U.S. Closing Date), Buyer, the Sellers and the Acquired Companies shall use their commercially reasonable efforts to negotiate in good faith a services agreement to be entered into by each of Buyer, ODA and ODA Australia, pursuant to which, among other things, ODA Australia will agree to continue to provide all services in the Ordinary Course of Business (including, for the avoidance of doubt, with respect to scope, terms and cost) that ODA Australia provides to ODA as of the Agreement Date during the period commencing on the U.S. Closing Date and ending on the Australia Closing Date (the “Services Agreement”).

7.23         Privileged and Confidential Communications; Conflict Waiver.

(a)            Buyer acknowledges certain Privileged and Confidential Communications may be present within the books and records and information technology systems of the Acquired Companies, and Buyer and the Acquired Companies are unwilling or unable to permanently destroy the Privileged and Confidential Communications because of their respective document retention policies and for various other practical reasons. The Parties agree that the presence of such Privileged and Confidential Communications in the Acquired Companies’ books and records and information technology systems shall not constitute a waiver by the Acquired Companies or the Sellers of any confidentiality protection or attorney-client privilege with respect thereto. In the event that Buyer or any of its Affiliates is legally compelled to disclose Privileged and Confidential Communications to a tribunal or Governmental Entity requiring or requesting such information, any of Buyer and its Affiliates to whom such request or requirement is directed may disclose to such tribunal or Governmental Entity that portion of the Privileged and Confidential Communications as is legally required to be disclosed. Buyer hereby agrees that if Buyer discovers, has in its possession, or otherwise becomes aware of any Privileged and Confidential Communication as a result of owning and having access to the books and records and information technology systems of the Acquired Companies, Buyer and Buyer’s Affiliates shall be precluded from using, and shall not use or permit to be used, any such Privileged and Confidential Communications against the Sellers in connection with any claim that may arise out of or relate to this Agreement, any Related Agreements, or any of the transactions contemplated hereby or thereby. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates, on the one hand, and a third party, on the other hand, Buyer may assert any attorney-client privilege, attorney work-product protection or expectation of confidentiality with respect to the Privileged and Confidential Communications to prevent disclosure of such Privileged and Confidential Communications to such third party. Further, notwithstanding this Agreement, any Related Agreements, or any of the transactions contemplated hereby or thereby, Buyer shall not succeed to the Privileged and Confidential Communications, and the Sellers shall have sole and exclusive authority and ownership of the Privileged and Confidential Communications.

(b)            Buyer understands that the Acquired Companies and the Sellers have been represented by Rutan & Tucker, LLP, as legal counsel to the Acquired Companies and the Sellers in connection with the transactions contemplated by this Agreement, including in the preparation, negotiation and execution of this Agreement and the Related Agreements. Buyer and the Acquired Companies acknowledge and agree that Rutan & Tucker, LLP may after each Closing represent the Sellers, any of the Sellers’ Affiliates and/or any other Seller Indemnified Party in matters related to this Agreement, the Related Agreements, or any other matter, including matters related to any post-Closing claims made by Buyer, any of Buyer’s Affiliates, or any other Buyer Indemnified Party, and any other claims that may arise out of or relate to this Agreement, any Related Agreement, or any of the transactions contemplated hereby or thereby. Buyer and the Acquired Companies hereby acknowledge, on behalf of themselves, their Affiliates and the other Buyer Indemnified Parties, that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and they hereby waive any conflict arising out of such future representation with respect to the matters described in this Section 7.23.

Article VIII

CONDITIONS TO THE U.S. TRANSACTIONS

8.1           Conditions to Obligations of Each Party to Effect the U.S. Transactions. The respective obligations of the Parties to effect the U.S. Transactions shall be subject to the satisfaction or waiver, at or prior to the U.S. Closing, of the following conditions:

(a)            Regulatory Periods. All waiting periods (and any extensions thereof) applicable to the consummation of the U.S. Transactions, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the U.S. Transactions, shall have expired or been terminated, and all other required consents under applicable Antitrust Laws relating to the U.S. Transactions shall have been obtained and shall remain in full force and effect.

(b)            No Order; Restraints. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of making the U.S. Transactions illegal or otherwise restraining, enjoining or otherwise prohibiting the consummation of the U.S. Transactions (each, as applicable, a “Restraint”).

(c)            Exchange Listing Approval. The shares of Buyer Common Stock issuable hereunder in connection with the U.S. Transactions shall have been approved for listing on Nasdaq subject to official notice of issuance.

8.2           Conditions to the Obligations of Buyer. The obligations of Buyer to effect the U.S. Transactions shall be subject to the satisfaction at or prior to the U.S. Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)            Representations, Warranties and Covenants.

(i)            (A) Each of the Acquired Company Fundamental Representations and the Seller Fundamental Representations, in each case, with respect to the Sellers, ODA and its Subsidiaries, shall be true and correct in all respects, in each case both as of the Agreement Date and as of the U.S. Closing Date as though made on the U.S. Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) and (B) all other representations and warranties of ODA and the Sellers contained in this Agreement with respect to the Sellers, ODA and its Subsidiaries shall be true and correct in all material respects, in each case both as of the Agreement Date and as of the U.S. Closing Date as though made on the U.S. Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date); and

(ii)            ODA and the Sellers shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by ODA and the Sellers at or prior to the U.S. Closing.

(b)            No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to ODA.

(c)            Company Certificate. Buyer shall have received a certificate from ODA, validly executed by the Chief Executive Officer of ODA for and on behalf of ODA, to the effect that, as of the U.S. Closing the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d)            Closing Deliverables. The Sellers shall have (i) delivered or cause to be delivered to Buyer the items required by Section 1.3(a) and (i) delivered or cause to be delivered the items and take or cause to be taken the actions set forth on Section 8.2(d) of the Acquired Company Disclosure Schedule.

(e)            Financing. Buyer shall have received aggregate gross proceeds from the Financing Transactions equal to or greater than the U.S. Closing Financing Amount.

8.3           Conditions to Obligations of ODA and the Sellers. The obligations of ODA and the Sellers to effect the U.S. Transactions shall be subject to the satisfaction at or prior to the U.S. Closing of each of the following conditions, any of which may be waived, in writing, exclusively by ODA and the Sellers:

(a)            Representations, Warranties and Covenants.

(i)            Each representation and warranty of Buyer set forth in this Agreement disregarding all qualifications and exceptions contained therein related to materiality or material adverse effect, shall be true and correct in all material respects as of the Agreement Date and as of the U.S. Closing Date as if made on and as of the U.S. Closing Date (or, if given as of a specific date, at and as of such date); and

(ii)            Buyer shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or prior to the U.S. Closing.

(b)            No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to Buyer that is continuing as of the U.S. Closing.

(c)            Certificate of Buyer. The Sellers shall have received a certificate executed for and on behalf of Buyer by an officer of Buyer to the effect that, as of the U.S. Closing, the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied.

(d)            Closing Deliverables. Buyer shall have delivered or cause to be delivered to Buyer the items required by Section 1.3(d).

8.4           Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the U.S. Transactions or terminating this Agreement and abandoning the U.S. Transactions, on the failure of any condition set forth in Section 8.1, Section 8.2, or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure to use all the requisite efforts required to consummate the U.S. Transactions in accordance with this Agreement.

Article IX

CONDITIONS TO THE AUSTRALIA TRANSACTIONS

9.1           Conditions to Obligations of Each Party to Effect the Australia Transactions. The respective obligations of the Parties to effect the Australia Transactions shall be subject to the satisfaction or waiver, at or prior to the Australia Closing, of the following conditions:

(a)            Regulatory Periods. All waiting periods (and any extensions thereof) applicable to the consummation of the Australia Transactions, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the Australia Transactions, shall have expired or been terminated, and all other required consents under applicable Antitrust Laws relating to the Australia Transactions shall have been obtained and shall remain in full force and effect.

(b)            Australian Foreign Investment Review: The FIRB Approval shall have been obtained.

(c)            No Order; Restraints. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of making the Australia Transactions illegal or otherwise restraining, enjoining or otherwise prohibiting the consummation of the Australia Transactions (each, as applicable, a “Restraint”).

9.2           Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Australia Transactions shall be subject to the satisfaction at or prior to the Australia Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)            Representations, Warranties and Covenants.

(i)            (A) Each of the Acquired Company Fundamental Representations and the Seller Fundamental Representations, in each case, with respect to the Sellers, ODA Australia and its Subsidiaries, shall be true and correct in all respects, in each case both as of the Agreement Date and as of the Australia Closing Date as though made on the Australia Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) and (B) all other representations and warranties of ODA Australia and the Sellers contained in this Agreement with respect to the Sellers, ODA Australia and its Subsidiaries shall be true and correct in all material respects, in each case both as of the Agreement Date and as of the Australia Closing Date as though made on the Australia Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date); and

(ii)            ODA Australia and the Sellers shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by ODA Australia and the Sellers at or prior to the Australia Closing.

(b)            No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to ODA Australia.

(c)            Company Certificate. Buyer shall have received a certificate from ODA Australia, validly executed by the Chief Executive Officer of ODA Australia for and on behalf of ODA Australia, to the effect that, as of the Australia Closing the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied.

(d)            Closing Deliverables. The Sellers shall have delivered or cause to be delivered to Buyer the items required by Section 1.3(c).

(e)            Financing. Buyer shall have received aggregate gross proceeds from the Financing Transactions in excess of the U.S. Closing Financing Amount equal to or greater than the sum of the Australia Closing Financing Amount.

9.3           Conditions to Obligations of ODA Australia and the Sellers. The obligations of ODA Australia and the Sellers to effect the Australia Transactions shall be subject to the satisfaction at or prior to the Australia Closing of each of the following conditions, any of which may be waived, in writing, exclusively by ODA Australia and the Sellers:

(a)            Representations, Warranties and Covenants.

(i)            Each representation and warranty of Buyer set forth in this Agreement disregarding all qualifications and exceptions contained therein related to materiality or material adverse effect, shall be true and correct in all material respects as of the Agreement Date and as of the Australia Closing Date as if made on and as of the Australia Closing Date (or, if given as of a specific date, at and as of such date); and

(ii)            Buyer shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or prior to the Australia Closing.

(b)            No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to Buyer that is continuing as of the Australia Closing.

(c)            Certificate of Buyer. The Sellers shall have received a certificate executed for and on behalf of Buyer by an officer of Buyer to the effect that, as of the Australia Closing, the conditions set forth in Section 9.3(a) and 9.3(b) have been satisfied.

(d)            Closing Deliverables. Buyer shall have delivered or cause to be delivered to Buyer the items required by Section 1.3(d).

9.4           Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Australia Transactions or terminating this Agreement and abandoning the Australia Transactions, on the failure of any condition set forth in Section 9.1, Section 9.2, or Section 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure to use all the requisite efforts required to consummate the Australia Transactions in accordance with this Agreement.

Article X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1         Survival. The representations and warranties of the Sellers and Buyer contained in this Agreement and in any certificate delivered pursuant hereto shall survive the applicable Closing Date until 11:59 p.m. (California time) on the date that is fifteen (15) months following such Closing Date; provided, that in the event of a claim for Fraud, such representation or warranty shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations following such Closing Date; provided, further, that the representations and warranties contained in Section 3.9 (Tax Matters) (including, for the avoidance of doubt, the representations and warranties contained in the Tax Addendum) (the “Tax Representations”) shall remain in full force and effect until 11:59 p.m. (California time) on the date that is ninety (90) days following the expiration of the statute of limitations applicable to the subject matter of such representation or warranty; provided, further, that the Acquired Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations shall remain in full force and effect until 11:59 p.m. (California time) on the date that is six (6) years following the applicable Closing Date; provided, further, if an indemnification claim or notice is given under, and in accordance with, this Article X with respect to any representation or warranty prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved. Each covenant and agreement of any Party herein shall survive until fully performed in accordance with its terms. For the avoidance of doubt, it is the intention of the Parties that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and the Sellers and Buyer hereby waive any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.

10.2         Indemnification.

(a)            From and after the consummation of the U.S. Transactions and the Australia Transactions, as applicable, the Sellers hereby agree to, jointly and severally, indemnify, defend and hold harmless Buyer and its directors, officers, employees, affiliates (including any Acquired Company and any Subsidiary of an Acquired Company), agents and other representatives (the “Buyer Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Buyer Indemnified Parties, or any of them (regardless of whether or not relating to any Third Party Claims), relating to, resulting from or arising out of any of the following:

(i)            the failure of any representation or warranty of the Acquired Companies or the Sellers in this Agreement or in any certificate delivered pursuant hereto to be true and correct on the Agreement Date and as of the applicable Closing Date as if made on and as of such Closing Date, except that any such representations and warranties that by their express terms are made solely as of a specified earlier date shall be true and correct as of such specified earlier date; provided, that all materiality qualifications (such as “material” and “Material Adverse Effect”) in such representations and warranties shall be disregarded for the purposes of this Article X, solely in connection with determining the amount of Losses incurred, but not for purposes of determining whether such breach or inaccuracy has occurred;

(ii)           any failure by an Acquired Company or Seller to perform or comply with any covenant or agreement applicable to it contained in this Agreement or the Related Agreements, in each case that is to be performed by it prior to or at the applicable Closing;

(iii)          any Unpaid Pre-Closing Taxes (regardless of any Unpaid Pre-Closing Taxes set forth in the Acquired Company Disclosure Schedule), any Flow-Through Taxes, any U.S. Closing Third Party Expenses, Closing Indebtedness Amount or Closing Working Capital Adjustment Amount, in each case, to the extent not specifically taken into account in the Final Closing Statement and any Australia Closing Third Party Expenses, to the extent not specifically taken into account in connection with the Australia Closing;

(iv)          any Liabilities of any Acquired Company not related to the Acquired Company Business;

(v)          (A) any inaccuracy in any information set forth in the Allocation Schedules, or (B) any claim by or on behalf of any actual or purported present or former equityholder of an Acquired Company or any of its Subsidiaries, in his, her or its capacity as such (other than claims to enforce such Person’s rights under this Agreement or any Related Agreement);

(vi)         any and all Liabilities to the extent resulting from or arising out of the consummation of the Bestronics Sale;

(vii)        any Fraud on the part of the Acquired Companies or the Sellers in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Transactions;

(viii)       any Service Provider of ODA Australia raising an Employment Claim arising out of or in relation to being engaged by ODA Australia pursuant to unwritten terms and conditions of employment;

(ix)          ODA Australia’s failure to comply with any Australian Privacy Law, including but not limited to: (a) failing to maintain any necessary internal controls to ensure ODA Australia is not in breach of its obligations under the Australian Privacy Laws, or (b) failing to comply with any other obligation to take action to demonstrate compliance with an Australian Privacy Law prescribed by its contracts, or (c) breaching any Australian Privacy Law; and

(x)           ODA Australia’s failure to maintain a company register in accordance with the Corporations Act.

(b)            From and after the consummation of the U.S. Transactions and the Australia Transactions, as applicable, Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their respective heirs, executors, agents, assigns and other representatives (the “Seller Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Seller Indemnified Parties, or any of them (regardless of whether or not relating to any Third Party Claims), relating to, resulting from or arising out of any of the following:

(i)            the failure of any representation or warranty of Buyer in this Agreement or in any certificate delivered pursuant hereto to be true and correct on the Agreement Date and as of the applicable Closing Date as if made on and as of such Closing Date, except that any such representations and warranties that by their express terms are made solely as of a specified earlier date shall be true and correct as of such specified earlier date; provided, that all materiality qualifications (such as “material” and “Material Adverse Effect”) in such representations and warranties shall be disregarded for the purposes of this Article X, solely in connection with determining the amount of Losses incurred, but not for purposes of determining whether such breach or inaccuracy has occurred;

(ii)            any failure by Buyer to perform or comply with any covenant or agreement applicable to it contained in this Agreement or the Related Agreements, in each case that is to be performed by it prior to or at the applicable Closing; and

(iii)            any Fraud on the part of Buyer in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Transactions.

(c)            The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for Fraud, no Seller Indemnified Party or Buyer Indemnified Party (as applicable, each an “Indemnified Party”) shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Nothing in this Agreement shall limit the right of any Party or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

10.3         Certain Limitations.

(a)            Except in the case of Fraud and indemnification claims related to any breach of or inaccuracy in the Acquired Company Fundamental Representations, Buyer Fundamental Representations or the Tax Representations, the Buyer Indemnified Parties, as a group, on the one hand, and the Seller Indemnified Parties, as a group, on the other hand, may not recover any Losses pursuant to an indemnification claim under Section 10.2(a)(i), Section 10.2(a)(viii), Section 10.2(a)(ix), Section 10.2(a)(x), or Section 10.2(b)(i), as applicable: (i) unless for any particular indemnifiable Losses (or group of related indemnifiable Losses that result from the same circumstances) pursuant to this Article X, the aggregate amount of such indemnifiable Losses or group of related indemnifiable Losses is greater than $15,000 (the “De Minimis Threshold”); if less than the De Minimis Threshold, such indemnifiable Losses shall not be subject to indemnity hereunder, and, if greater or equal to the De Minimis Threshold, the entire amount (subject to the other limitations set forth in this Article X) shall be eligible for indemnity and (ii) unless and until the Buyer Indemnified Parties, as a group, on the one hand, or the Seller Indemnified Parties, as a group, on the other hand, shall have paid, incurred, suffered or sustained at least $100,000 in Losses (the “Deductible”) in the aggregate, at which time the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be entitled to recover in accordance with this Agreement all Losses in excess of the Deductible.

(b)            Subject to the limitations set forth in this Section 10.3, the Buyer Indemnified Parties shall be entitled to bring indemnification claims directly against the Sellers.

(c)            In no event shall:

(i)            the aggregate liability of any Seller for all indemnification claims related to any breach of or inaccuracy of any representation (other than the Acquired Company Fundamental Representations and the Tax Representations) made under this Agreement exceed fifty percent (50%) of the aggregate amount of Seller Consideration received by such Seller;

(ii)            the aggregate liability of any Seller for all indemnification claims related to any breach of or inaccuracy of any Acquired Company Fundamental Representation or any Tax Representation exceed one hundred percent (100%) of the aggregate amount of Seller Consideration received by such Seller;

(iii)            the aggregate liability of Buyer for all indemnification claims related to any breach of or inaccuracy of any representation (other than the Buyer Fundamental Representations) made under this Agreement exceed fifty percent (50%) of the aggregate amount of Seller Consideration paid by Buyer; or

(iv)            the aggregate liability of any Seller for all indemnification claims related to any breach of or inaccuracy of any Buyer Fundamental Representation exceed one hundred percent (100%) of the aggregate amount of Seller Consideration paid by Buyer.

(d)            The limitations set forth in Section 10.3(c) shall not apply to (and shall not limit the indemnification or other obligations of Buyer or any Seller for or with respect to) any of the matters referred to in Sections 10.2(a)(ii) through 10.2(a)(vii), Section 10.2(b)(ii) or Section 10.2(b)(iii). Notwithstanding anything to the contrary contained in this Agreement, there shall be no limitation (whether under this Article X or otherwise) on the liability of Buyer or any Seller that committed, had actual knowledge of or consciously disregarded the occurrence of, any fraud with respect to such fraud.

(e)            The Indemnified Parties shall use commercially reasonable efforts (but with no duty to litigate) to pursue a claim (to the extent coverage is available for such claim) under any insurance policy that existed as of the applicable Closing Date. The Indemnified Parties shall not be entitled to recover under Section 10.2(a) or Section 10.2(b) to the extent the subject matter of the claim is covered by insurance proceeds, indemnification payments or similar reimbursements actually received by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustment).

(f)            Except with respect to Unpaid Pre-Closing Taxes, the Indemnified Parties shall not be entitled to recover under Section 10.2(a) or Section 10.2(b) unless such Indemnified Parties have taken commercially reasonable actions to mitigate Losses hereunder after the date one or more of such Indemnified Parties becomes aware that the event, occurrence or action could reasonably be expected to give rise to Losses.

(g)            The Indemnified Parties shall not be entitled to recover under Section 10.2(a) or Section 10.2(b) with respect to consequential damages of any kind, or indirect, special, incidental, exemplary or punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim).

(h)            Any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement, or being indemnifiable pursuant to more than one clause of Section 10.2(a) or Section 10.2(b). In addition, if and solely to the extent that an amount of Losses in connection with an indemnifiable matter was already specifically taken into account in connection with calculation of the Seller Consideration and actually reduced the Seller Consideration, the same Losses may not be recovered under this Article X.

10.4         Claims for Indemnification; Resolution of Conflicts.

(a)            Subject to the limitations set forth in Section 10.3, if an Indemnified Party wishes to make an indemnification claim under this Article X, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Party obligated to provide indemnification pursuant to this Article X (each, an “Indemnifying Party”) (i) stating that such Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses and (ii) specifying such Losses in reasonable detail (to the extent available), and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. An Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.

(b)            If the Indemnifying Party shall not object in writing within thirty (30) days after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party that provided such Indemnification Claim Notice is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. Subject to the limitations set forth in this Article X, the Indemnifying Party shall, within thirty (30) days following the date of such Indemnification Claim Notice, pay to the Indemnified Party that provided such Indemnification Claim Notice the full amount of claim for Losses set forth in such Indemnification Claim Notice in cash.

(c)            In the event that an Indemnifying Party shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 10.4(b), the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. The Indemnified Party shall be entitled to conclusively rely on any such memorandum. Subject to the limitations set forth in this Article X, the Indemnifying Party shall, within ten (10) Business Days following the date of such Indemnification Claim Notice, pay to the Indemnified Party the full amount of such shortfall in cash.

(d)            In the event that there is a dispute relating to any Indemnification Claim Notice or Indemnification Claim Objection Notice that cannot be settled in accordance with Section 10.4(c), each of the Indemnifying Party or the Indemnified Party may file suit with respect to such dispute in any court having jurisdiction in accordance with Section 12.13.

10.5         Third Party Claims. In the event any Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that such Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this Article X, such Indemnified Party shall notify the Indemnifying Party of such claim with an Indemnification Claim Notice (a “Third Party Notice”), and the Third Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third Party Claim (except that the Indemnified Party may withhold from the Indemnified Party such communications with its legal counsel to the extent that legal counsel to the Indemnified Party advises that providing such communication could result in the loss of any attorney-client privilege or right under the work-product doctrine of the Indemnified Party in respect of such claim, after giving due consideration to any “community of interest” or similar privilege, if any); provided, that no delay or failure on the part of the Indemnified Party in delivering a Third Party Notice shall cause any Indemnified Party to forfeit any indemnification rights under this Article X except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay or failure. Upon receipt of a Third Party Notice, the Indemnifying Party shall be entitled to participate in, and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith; provided, that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party); (ii) the Indemnifying Party shall not pay, compromise or settle any Third Party Claim without the Indemnified Party’s prior written consent (in the Indemnified Party’s sole discretion) unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnifying Party, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Party from any liabilities or obligations with respect to such claim, (C) does not impose any restriction on the Indemnified Party or any injunctive or other equitable relief against the Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing; and (iii) if the Indemnified Party reasonably determines, based on the advice of counsel to the Indemnified Party, that the Indemnified Party has separate defenses from the Indemnifying Party or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the reasonable expense of the Indemnifying Party. So long as the Indemnifying Party has taken responsibility for and continues to defend the Third Party Claim in good faith, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.

10.6         Treatment of Payments. Any payment under Article X of this Agreement shall be treated by the Parties, including for U.S. federal, state, local and non-U.S. income Tax purposes, as an adjustment to the U.S. Cash Consideration or the Australia Cash Consideration, as applicable, determined by reference to the source of the Loss to which such payment relates unless otherwise required by applicable Law.

10.7         Exclusive Remedy. Following the Closing, except for (i) specific performance and injunctive relief pursuant to Section 12.10, and (ii) specific performance and injunctive relief in connection with any of the Related Agreements, the rights and obligations set forth in this Article X shall be the sole and exclusive remedy of any Party (whether at law or in equity) with respect to any claim related to or arising from this Agreement or the Related Agreements, the negotiation and execution of this Agreement or the Related Agreements, the performance by the Parties of their respective obligations hereunder or thereunder, and the transactions contemplated by this Agreement, and for any, breach of any representation, warranty, covenant, or agreement set forth in this Agreement or otherwise.

Article XI

TERMINATION, AMENDMENT AND WAIVER

11.1         Termination. Except as provided in Section 10.2 hereof, this Agreement may be terminated with respect to the U.S. Transactions and/or the Australia Transactions, and (i) the U.S. Transactions may be abandoned at any time prior to the U.S. Closing and (ii) the Australia Transactions may be abandoned at any time prior to the Australia Closing, as applicable:

(a)            by mutual agreement of Buyer and the Sellers;

(b)            by Buyer, on the one hand, or the Sellers, on the other hand, by written notice to the other if (i) with respect to the U.S. Sale, the U.S. Closing Date shall not have occurred by May 31, 2023 (the “U.S. End Date”) or (ii) with respect to the Australia Sale, the Australia Closing Date shall not have occurred by June 30, 2023 (the “Australia End Date”); provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) Buyer, if Buyer’s action or failure to act has been a proximate cause of or resulted in the failure of the applicable Transactions to occur on or before the applicable End Date and such action or failure to act constitutes a breach of this Agreement or (ii) the Sellers, if the Seller’s or the Acquired Company’s action or failure to act has been a proximate cause of or resulted in the failure of the applicable Transactions to occur on or before the applicable End Date and such action or failure to act constitutes a breach of this Agreement;

(c)            by Buyer, on the one hand, or the Sellers, on the other hand, by written notice to the other if a Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Law or issued or granted any Order that results in a permanent Restraint and has become final and non-appealable;

(d)            by Buyer by written notice to the Sellers if Buyer is not in material breach of its obligations under this Agreement and (i) with respect to the U.S. Transactions, there has been a breach of any representation, warranty, covenant or agreement of the Acquired Companies or the Sellers contained in this Agreement such that the conditions set forth in Section 8.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Sellers or (ii) with respect to the Australia Transactions, there has been a breach of any representation, warranty, covenant or agreement of the Acquired Companies or the Sellers contained in this Agreement such that the conditions set forth in Section 9.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Sellers; provided, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date; or

(e)            by the Sellers by written notice to Buyer if the Sellers and the Acquired Companies are not in material breach of their obligations under this Agreement and (i) with respect to the U.S. Transactions, there has been a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Section 8.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Buyer or (ii) with respect to the Australia Transactions, there has been a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Section 9.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Buyer; provided, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date.

11.2         Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void with respect to the applicable Transactions, and there shall be no Liability or obligation on the part of Buyer, the Sellers, the Acquired Companies, or their respective officers, directors or stockholders, as applicable, with respect to the applicable Transactions; provided, that nothing herein shall relieve any Party from liability for the material breach of any of its representations, warranties or covenants contained herein or in any Related Agreement that occurred prior to such termination; and provided, further, that the provisions of Section 7.6 (Confidentiality), Section 7.7 (Public Disclosure), Section 7.19 (Expenses), Article XII (General Provisions) and this Section 11.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 11.2. Notwithstanding the foregoing, in the event that a Closing occurs prior to any such termination of this Agreement pursuant to Section 11.1, this Agreement will continue in full force and effect in accordance with its terms solely with respect to the Transactions for which such Closing has occurred.

Article XII

GENERAL PROVISIONS

12.1         Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission, or (iii) one Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such Party below (or to such other address or electronic mail address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)            if to Buyer, to:

Tempo Automation Holdings, Inc.
2460 Alameda St.,
San Francisco, CA 94103
Attention: Joy Weiss; Ryan Benton
Email: joy@tempoautomation.com; rbenton@tempoautomation.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Ryan J. Maierson; Thomas G. Brandt
Email: ryan.maierson@lw.com; thomas.brandt@lw.com

(b)            if to ODA (prior to the U.S. Closing), to:

Optimum Design Associates, Inc.
1807 Santa Rita Rd, Unit H-361

Pleasanton, CA 94566
Attention: Nick Barbin; Roger Hileman
Email: nbarbin@optimumdesign.com; rhileman@optimumdesign.com with a copy to (which shall not constitute notice):

Rutan & Tucker, LLP
18575 Jamboree Road, 9th Floor
Irvine, CA 92612
Attention: Michael Page
Email: mpage@rutan.com

(c)            if to ODA Australia (prior to the Australia Closing), to:

Optimum Design Associates Pty. Ltd.
2 Portrush Road

Suite 3B Wellington Centre

Payneham SA 5070
Attention: Nick Barbin; Roger Hileman
Email: nbarbin@optimumdesign.com; rhileman@optimumdesign.com with a copy to (which shall not constitute notice):

Rutan & Tucker, LLP
18575 Jamboree Road, 9th Floor
Irvine, CA 92612
Attention: Michael Page
Email: mpage@rutan.com

(d)            If to a Seller, to its address as set forth in the Allocation Schedules.

12.2         Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, Exhibits and schedules (including the Acquired Company Disclosure Schedule and the Buyer Disclosure Schedule) of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a “Material Adverse Effect.” The term “or” is not exclusive, and shall be interpreted as “and/or” unless the context clearly requires otherwise. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

12.3         Incorporation of Exhibits and Schedules. The Exhibits and schedules (including the Acquired Company Disclosure Schedule and the Buyer Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

12.4         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

12.5         Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Acquired Company Disclosure Schedule, the Buyer Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the Parties referenced herein: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof, (b) except as set forth in Section 7.14 or with respect to any Person entitled to indemnification under Article IX, are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise; provided, that Buyer may assign its rights and delegate its obligations hereunder to its Affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder.

12.6         Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

12.7         Extension and Waiver. At any time prior to the applicable Closing, Buyer, on the one hand, and the Sellers and the Acquired Companies, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party or Parties contained herein. At any time following the applicable Closing, Buyer, on the one hand, and the Sellers and the Acquired Companies, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties.

12.8         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

12.9        Amendment. Subject to applicable Law, this Agreement may be amended by the Parties at any time by execution and delivery of an instrument in writing signed on behalf of each of the Parties.

12.10      Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties (on behalf of themselves or any third party beneficiary to this Agreement) shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity and (b) the right of specific performance is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of Buyer to cause each Seller to sell, assign, convey and transfer to Buyer such Seller’s Subject Securities, and to consummate the other Transactions hereunder, in each case on the terms and subject to the conditions set forth in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties (on behalf of themselves or any third party beneficiary to this Agreement) have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

12.11       Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

12.12       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

12.13       Exclusive Jurisdiction; Waiver of Jury Trial.

(a)            ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE TRANSACTIONS, MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13(b).

12.14       Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.15       Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

12.16       Acquired Company and Seller Acknowledgments. Each Acquired Company and each Seller hereby acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of Buyer and acknowledges that it and its Representatives have been provided with access to records of Buyer for this purpose. In entering into this Agreement, each Acquired Company and each Seller has relied solely upon its own investigation and analysis and the representations and warranties of Buyer set forth in Article V, and each Acquired Company and each Seller hereby acknowledges and agrees that, except for the representations and warranties of Buyer expressly set forth in Article V, neither Buyer nor any of its Representatives nor any other Person acting on behalf of Buyer makes or has made, and none of the Acquired Companies or the Sellers are relying on, and have not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Acquired Companies, the Sellers or any of their respective Representatives or otherwise with respect to Buyer, Buyer’s business or the Transactions. Without limiting the generality of the foregoing, each Acquired Company and each Seller hereby acknowledges and agrees that neither Buyer nor any of its Representatives or any other Person has made, and none of the Acquired Companies or the Sellers is relying on, and has not relied on, any representation or warranty to the any Acquired Company or Seller or any of any of their respective Representatives with respect to (a) any projections, estimates or budgets for Buyer or (b) any materials, documents or information relating to Buyer or its business made available to any Acquired Company, any Seller or any of their respective Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of (a) and (b), as specifically set forth in the representations and warranties set forth in Article V.

12.17       Party as Trustee. If any Party has entered or enters into this Agreement in such Party’s capacity as a trustee (a “Trustee”) of any trust (“Trust”) under any trust deed, deed of settlement or other instrument (a “Trust Deed”), and whether or not the other Parties have notice of such Trust, then such Party shall have been deemed to have entered or enter into this Agreement both as Trustee of such Trust and in such Party’s personal capacity. Each such Trustee represents and warrants that: (a) such Trustee has the power under the applicable Trust Deed and, in the case of a Trustee that is an entity, under such Trustee’s Governing Documents, to enter into and execute this Agreement and to perform the obligations imposed under this Agreement as trustee; (b) all necessary resolutions and approvals have been passed and obtained as required by the Trust Deed and, in the case of a Trustee that is an entity, by such Trustee’s Governing Documents, in order to make this Agreement fully binding on such Trustee; (c) the execution of this Agreement by such Trustee is for the benefit of the applicable Trust; (d) such Trustee is not in default of the applicable Trust Deed; (e) there is not now, and the Trustee shall not take or fail to take any action by virtue of which there will be in the future, any restriction or limitation on the right of such Trustee to be indemnified out of the assets of the applicable Trust; and (f) there is no material fact or circumstance relating to the assets, matters or affairs of the applicable Trust that could, if disclosed, be expected to affect the decision of the other Parties, acting reasonably, to enter into this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed, all as of the date first written above.

TEMPO AUTOMATION HOLDINGS, INC.

By:	/s/Joy Weiss
Name:	Joy Weiss
Title:	President and Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed, all as of the date first written above.

OPTIMUM DESIGN ASSOCIATES, INC.

By:	/s/ Nick Barbin
Name:	Nick Barbin
Title:	Chief Executive Officer

Executed by Optimum Design Associates Pty. Ltd. ACN 093 253 091 in accordance with s 127(1) of the Corporations Act 2001(Cth):	) ) )

/s/ Nick Barbin	/s/ Roger Hileman
Signature of Director	Signature of Director/Company Secretary

Nick Barbin	Roger Hileman
Print full name	Print full name

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed, all as of the date first written above.

Nick Barbin

/s/ Nick Barbin
Signature

Roger Hileman

/s/ Roger Hileman
Signature

[Signature Page to Purchase Agreement]

ANNEX A
CERTAIN DEFINED TERMS

“Acceleration Event” shall have the meaning set forth in Section 2.4(h).

“Accounting Principles” shall mean the principles, basis, conventions, rules and estimations as used in the illustration set forth on Section A-2 of the Acquired Company Disclosure Schedule.

“Acquired Companies” shall have the meaning set forth in the Preamble to this Agreement.

“Acquired Company Authorizations” shall have the meaning set forth in Section 3.15.

“Acquired Company Business” shall mean the businesses of each Acquired Company and its Subsidiaries as conducted and proposed to be conducted on the Agreement Date and as of the applicable Closing Date.

“Acquired Company Confidential Information” shall mean (i) all information belonging to, used by, or which is in the possession of the Acquired Companies, their Affiliates or any Seller relating to the Acquired Companies’ and their Affiliates’ business or assets to the extent (A) such information has not been disseminated to the public or is otherwise not generally known to competitors of the Acquired Companies, or (B) such information is not required to be disclosed by applicable Law or otherwise pursuant to court order, subpoena or other legal process, in each case, specifically including information relating to the Acquired Companies’ products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or trade secrets and (ii) all information relating to the Transactions, including all strategies, negotiations, discussions, terms, conditions, and other information relating to this Agreement and each other document and agreement delivered in connection herewith.

“Acquired Company Disclosure Schedule” shall have the meaning set forth in the introduction to Article III.

“Acquired Company Employee Plan” shall mean any (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) each employment, consulting or other service agreement or arrangement, and (iii) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control, stock option, restricted stock or other compensatory equity or equity-based, savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other compensation and/or benefit plan, program, policy, agreement or arrangement maintained, sponsored or contributed to by any Acquired Company or any Subsidiary thereof or under which any Acquired Company or any Subsidiary thereof has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former Service Providers, or the spouses, beneficiaries or other dependents thereof.

“Acquired Company Fundamental Representations” shall mean the representations and warranties contained in Section 3.1 (Organization of the Acquired Companies), Section 3.2 (Capital Structure), Section 3.3 (No Other Subsidiaries; Ownership Interests), Section 3.4 (Authority and Enforceability), Section 3.5 (No Conflicts) and Section 3.19 (Brokers’ and Finders’ Fees).

“Acquired Company IP” shall have the meaning set forth in Section 3.12(a)(i).

“Acquired Company Owned IP” shall have the meaning set forth in Section 3.12(a)(ii).

“Acquired Company Prepared Returns” shall have the meaning set forth in Section 6.1.

“Acquired Company Products” shall have the meaning set forth in Section 3.12(a)(iii).

“Acquired Company Registered IP” shall have the meaning set forth in Section 3.12(b).

“Acquired Company Software” shall have the meaning set forth in Section 3.12(a)(iv).

“Acquired Company Source Code” shall have the meaning set forth in Section 3.12(a)(v).

“Acquisition Proposal” shall mean, with respect to an Acquired Company and its Subsidiaries, any agreement, offer, discussion, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer or its Affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.

“Acquisition Transaction” shall mean (a) the purchase, issuance, grant, or disposition of any capital stock or other securities of an Acquired Company or any of its Subsidiaries, or of all or any part of the assets of an Acquired Company or any of its Subsidiaries (other than the issuance of Equity Interests to existing or new employees in the Ordinary Course of Business) or (b) any merger, consolidation, business combination, share purchase or similar transaction involving an Acquired Company or any of its Subsidiaries, in each case other than with Buyer or its Affiliates.

“Additional Financial Statements” shall have the meaning set forth in Section 7.10(a).

“Adjustment Resolution Period” shall have the meaning set forth in Section 2.8(b).

“Adjustment Review Period” shall have the meaning set forth in Section 2.8(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or, in the case of an individual, a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Agreement Date” shall have the meaning set forth in the Preamble to this Agreement.

“Allocation Schedules” shall have the meaning set forth in Section 7.11(b).

“Anti-Corruption Laws” shall mean any Law governing financial recordkeeping and reporting requirements or for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the U.S. Foreign Corrupt Practices Act of 1977, as amended, 18 U.S.C. §201, the UK Bribery Act 2010 and any applicable money laundering-related or anti-corruption Laws of any other jurisdiction.

“Antitrust Laws” shall mean any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws, including any applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction outside the United States.

“Australia Allocation Schedule” shall have the meaning set forth in Section 7.11(b).

“Australia Cash Consideration” shall mean an amount equal to (i) $230,000 less (ii) the Australia Closing Third Party Expenses.

“Australia Closing” shall have the meaning set forth in Section 1.2(b).

“Australia Closing Date” shall have the meaning set forth in Section 1.2(b).

“Australia Closing Financing Amount” shall have the meaning set forth in Section 5.5.

“Australia Closing Third Party Expenses” shall mean the Third Party Expenses of any of the Acquired Companies that shall not have been fully and finally satisfied as of the Australia Closing. Notwithstanding anything to the contrary contained herein, in no event shall “Australia Closing Third Party Expenses” include any amounts included in the U.S. Closing Third Party Expenses.

“Australia Deficit Amount” shall have the meaning set forth in Section 2.2(b).

“Australia End Date” shall have the meaning set forth in Section 11.1(b).

“Australia Sale” shall have the meaning set forth in Section 1.1(b).

“Australia Transactions” shall have the meaning set forth in Section 1.2(b).

“Australian Accounting Standards” means the accounting standards applicable for the purposes of the Australian Corporations Act 2001 (Cth), being the Australian Accounting Standards and any authoritative interpretations issued by the Australian Accounting Standards Board.

“Australian Privacy Law” means any legislation or other regulatory instrument, whether Australian or otherwise, which affects privacy or personal information (including the collection, storage, use or possession of such information), and includes, but is not limited to, the Privacy Act 1988 (Cth) and any legislation from time to time in force in any Australian jurisdiction (which includes the Commonwealth of Australia and any state or territory of Australia) or non-Australian jurisdiction (to the extent that the ODA Australia is subject to the laws of that jurisdiction), affecting privacy, personal information or the collection, handling, storage, processing, use or disclosure of data, and any ancillary rules, guidelines, orders, directions, directives, codes of conduct or other instruments made or issued thereunder, as amended from time to time.

“Balance Sheet Date” shall have the meaning set forth in Section 3.7(b).

“Bestronics Sale” shall mean the sale of ODA’s manufacturing business to Bestronics, Inc. in December 2020.

“Books and Records” shall have the meaning set forth in Section 3.17(b).

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco, California or New York, New York is closed.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement.

“Buyer Benefit Plans” shall have the meaning set forth in Section 7.15(a).

“Buyer Board” shall have the meaning set forth in the recitals to this Agreement.

“Buyer Common Stock” means common stock, par value $0.0001 per share, of Buyer.

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 5.

“Buyer Fundamental Representations” shall mean the representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Authority and Enforceability), Section 5.3 (No Conflict), and Section 5.4 (Governmental Authorizations).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 10.2(a).

“Buyer Prepared Returns” shall have the meaning set forth in Section 6.1.

“Buyer SEC Reports” shall mean all such forms, reports, schedules, statements and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements, prior to the Agreement Date, but excluding (a) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, in each case, included or incorporated by reference in the Buyer SEC Reports and (b) any exhibits or other documents appended to such Buyer SEC Reports.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Claims” shall have the meaning set forth in Section 7.14(a).

“Closing” shall have the meaning set forth in Section 1.2(b).

“Closing Cash Amount” shall mean, as of immediately prior to the U.S. Closing, an amount (which may be a positive or negative number) equal to (a) all unrestricted cash and cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) of the Acquired Companies, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, “Closing Cash Amount” shall (x) exclude Restricted Cash and (y) be calculated net of all issued but uncleared checks and drafts issued by the Acquired Companies to the extent the related accounts payable is not included in the calculation of Closing Net Working Capital Amount and shall include all checks and wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies.

“Closing Date” shall mean the U.S. Closing Date or the Australia Closing Date, as applicable.

“Closing Financial Statements” shall have the meaning set forth in Section 7.10(a).

“Closing Indebtedness Amount” shall mean, as of immediately prior to U.S. Closing, the Indebtedness of any of the Acquired Companies.

“Closing Net Working Capital Amount” shall mean an aggregate amount (which amount can either be positive or negative) equal to the current assets (excluding any current or deferred Tax assets) of the Acquired Companies minus the current liabilities (excluding current or deferred Tax liabilities) of the Acquired Companies, in each case on a consolidated basis and calculated in accordance with the Accounting Principles. Section A-2 of the Acquired Company Disclosure Schedule includes, for illustrative purposes only, an example of a calculation of the Closing Net Working Capital Amount estimated as of the date set forth therein to demonstrate the Parties’ agreement as to the format used in determining Closing Net Working Capital Amount. Notwithstanding anything to the contrary contained herein, in no event shall “Closing Net Working Capital Amount” include any amounts included in the calculation of Closing Cash Amounts, U.S. Closing Third Party Expenses or Closing Indebtedness Amount.

“Closing Target Net Working Capital Amount” shall mean $1,292,090.

“Closing Working Capital Adjustment Amount” shall mean the amount (which amount may be a positive or negative number) equal to (a) the Closing Net Working Capital Amount less (b) the Closing Target Net Working Capital Amount; provided, that if the absolute value of such amount is less than $50,000, the Closing Working Capital Adjustment Amount shall be deemed to be $0.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 7.6.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.6.

“Contaminant” shall have the meaning set forth in Section 3.12(a)(vi).

“Continuing Employee” shall (i) mean each employee of ODA or Subsidiary thereof as of immediately prior to the U.S. Closing who continues in employment with Buyer or any of its Subsidiaries (including ODA or any Subsidiary thereof) immediately following the U.S. Closing, and (ii) each employee of ODA Australia or Subsidiary thereof as of immediately prior to the Australia Closing who continues in employment with Buyer or any of its Subsidiaries (including ODA Australia or any Subsidiary thereof) immediately following the Australia Closing.

“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“COVID-19 Measures” shall have the meaning set forth in Section 3.20(j).

“Current Balance Sheet” shall have the meaning set forth in Section 3.7(b).

“De Minimis Threshold” shall have the meaning set forth in Section 10.3(a).

“Deductible” shall have the meaning set forth in Section 10.3(a).

“DOL” shall mean the United States Department of Labor.

“Dollars” or “$” shall mean United States Dollars.

“Earnout Consideration” shall have the meaning set forth in Section 2.4.

“Earnout Period” shall mean, as applicable, the Initial Earnout Period, the Second Earnout Period and the Third Earnout Period.

“Earnout Periods” shall have the meaning set forth in Section 2.4(a)(v).

“Earnout Statement” shall have the meaning set forth in Section 2.4(d).

“Embargoed Countries” shall have the meaning set forth in Section 3.23.

“Employee Agreement” shall mean each management, employment, severance, separation, consulting, advisory, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract between an Acquired Company or a Subsidiary of an Acquired Company, on the one hand, and any employee, on the other hand, pursuant to which an Acquired Company or Subsidiary of an Acquired Company has or may have any material Liability.

“Employment Claim” shall mean any Claim in relation to any failure by ODA Australia to comply with applicable Laws with respect to the employment of engagement of employees, contractors or consultants of ODA Australia however it arises, whether such Claim is present or future, fixed or unascertained, actual or contingent or within the contemplation of the Person, whether or not the facts, matters, circumstances or Law giving rise to that Claim are known to the Person or any other Person at the Agreement Date, and whether at Law, in equity, under statute, a modern award, an award, an enterprise agreement (or any agreement made under any such documents made under a modern award, an award or an enterprise agreement) or otherwise.

“End Date” shall mean the U.S. End Date or the Australia End Date, as applicable.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.4(a).

“Environmental, Health and Safety Requirements” shall mean all applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, equity or equity-linked compensation, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Acquired Company or any Subsidiary thereof shall mean any entity (whether or not incorporated) that is or was, at the relevant time, together with such Acquired Company or Subsidiary, required to be treated as a single employer under Section 414 of the Code.

“Estimated Closing Cash Amount” shall have the meaning set forth in Section 2.8(a).

“Estimated Closing Indebtedness Amount” shall have the meaning set forth in Section 2.8(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.8(a).

“Estimated Closing Third Party Expenses” shall have the meaning set forth in Section 2.8(a).

“Estimated Closing Working Capital Adjustment Amount” shall have the meaning set forth in Section 2.8(a).

“Export Approvals” shall have the meaning set forth in Section 3.23.

“Final Closing Statement” shall have the meaning set forth in Section 2.8(c).

“Financials” shall have the meaning set forth in Section 3.7(a).

“Financing Transactions” shall mean one or more financing transactions involving the issuance and sale of Equity Interests of Buyer pursuant to which Buyer receives, or has the right to receive, prior to or substantially concurrently with a Closing, cash proceeds in connection therewith.

“FIRB Approval” shall mean:

(i)       written notice provided by the Treasurer of the Commonwealth of Australia that is unconditional or subject only to conditions reasonably acceptable to Buyer that there is no objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) or Australian foreign investment policy to the consummation of the Australia Sale; or

(ii)      the preclusion of the Treasurer of the Commonwealth of Australia from exercising any power to make an objection under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in relation to the consummation of the Australia Sale

“Flow-Through Tax Matter” shall have the meaning set forth in Section 6.4.

“Flow-Through Tax Returns” shall have the meaning set forth in Section 6.1.

“Flow-Through Taxes” shall have the meaning set forth in Section 6.1.

“Fraud” shall mean with respect to a Person, the intentional (and not constructive) fraud in the making of any of the representations and warranties set forth in Article III or Article IV, or any of the representations and warranties expressly set forth in the Related Agreements, with the actual knowledge of such Person that such representation or warranty was false when made (as opposed to the making of a representation or warranty negligently or recklessly), and which was made with the intention of deceiving or misleading the Person to whom such representation was made and upon which such Person actually and reasonably relied to its material detriment. A Person will be liable for or as a result of a third-party’s Fraud, if, and only if, such Person had actual knowledge (and not imputed or constructive knowledge) of such third-party’s Fraud.

“Free Cash Flow” shall mean, with respect to a period, the consolidated net income from operating activities of the Acquired Companies and their Subsidiaries for such period (excluding any stock-based compensation expense (as a result of the payment of any Earnout Consideration or otherwise) and other Transaction expenses related to this Agreement), less, but in each case only to the extent not already deducted in the computation of such consolidated net income from operating activities, (A) amounts in respect of sales of assets during such period, (B) amounts paid in respect of operating leases, (C) capital expenditures during such period, (D) gross proceeds from any financing transaction, including the issuance and sale of Equity Interests, (E) payments made with respect to any Indebtedness during such period, (F) amounts relating to acquisitions of assets or Equity Interests of any third party, and (G) other cash payments made, but not taken into account in determining the consolidated net income of the Acquired Companies and their Subsidiaries for such period, all determined in accordance with GAAP.

“Free Cash Flow Credit” shall mean, after the payment of the Remaining Deferred Cash Consideration to the Sellers, an amount equal to (a) the aggregate amount of all Free Cash Flow Payments made to Sellers pursuant to and in accordance with Section 2.3(c) minus (b) the aggregate amount of all Free Cash Flow Payments made by Buyer to the Sellers that were credited against the Initial Deferred Cash Consideration or the Remaining Deferred Cash Consideration.

“GAAP” shall mean United States generally accepted accounting principles.

“Governing Documents” shall mean any limited partnership agreement, certification of incorporation, bylaws, certification of formation, limited liability agreement or similar documentation, as applicable, each as amended, of any entity.

“Governmental Entity” shall mean (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Gross Margin” shall mean for any period (i) net sales of the Acquired Companies and their Subsidiaries, collectively, minus (ii) cost of goods sold of the Acquired Companies and their Subsidiaries, collectively (which, for the avoidance of doubt, shall (a) include, direct costs associated with producing and delivering the products and services, including materials, labor, and overhead, of the Acquired Companies and their Subsidiaries (excluding any stock-based compensation expense (as a result of the payment of any Earnout Consideration or otherwise) and other Transaction expenses related to this Agreement), and (b) exclude indirect costs not directly related to the production or delivery of the products or services of the Acquired Companies and their Subsidiaries (e.g., selling, general, and administrative expenses)), in each case, as determined in accordance with the Acquired Companies’ accounting methodologies in the Ordinary Course of Business and GAAP. Section A-3 of the Acquired Company Disclosure Schedule includes, for illustrative purposes only, an example of a calculation of Gross Margin.

“Inbound Licenses” shall have the meaning set forth in Section 3.12(d)(i).

“Income Tax Return” shall mean a Tax Return primarily relating to Income Taxes.

“Income Taxes” shall mean Taxes imposed on, or determined by reference to, income, including net income, net profits or branch profits (including any gross receipts tax or franchise tax imposed in lieu of the foregoing), together with any interest, penalties or additions thereto.

“Indebtedness” of any Person at any time shall mean, without duplication: (a) all liabilities of such Person for borrowed money; (b) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (c) all liabilities of such Person for the deferred purchase price of property, assets or services (including any milestone, earnout or similar payments); (d) all Unpaid Pre-Closing Taxes; (e) all liabilities in respect of any lease (or other arrangement conveying the right to use) that are required to be classified and accounted for under GAAP, as capital leases; (f) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b), (c), (d) or (e) above to the extent of the obligation secured; (g) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (f) above; (h) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments; (i) any accrued and unpaid bonus amounts and any outstanding and unpaid severance obligations; and (j) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in the foregoing clauses (a), (b), (c), (d), (e), (f), (g), (h) or (i), to the extent of the obligation guaranteed.

“Indemnification Claim Notice” shall have the meaning set forth in Section 10.4(a).

“Indemnification Claim Objection Notice” shall have the meaning set forth in Section 10.4(b).

“Independent Accountant” shall have the meaning set forth in Section 2.8(b).

“Information Privacy and Security Laws” shall have the meaning set forth in Section 3.12(a)(vii).

“Initial Deferred Cash Consideration” shall mean an amount equal to $1,500,000, less the Initial Free Cash Flow Payments; provided, that in no event shall the amounts subtracted cause the Initial Deferred Cash Consideration to be an amount less than $0.

“Initial Free Cash Flow Payments” shall mean the aggregate amount of all Free Cash Flow Payments made by Buyer to the Sellers prior to the date that is six (6) months following the U.S. Closing Date.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.12(a)(viii).

“Interested Party” shall have the meaning set forth in Section 3.14(a).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” (or any derivation thereof) shall mean, with respect to the Sellers, the actual knowledge of the Sellers, and the knowledge the Sellers could be expected to have obtained after reasonable inquiry in a manner that a reasonably prudent person in a similar situation would make in the ordinary and usual course of the performance of his or her professional responsibilities.

“Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lease Agreements” shall have the meaning set forth in Section 3.11(b).

“Leased Real Property” shall have the meaning set forth in Section 3.11(b).

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation examination or other similar proceeding by or before, or otherwise involving, any court or other Governmental Entity.

“Liability” shall mean, with respect to any Person, all debts, liabilities, commitments and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, including those arising under applicable Law or any Legal Proceeding or any Order of a Governmental Entity and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Acquired Companies, Third Party Expenses incurred by an Acquired Company or any Subsidiary of an Acquired Company on or prior to the applicable Closing.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort and a ‘security interest’ as that term is defined in the Australian Personal Property Securities Act 2009 (Cth) applies also to this definition.

“Lock-Up Period” shall have the meaning set forth in Section 7.13(a).

“Lock-Up Shares” shall have the meaning set forth in Section 7.13(a).

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor); provided, that (a) “Losses” shall not include any consequential, incidental, indirect, special, exemplary or punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim), or (b) no multiple of profits, multiple of cash flow or similar valuation methodology shall be used in calculating the amount of any Losses.

“made available” shall mean that a correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site managed by Representatives of the Acquired Companies at dropbox.com for the express purpose of facilitating the Transactions prior to 5:30 p.m. (California time) on the day that is two (2) days prior to the Agreement Date and retained at all times from the date of posting through the applicable Closing in such electronic data site.

“Material Adverse Effect” shall mean any fact, state of facts, condition, change, circumstance, development, occurrence, event or effect that, either alone or in combination with any other fact, state of facts, condition, change, circumstance, development, occurrence, event or effect, that is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of such Person and its Subsidiaries, taken as a whole; provided, that none of the following to the extent resulting or arising from the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Material Adverse Effect: (a) any action required to be taken by this Agreement; (b) any changes generally in the industries in which such Person participates, or general economic conditions or financial markets; (c) any act of God, any act of terrorism, war or other armed hostilities (whether or not declared), or the escalation or worsening thereof, any regional, national or international calamity, or the continuation or worsening of the COVID-19 pandemic; (d) any changes after the Agreement Date in any applicable Law, GAAP or Australian Accounting Standards (or other applicable accounting standards); and (e) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; provided, that with respect to the exceptions set forth in clauses (b), (c), (d) and (e) in the event that such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect has had a disproportionate effect on such Person relative to other companies operating in the industry or industries in which such Person operates, then the incremental effect of such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or would reasonably be expected to occur.

“Material Contract” shall have the meaning set forth in Section 3.13(b).

“Material Contracts” shall have the meaning set forth in Section 3.13(b).

“Nasdaq” shall mean The NASDAQ Stock Market LLC.

“Net Sales” shall mean, with respect to an Earnout Period, the total revenue generated by the Acquired Companies and their Subsidiaries, collectively, from the sale of their products and services to third parties during a specified period, after deducting any applicable discounts, returns, and allowances in accordance with GAAP, in each case, determined based on the audited financial statements included in Buyer’s Annual Report on Form 10-K filing with the SEC.

“Notice of Adjustment Disagreement” shall have the meaning set forth in Section 2.8(b).

“ODA” shall have the meaning set forth in the Preamble to this Agreement.

“ODA Australia” shall have the meaning set forth in the Preamble to this Agreement.

“ODA Australia Board” shall have the meaning set forth in the recitals to this Agreement.

“ODA Australia Resignation Letter” shall have the meaning set forth Section 1.3(c)(iv).

“ODA Australia Resolutions” shall have the meaning set forth in the recitals to this Agreement.

“ODA Australia Shares” shall have the meaning set forth in the recitals to this Agreement.

“ODA Board” shall have the meaning set forth in the recitals to this Agreement.

“ODA Resignation Letter” shall have the meaning set forth Section 1.3(a)(vii).

“ODA Resolutions” shall have the meaning set forth in the recitals to this Agreement.

“ODA Stock” shall have the meaning set forth in the recitals to this Agreement.

“OFAC” shall have the meaning set forth in Section 3.23.

“Open Source Licenses” shall have the meaning set forth in Section 3.12(a)(ix).

“Open Source Material” shall have the meaning set forth in Section 3.12(a)(ix).

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course of Business” shall mean, with respect to each Acquired Company and its Subsidiaries, the ordinary course of business consistent with such Acquired Company’s and its Subsidiaries’ past practice.

“Outbound Licenses” shall have the meaning set forth in Section 3.12(d)(ii).

“Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Party” shall have the meaning set forth in the Preamble to this Agreement.

“Patent Rights” shall have the meaning set forth in Section 3.12(a)(viii).

“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP or Australian Accounting Standards, as applicable; (b) inchoate statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Acquired Company’s or any of its Subsidiaries’ business.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Data” shall have the meaning set forth in Section 3.12(a)(x).

“Personnel Agreements” shall have the meaning set forth in Section 3.12(f)(i).

“Post-Closing Deficit Amount” shall have the meaning set forth in Section 2.8(d).

“Post-Closing Excess Amount” shall have the meaning set forth in Section 2.8(e).

“Post-Closing Statement” shall have the meaning set forth in Section 2.8(b).

“Potential Investors” shall have the meaning set forth in Section 7.9.

“Pre-Closing Tax Period” shall mean any taxable year or period that ends on or before the applicable Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the applicable Closing Date.

“Privacy Statements” shall have the meaning set forth in Section 3.12(a)(xi).

“Privileged and Confidential Communications” means any attorney-client privileged or confidential communications between or among any Seller or any Acquired Company (in any such case, whether directly or through any such Person’s respective employees, directors and other agents), on the one hand, and Rutan & Tucker, LLP or any other legal counsel engaged by the Acquired Companies, on the other hand, relating to this Agreement, the Related Agreements or transactions contemplated by this Agreement.

“Pro Rata Fraction” shall mean, with respect to a particular Seller, a fraction (a) whose numerator is the aggregate number of outstanding Equity Interests held by such Seller as of immediately prior to the applicable Closing, and (b) whose denominator is the aggregate number of Equity Interests outstanding immediately prior to the applicable Closing. For the avoidance of doubt the total of all Pro Rata Fractions shall equal one (1).

“Prohibited Party Lists” shall have the meaning set forth in Section 3.23.

“Protected Information” shall have the meaning set forth in Section 3.12(a)(xii).

“PTO” shall have the meaning set forth in Section 3.12(b).

“Purpose” shall have the meaning set forth in Section 7.12(a).

“Registered IP” shall have the meaning set forth in Section 3.12(a)(xiii).

“Registration Rights Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Reimbursable Audit Expenses” shall mean 50.0% of the reasonable and documented out-of-pocket expenses actually incurred by the Acquired Companies in connection with the audit of the Closing Financial Statements on or prior to the U.S. Closing.

“Related Agreements” shall mean the Registration Rights Agreement and all other agreements and certificates entered into by the Acquired Companies or the Sellers in connection with a Closing and the Transactions.

“Released Parties” shall have the meaning set forth in Section 7.14(a).

“Remaining Deferred Cash Consideration” shall mean an amount equal to (a) $2,500,000, less (b) the aggregate amount of all Free Cash Flow Payments made by Buyer to the Sellers on or after the date that is six (6) months following the U.S. Closing Date but on or prior to the date that is twelve (12) months following the U.S. Closing Date; provided, that in no event shall the amounts subtracted pursuant to clause (b) cause the Remaining Deferred Cash Consideration to be an amount less than $0.

“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees and any investment banker, attorney, accountant, auditor or other advisor, representative or agent retained by such Person or such Person’s officers, directors, Affiliates, stockholders or employees.

“Resolved Matters” shall have the meaning set forth in Section 2.8(b).

“Restraint” shall have the meaning set forth in Section 8.1(b).

“Restricted Cash” shall mean all cash of the Acquired Companies and their Subsidiaries that is not freely usable following the U.S. Closing because such cash is subject to restrictions or limitations on use or distribution by Law or Contract, or Taxes imposed on distributions thereof.

“Retained Claims” shall have the meaning set forth in Section 7.14(a).

“SEC” shall mean the Securities and Exchange Commission.

“Second Earnout Period” shall have the meaning set forth in Section 2.4(a)(iii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incidents” shall have the meaning set forth in Section 3.12(q)(iii).

“Seller” and “Sellers” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Consideration” shall mean an amount equal to the U.S. Cash Consideration, the Australia Cash Consideration, the Stock Consideration and the Earnout Consideration (if any), as applicable.

“Seller Fundamental Representations” shall mean the representations and warranties contained in Section 4.1 (Authority and Enforceability), Section 4.2 (Governmental Entities; Consents), Section 4.3 (No Conflict), Section 4.5 (Ownership of Subject Securities) and Section 4.7 (Brokers’ and Finders’ Fees).

“Seller’s ODA Australia Shares” shall have the meaning set forth in Section 1.1(b).

“Seller’s ODA Stock” shall have the meaning set forth in Section 1.1(a).

“Seller’s Subject Securities” shall have the meaning set forth in Section 1.1(b).

“Service Provider” shall mean any current or former employee, individual consultant, individual advisor, agency worker, individual independent contractor, manager or director of an Acquired Company or any Subsidiary of an Acquired Company.

“Services Agreement” shall have the meaning set forth in Section 7.22.

“Shrink-Wrap Software” shall have the meaning set forth in Section 3.12(a)(xiv).

“Standard Form Agreements” shall have the meaning set forth in Section 3.12(d)(iii).

“Stock Consideration” shall mean 4,400,000 shares of Buyer Common Stock.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the applicable Closing Date.

“Subject Securities” shall have the meaning set forth in the recitals to this Agreement.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Suitability Documentation” shall mean the accredited stockholder questionnaire and related documentation in the form of Exhibit G.

“Systems” shall have the meaning set forth in the Section 3.12(p).

“Tax” or, collectively, “Taxes” shall mean (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, branch profits, license, profits, sales, use and occupation, premium, value added, ad valorem, customs duties, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise, severance and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or similar or other taxes governmental fee, governmental assessment or governmental charge of any kind whatsoever and denominated by any name whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Addendum” shall mean that certain addendum set forth in Exhibit F.

“Tax Representations” shall have the meaning set forth in Section 10.1.

“Tax Return” shall mean any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with respect to Taxes and including all amendments or supplements thereof.

“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Tax.

“Technology” shall have the meaning set forth in Section 3.12(a)(xv).

“Terminated Agreements” shall have the meaning set forth in Section 7.17.

“Third Earnout Period” shall have the meaning set forth in Section 2.4(a)(v).

“Third Party Claim” shall have the meaning set forth in Section 10.5.

“Third Party Expenses” shall mean all costs, fees and expenses, including all legal, accounting, financial advisory, consulting and all other costs, fees and expenses of third parties incurred by or on behalf of an Acquired Company or any Subsidiary of an Acquired Company in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the Transactions, including: (i) any payments made or anticipated to be made by an Acquired Company or any Subsidiary of an Acquired Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Transactions; (ii) the accrued pre-Closing portion of any annual bonus payable to any employee with respect to the year in which the applicable Closing occurs (calculated based on the aggregate target payments, or, if higher, the actual performance as of the applicable Closing Date, for all bonuses in respect of the year in which the applicable Closing occurs prorated by the number of days that have elapsed through the applicable Closing Date for the year in which the applicable Closing occurs); and (iii) any bonus, transaction, retention, severance or change-in-control payments, phantom equity, deferred compensation payment in lieu of any previously promised but ungranted equity award, or similar amount payable by any Acquired Company or any Subsidiary of an Acquired Company to any Service Provider as a result of or in connection with the consummation of the Transactions (whether payable prior to, upon or after such consummation and whether or not in connection with another event, including any termination of service), plus any Taxes imposed on an Acquired Company or any Subsidiary of an Acquired Company with respect thereto. For the avoidance of doubt, “Third Party Expenses” shall not include any amounts constituting Indebtedness.

“Third Party Notice” shall have the meaning set forth in Section 10.5.

“Top Customers” shall have the meaning set forth in Section 3.25(a).

“Top Vendors” shall have the meaning set forth in Section 3.25(a).

“Trademarks” shall have the meaning set forth in Section 3.12(a)(viii).

“Trading Day” shall mean any day on which shares of Buyer Common Stock are actually traded on the principal securities exchange or securities market on which shares of Buyer Common Stock are then traded.

“Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to any Third Party Expenses paid at, prior to, or following the applicable Closing Date, whether payable by Buyer, an Acquired Company, any Subsidiary of an Acquired Company or any of their respective Affiliates.

“Transactions” shall have the meaning set forth in the recitals to this Agreement.

“Transfer” shall have the meaning set forth in Section 7.13(a).

“Transfer Taxes” shall mean any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the Transactions.

“Triggering Event I” shall have the meaning set forth in Section 2.4(a)(i).

“Triggering Event II” shall have the meaning set forth in Section 2.4(a)(ii).

“Triggering Event III” shall have the meaning set forth in Section 2.4(a)(iii).

“Triggering Event IV” shall have the meaning set forth in Section 2.4(a)(iv).

“Triggering Event V” shall have the meaning set forth in Section 2.4(a)(v).

“Triggering Events” shall have the meaning set forth in Section 2.4(a)(v).

“Trust” shall have the meaning set forth in Section 10.2(a)(viii).

“Trust Deed” shall have the meaning set forth in Section 10.2(a)(viii).

“Trustee” shall have the meaning set forth in Section 10.2(a)(viii).

“U.S. Allocation Schedule” shall have the meaning set forth in Section 7.11(b).

“U.S. Cash Consideration” shall mean an amount equal to (a) $6,770,000, plus (b) the Reimbursable Audit Expenses, plus (c) the Closing Cash Amount (which may be a positive or negative number), plus (d) the Closing Working Capital Adjustment Amount (which may be a positive or negative number), less (e) the Closing Indebtedness Amount, less (f) the U.S. Closing Third Party Expenses.

“U.S. Closing” shall have the meaning set forth in Section 1.2(a).

“U.S. Closing Cash Consideration” shall mean an amount equal to (a) $2,770,000 plus (b) the Reimbursable Audit Expenses, plus (c) the Closing Cash Amount (which may be a positive or negative number), plus (d) the Closing Working Capital Adjustment Amount (which may be a positive or negative number), less (e) the Closing Indebtedness Amount, less (f) the U.S. Closing Third Party Expenses.

“U.S. Closing Date” shall have the meaning set forth in Section 1.2(a).

“U.S. Closing Financing Amount” shall have the meaning set forth in Section 5.5.

“U.S. Closing Third Party Expenses” shall mean the Third Party Expenses of any of the Acquired Companies that shall not have been fully and finally satisfied as of the U.S. Closing.

“U.S. End Date” shall have the meaning set forth in Section 11.1(b).

“U.S. Sale” shall have the meaning set forth in Section 1.1(a).

“U.S. Transactions” shall have the meaning set forth in Section 1.2(a).

“United States Real Property Holding Corporation” shall have the meaning set forth in Section 3.9(h).

“Unpaid Pre-Closing Taxes” shall mean (a) any Taxes of each of the Acquired Companies and their Subsidiaries relating or attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the applicable Closing Date (including any Taxes imposed on income includible by an Acquired Company or any Subsidiary of an Acquired Company pursuant to Sections 951, 951A or 965 of the Code arising out of, resulting from or attributable to income earned or property held by a Subsidiary of an Acquired Company in any Pre-Closing Tax Period but excluding any Flow-Through Taxes) determined as if the tax year of the Acquired Companies and their Subsidiaries closed on the applicable Closing Date and all such Taxes were due and payable, (b) any Taxes of a Person for which an Acquired Company or any Subsidiary of an Acquired Company (or any predecessor thereof) is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the applicable Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the applicable Closing, (c) any Taxes attributable to the Transactions, including any Transaction Payroll Taxes, and Transfer Taxes for which the Sellers are liable pursuant to this Agreement, (d) any Taxes attributable to ODA’s failure in any Pre-Closing Tax Period to qualify as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and comparable provisions of state and local income Tax Law), (e) any unpaid Liabilities of an Acquired Company or any Subsidiary of an Acquired Company under Section 965 of the Code, including any Taxes deferred pursuant to Section 965(h) of the Code. For this purpose, the portion of any Tax that is allocable to the taxable period that is deemed to end on the applicable Closing Date will be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Company terminated at the close of business on the applicable Closing Date. For the avoidance of doubt, for purposes of allocating Taxes imposed under Section 951A of the Code in respect of a Subsidiary of an Acquired Company, the “qualified business asset investment” (as such term is used in Section 951A(d) of the Code) in respect of the Pre-Closing Tax Period shall equal the product of (i) the Subsidiary’s “qualified business asset investment” (as defined in Section 951A(d)(1) of the Code) for the taxable year of such Subsidiary that includes the day prior to the applicable Closing Date (determined as though such taxable year ended on the day prior to the applicable Closing Date), and (ii) a fraction, the numerator of which is the number of days in the portion of such taxable year ending on the day prior to the applicable Closing Date and the denominator of which is the total number of days in such taxable year. Unpaid Pre-Closing Taxes shall (A) be an amount not less than $0 in any jurisdiction and (B) be determined on a jurisdiction-by-jurisdiction basis for each standalone taxpaying entity.

“Unresolved Matters” shall have the meaning set forth in Section 2.8(b).

“VWAP” shall mean, with respect to Buyer Common Stock, as of any day or multi-day period the dollar volume-weighted average price for a share of Buyer Common Stock on Nasdaq (or any other principal securities exchange or securities market on which the Buyer Common Stock is then traded) during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, for such day or multi-day period, as applicable, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of a share of Buyer Common Stock in the over-the-counter market on the electronic bulletin board for the Buyer Common Stock during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time for such day or multi-day period, as applicable, as reported by Bloomberg. If no dollar volume-weighted average price is reported for a share of Buyer Common Stock by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for a share of Buyer Common Stock as reported by OTC Markets Group Inc. for such day or multi-day period, as applicable. If the VWAP cannot be calculated for a share of Buyer Common Stock on such date(s) on any of the foregoing bases, the VWAP of the Buyer Common Stock on such day or multi-day period (as applicable) shall be the fair market value per share of Buyer Common Stock on such day or multi-day period (as applicable) as reasonably determined in good faith by Buyer.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

Exhibit A

FORM OF

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of [ ● ], 2023, is made and entered into by and among Tempo Automation Holdings, Inc., a Delaware corporation (the “Company”) and the Persons set forth on Schedule I hereto (each, an “ODA Holder” and, together, the “ODA Holders,” and, collectively with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

Recitals

Whereas, the Company has entered into that certain Purchase Agreement, dated as of March 25, 2023 (as may be amended or supplemented from time to time pursuant to the terms thereof, the “Purchase Agreement”), by and among the Company, Optimum Design Associates Inc. (“Optimum”) and Optimum Design Associates PTY. LTD. (“Optimum Ltd” and, together with Optimum, the “Target”) and the ODA Holders;

Whereas, on the date hereof, pursuant to the Purchase Agreement, the ODA Holders received newly issued shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

Whereas, pursuant to the Purchase Agreement, the Company shall pay the ODA Holders additional consideration in the amounts and upon the occurrence of certain Triggering Events, which consideration may be payable, subject to certain limitations set forth in the Purchase Agreement, at the ODA Holders’ sole discretion in the form of cash, additional shares of Common Stock (the “Earn Out Shares”) or a combination thereof;

Whereas, the parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Now, Therefore, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

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“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Business Combination Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, dated as of November 22, 2022, by and among the Company, ACE Convergence Acquisition LLC, the Persons set forth on Schedule I thereto and certain former stockholders of Tempo Automation, Inc.

“Board” shall mean the board of directors of the Company.

“Closing” shall have the meaning given in the Purchase Agreement.

“Closing Date” shall have the meaning given in the Purchase Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Earn Out Shares” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.10.

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“Maximum Number of Securities” shall have the meaning given in Section 2.2.2.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“ODA Holders” shall have the meaning given in the Recitals hereto.

“Optimum” shall have the meaning given in the Recitals hereto.

“Optimum Ltd” shall have the meaning given in the Recitals hereto.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including, for the avoidance of doubt, any securities distributable pursuant to the Purchase Agreement); (b) the Earn Out Shares; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company issued or issuable with respect to any securities referenced in clauses (a) through (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no limitation as to volume or manner of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)           all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)            underwriting expenses (other than fees, commissions or discounts);

(C)            fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(D)            printing, messenger, telephone and delivery expenses;

(E)            reasonable fees and disbursements of counsel for the Company;

(F)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(G)            reasonable fees and expenses of one (1) legal counsel selected by the Holders of a majority-in-interest of the Registrable Securities included in such Registration not to exceed $50,000 in the aggregate for each such Registration.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

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“Subscription Agreements” shall mean (i) those certain Third Amended and Restated Subscription Agreements, dated as of September 7, 2022, by and between the Company and each of the subscribers party thereto, relating to the sale of an aggregate of 550,000 shares of Common Stock and (ii) those certain Subscription Agreements, dated as of November 22, 2022, relating to the sale of an aggregate of 700,000 shares of Common Stock.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“White Lion Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of November 21, 2022, by and between White Lion Capital, LLC and the Company.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1            Shelf Registration.

2.1.1            Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the one hundred twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep the Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2            Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3            Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of an ODA Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered once per calendar year for any ODA Holder and no more than two (2) times per calendar year for all ODA Holders in the aggregate.

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2.2            Piggyback Registration.

2.2.1            Piggyback Rights. If the Company proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) filed in connection with the transactions contemplated by that certain Common Stock Purchase Agreement, dated as of November 21, 2022, by and between the Company and White Lion Capital, LLC or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (“Other Holders”), (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that (i) the Company or (ii) any Other Holder desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities, if any, that are requested to be sold pursuant to the piggy-back registration rights under the Business Combination Registration Rights Agreement (allocated among the holders thereof in accordance with the Business Combination Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable) based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the parties to the Business Combination Registration Rights Agreement and the Holders of Registrable Securities hereunder, pro rata (as nearly as practicable) based on the respective number of shares of Common Stock or other securities that such person has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that such persons have collectively requested to be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities.

2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

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2.3            Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is an executive officer or director of the Company or a Holder of more than five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

ARTICLE III

COMPANY PROCEDURES

3.1            General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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3.1.4            prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4; and

3.1.10            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

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3.2            Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3            Requirements for Participation in Registration Statement in Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4            Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1            Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2            Subject to Section 3.4.3, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and, as a result, the majority of the Board concludes that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

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3.4.3            The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5            Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1            Indemnification.

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2            In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3            Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5            If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1            Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Tempo Automation Holdings, Inc., 2460 Alameda St, San Francisco, CA 94103, Attention: Ryan Benton, Email: rbenton@tempoautomation.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2            Assignment; No Third-Party Beneficiaries.

5.2.1            This Agreement and the rights, duties and obligations of the parties hereunder may not be assigned or delegated, in whole or in part, (i) by any Holder party hereto without the prior written consent of the Company or (ii) by the Company without the prior written consent of the Holders party hereto.

5.2.2            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3            This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.4            No assignment by any Holder of such Holder’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is made in accordance with Section 5.2.1 and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void, ab initio.

5.3            Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5            TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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5.6            Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7            Other Registration Rights. Other than (i) pursuant to the Subscription Agreements, (ii) as provided in the Warrant Agreement, dated as of July 27, 2020, between the Company and Continental Stock Transfer & Trust Company, (iii) pursuant to the White Lion Registration Rights Agreement and (iv) pursuant to the Business Combination Registration Rights Agreement, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity.

5.8            Term. This Agreement shall terminate on the earlier of (a) the three-year anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9            Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10            Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the ODA Holders (in each case, so long as such Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who has or acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

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5.11            Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12            Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

[SIGNATURE PAGES FOLLOW]

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In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

TEMPO AUTOMATION HOLDINGS, INC.
a Delaware corporation

By:
Name:
Title:

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

ODA HOLDERS:

Name: Nick Barbin

Name: Roger Hileman

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [ ● ], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Tempo Automation Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [_____________].

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ________________, 20_________.

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of

_____________________, 20___

Tempo Automation Holdings, Inc.

By:

Name:

Its:

Schedule I

Schedule of ODA Holders

Holders
Nick Barbin
Roger Hileman

Exhibit B

[ ● ], 2023

Nick Barbin

Re:	Employment Terms

Dear Nick:

As you know, Optimum Design Associates, Inc. (“ODA”), Optimum Design Associates Pty. Ltd. (together, with ODA, the “Acquired Companies”), and Tempo Automation Holdings, Inc. (the “Company”) have entered into a Securities Purchase Agreement (the “Purchase Agreement”), with you and Roger Hileman (together, the “Sellers”), pursuant to which the Sellers shall sell to the Company, and the Company shall purchase from the Sellers, the Acquired Companies (collectively, the “Transaction”). Subject to and conditioned upon the occurrence of the closing of the Transaction (such date of closing, if any, the “Effective Date”), we are pleased to offer you employment with the Company on the terms and conditions set forth in this letter agreement (this “Letter”).

1.	Employment by the Company.

(a)            Term. Subject to the provisions for earlier termination hereinafter provided, your employment with the Company under this Letter shall be for a term commencing on the Effective Date and ending on the third (3rd) anniversary thereof (the period of your employment with the Company under this Letter is referred to herein as the “Term”). For the avoidance of doubt, the Confidentiality Agreement (as defined below) and Section 14 of this Letter shall survive any termination of the Term and/or this Letter.

(b)            Position. During the Term, you shall serve as [Vice President of Optimum Design Services], reporting to the President and Chief Executive Officer of the Company (the “CEO”). During the Term, you will devote your best efforts and substantially all of your business time and attention to the business of the Company and its affiliates, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(c)            Duties and Location. During the Term, you will perform those duties and responsibilities as are customary for your position as [Vice President of Optimum Design Services] and as may be directed by the CEO. For the avoidance of doubt, you shall have reasonable discretion to perform such duties and responsibilities in a manner consistent with a budget implemented and mutually agreed upon by you and the CEO. Your primary office location will be remote, in a location suitable for conducting company business. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at Tempo’s Bay Area headquarters, and places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title, duties and work location as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

(d)            Outside Activities. During the Term, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company and/or its affiliates. During the Term, except on behalf of the Company and its affiliates, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company or any of its affiliates (or that is planning or preparing to compete with the Company or any of its affiliates), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company or any of its affiliates (each, a “Competing Business”); provided, however, that you or an investing entity in which you are in investor may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without participating in the activities of such enterprise), and any greater ownership amount or any participation in the activities of such enterprise shall require prior written consent of the Company’s Board of Directors (the “Board”), and provided, further, that, immediately upon becoming aware of any conflict of interest, you must disclose any such conflict of interest to the Board. For the avoidance of doubt, any business related to the SaaS EDA Tool is not a Competing Business. Examples of such conflicts of interest include, but are not limited to, the Company or any of its affiliates competing with any enterprise in which you or your investing entity is an investor, or the Company or any of its affiliates proposing to engage in a commercial deal with one of the enterprises in which you or your investing entity is an investor. For purposes of this Agreement, the term “SaaS EDA Tool” means that certain SaaS Electronic Design Automation (EDA) tool which is currently under development by you and will enable users to generate printed circuit board designs and layouts in virtual environments using virtual reality and gaming platforms. For the avoidance of doubt, the SaaS EDA Tool is not competitive with or substantially similar to any goods or services provided or offered by the Company or any of its affiliates as of the date of this Agreement.

2.            Base Salary and Employee Benefits.

(a)            Base Salary. During the Term, you will be paid a base salary at the rate of $275,000 per year, less applicable payroll deductions and withholdings (“Base Salary”). Your Base Salary will be paid on the Company’s ordinary payroll cycle (but no less often than monthly). As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)            Employee Benefits. During the Term, as a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. During the Term, you will be allowed to take reasonable paid time off from time to time for vacation, short-term illness and other personal reasons, subject to your continuing job duties and the Company’s flexible paid time off policy; however, you will not “accrue” paid time off and therefore will not receive payment for accrued but unused vacation or other paid time off upon termination of employment or at any other time. The Company may change your compensation and benefits from time to time in its discretion.

3.            Annual Discretionary Bonus. For each calendar year ending during the Term (commencing with calendar year 2023), you will be eligible to earn an annual discretionary performance bonus in the target amount of twenty percent (20%) of your then-current Base Salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the assessment by the Board (or the Compensation Committee of the Board (the “Compensation Committee”)) of your individual performance and the Company’s performance with respect to achievement of objectives and milestones to be determined in writing by the Board (or the Compensation Committee) for a given calendar year. The Board (or the Compensation Committee) will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus, based on the achievement of such objectives and milestones. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. No Annual Bonus is guaranteed. You must remain actively employed with the Company through December 31st of any given calendar year in order to earn and receive an Annual Bonus for that year, which will be paid no later than March 15th of the calendar year after the calendar year to which such Annual Bonus relates. No partial or prorated bonuses will be provided for any calendar year in which your employment terminates for any reason prior to December 31st. Your bonus eligibility is subject to change in the discretion of the Board (or any authorized committee thereof).

4.            Expenses. During the Term, the Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

5.            Equity Compensation. During the Term, subject to approval of the Board (or the Compensation Committee) and your continued employment through the applicable grant date(s), you will be eligible to receive one or more options to purchase shares of Company common stock (“Options”) and/or restricted stock units covering shares of Company common stock (“RSUs”), in each case, as determined by the Board (or the Compensation Committee). Any Option and/or award of RSUs will be granted under the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (as may be amended, the “Plan”), or any successor plan thereto, and will be subject in all respects to the terms and conditions of the Plan (or any successor plan thereto) and an award agreement in a form prescribed by the Company that will evidence the grant of such Option or award of RSUs (as applicable).

6.            Compliance with Confidentiality Agreement and Company Policies. As a condition of your employment with the Company, you agree to sign and comply with the Company’s Employee Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to continue to abide by the Company’s policies and procedures (including but not limited to the Company’s Employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Letter differ from or are in conflict with the Company’s general employment policies or practices, this Letter shall control.

7.            Protection of Third Party Information. You represent that you have not and will not bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer (other than any Acquired Company) that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

8.            Termination. Subject to the Company’s obligations under Section 9 below, you may terminate your employment with the Company for Good Reason (in accordance with the definition of such term set forth in Section 11 below) or without Good Reason by notifying the Company of such resignation without Good Reason, and the Company may terminate your employment at any time, with or without Cause (as defined below) or due to your Disability (as defined below), and with or without notice. Your employment with the Company will automatically terminate upon your death during the Term. Upon any termination of your employment for any reason, the Company shall pay or provide to you (or your estate, as applicable) in a single lump-sum payment within thirty (30) days following the termination date or as otherwise required by applicable law: (i) any earned but unpaid Base Salary through the date of your termination of employment, (ii) any unpaid expense reimbursements incurred prior to your termination date, and (iii) if required under applicable law, any accrued but unused vacation through the Termination Date (collectively, the “Accrued Obligations”). Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans.

9.            Severance Benefits. If, during the Term, the Company terminates your employment without Cause (other than as a result of your death or Disability) or you resign for Good Reason (each such term as defined below) (either such termination referred to as a “Qualifying Termination”), then upon your “separation from service” with the Company (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then, in addition to the amounts payable under Section 8 above, subject to your compliance with Sections 12 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Letter and the Confidentiality Agreement (together, the “Conditions”), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)            Cash Severance. The Company will pay you, as cash severance, six (6) months of your Base Salary as in effect as of your Separation from Service date (or, if greater, as in effect as of immediately prior to the reduction of your Base Salary under clause (a) of the definition of Good Reason, if you resign from your employment for Good Reason pursuant to such clause), less applicable payroll deductions and withholdings (the “Severance”). The Severance will be paid in a single lump sum amount within sixty (60) days following your Separation from Service date (with the exact payment date determined by the Company in its discretion); provided, that the Severance shall not be paid prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which you are entitled to consider and/or revoke the Release spans two (2) calendar years, the Severance shall not be paid to you until the second (2nd) such calendar year.

(b)            COBRA Severance. The Company will pay directly or reimburse (at the Company’s discretion) the cost of your and any eligible dependents’ health care coverage under the Company’s regular group health plan in effect at the time of your Separation from Service during the period commencing on the date of your Separation from Service and ending on the six (6) month anniversary of your Separation from Service or, if earlier, the date on which you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan) (in either case, the “COBRA Period”), if you timely and validly elect COBRA continuation coverage (the “COBRA Benefits”). You must notify the Company within two (2) weeks after you obtain coverage from a new source. For the avoidance of doubt, the provision of the COBRA Benefits by the Company will not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring taxes or penalties under applicable law, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and any eligible dependents’ group health coverage in effect on the date of your Separation from Service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month during the COBRA Period (or remaining portion thereof).

(c)            Accelerated Vesting. In the event of (i) a Qualifying Termination that occurs upon or within three (3) months prior to or eighteen (18) months after the closing of the Change of Control (as defined below), or (ii) a termination of your employment due to your death or by the Company due to your Disability within eighteen (18) months after the closing of the Change of Control, then, in either case, in addition to the amounts payable under Section 8 above, subject to your satisfaction of the Conditions, the Company shall accelerate the vesting of any then-unvested equity awards held by you such that one hundred percent (100%) of such awards shall be immediately vested and, as applicable, exercisable as of your Separation from Service date (the “Accelerated Vesting”). In order to accommodate the Accelerated Vesting, if a Qualifying Termination occurs in the three (3) month period prior to a Change of Control, such awards shall remain outstanding and eligible to vest upon a Change of Control that occurs within three months after such Qualifying Termination (and, if a Change of Control does not occur within such three month period, shall terminate with respect to shares that have not vested as of your employment termination date on the last day of such three (3)-month period (or, if earlier, on the original expiration date of the applicable award)).

(d)            Resignation Without Good Reason; Termination for Cause. If, during the Term, you resign your employment without Good Reason or the Company terminates your employment for Cause, in any case, the Company will pay or provide you only the Accrued Obligations under Section 8 above. Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans.

(e)            Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to your (or your estate’s, as applicable) receipt of the Severance Benefits and/or Accelerated Vesting described above (as applicable), you (or your estate, as applicable) shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein, and such Release shall become effective and irrevocable no later than sixty (60) days following your Separation from Service.

10.            Return of Company Property. Upon the termination of your employment for any reason, and as a condition to your receipt of the Severance Benefits and/or Accelerated Vesting (as applicable), within five (5) business days after your employment termination date (or earlier if requested by the Company), you (or your estate, as applicable) must return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium). You (or your estate, as applicable) agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You (or your estate, as applicable) also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after your employment termination date (or earlier if requested by the Company), you (or your estate, as applicable) must provide the Company with a computer-useable copy of such information, and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you (or your estate, as applicable) agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you (or your estate, as applicable) will deliver to the Company a signed statement certifying compliance with this paragraph prior to the receipt of the Severance Benefits or Accelerated Vesting.

11.            Definitions.  For purposes of this Letter, the terms below shall have the following meanings:

“Cause” means your: (a) indictment for or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company or any of its affiliates; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company or any of its affiliates; (e) misconduct, or other violation of Company policy that causes harm; (f) material breach of any written and fully executed contract or agreement between you and the Company or any of its affiliates, including, without limitation, material breach of this Letter, your Confidentiality Agreement, any Company policy, or any statutory duty you owe to the Company or any of its affiliates; or (g) conduct, which in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve. No termination of employment by the Company by reason of an event described in any of the preceding clauses (c), (f) or (g) shall constitute a termination for Cause for purposes of this Agreement unless (i) the Company provides you written notice of such event within thirty (30) days after the Board first becomes aware of the occurrence of such event, and (ii) you fail to cure such event, to the extent such event is curable, within fifteen (15) days from your receipt of written notice of the same from the Company.

“Change of Control” means a “Change in Control” as defined in the Plan, as may be amended from time to time; provided, that for purposes of Section 16 hereof, “Change of Control” shall mean a “change in ownership or control” of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”).

“Disability” means your physical or mental disability or other serious health condition that results in your inability to perform your duties for the Company (and the essential functions thereof) for ninety (90) consecutive days or more than one hundred fifty (150) days in any rolling twelve (12)-month period, which the Company may request to be determined by a licensed physician reasonably acceptable to the Company (such acceptance shall not be unreasonably withheld). The definition of Disability will be construed and interpreted in accordance with applicable federal and state leave and disability accommodation laws.

“Good Reason” means any of the following actions are taken by the Company without your prior written consent (unless such action is taken in response to your conduct that constitutes Cause): (a) a material reduction in your Base Salary, which for purposes of this Letter is a reduction of at least ten percent (10%) of your then current Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) relocation by the Company of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (c) a material reduction in your authority, duties or responsibilities hereunder. In order to resign for Good Reason, you must provide written notice to the CEO within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period or the Company notifies you in writing of its intent not to cure, you must resign from all positions you then hold with the Company not later than thirty (30) days after the expiration of the cure period or notice by the Company of its intent not to cure.

12.            Section 409A.

(a)            To the extent applicable, this Letter shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Letter to the contrary, in the event that following the date hereof, the Company determines that any compensation or benefits payable under this Letter may be subject to Section 409A, the Company may adopt such amendments to this Letter or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Letter from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 12 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law. For purposes of Section 409A, your right to receive any installment payments under this Letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(b)            Notwithstanding anything to the contrary in this Letter, no compensation or benefits shall be paid to you during the six (6)-month period following your Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

(c)            With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

13.            Section 280G; Parachute Payments.

(a)            Notwithstanding any other provision of this Letter, if any payment or benefit you will or may receive from the Company or otherwise, whether or not pursuant to the terms of this Letter (together, the “280G Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the 280G Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, any such remaining 280G Payments shall be reduced to the extent necessary so that no portion of the 280G Payments is subject to the Excise Tax, but only if (x) the net amount of such 280G Payments, as so reduced (after taking into account all applicable federal, state and local employment taxes and income taxes (all computed at the highest applicable marginal rate)) is equal to or greater than (y) the net amount of such 280G Payments without such reduction (after taking into account all applicable federal, state and local employment taxes and income taxes and the Excise Tax to which you would be subject in respect of such unreduced 280G Payments (all computed at the highest applicable marginal rate)). If a reduction in the 280G Payments is required pursuant to the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you, provided that it is consistent with the requirements of Section 409A. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)            Notwithstanding any provision of Section 16(a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before 280G Payments that are not deferred compensation within the meaning of Section 409A.

(c)            Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 16. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

(d)            If you receive a 280G Payment for which a reduction was required pursuant to Section 16(a) above and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to Section 16(a) above) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if no reduction in 280G Payments was required pursuant to Section 16(a) above, you shall have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

14.            Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Letter, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding or to bring a class or collective action. In addition, all claims, disputes, or causes of action under this Section 14, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity, and you and the Company each waive any constitutional or other rights to bring any claims covered by this Section 14 other than in your individual capacities. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This Section 14 shall not apply to any action or claim (i) that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, the California Labor Code, as amended, and the National Labor Relations Act, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid, (ii) for unemployment or workers’ compensation benefits, and (iii) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless I elect to arbitrate these claims (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Letter shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15.            Miscellaneous.  This Letter, together with the Confidentiality Agreement, forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. This Letter may not be amended or modified unless agreed to in writing and signed by you and a duly authorized officer of the Company (other than you). This Letter is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter shall inure to the benefit of and be binding upon the Company and its successors and assigns. If any provision of this Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Letter shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Letter shall not be construed against either party as the drafter. Any waiver of a breach of this Letter, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

16.            Withholding. The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

17.            Representations. You hereby represent and warrant to the Company that: (i) you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Letter and have been advised to do so by the Company, (ii) you have read and understand this Letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment and (iii) your entry into this Letter and performance of services for the Company will not violate any noncompetition, restrictive covenant or other contract between you and any prior employer.

* * * * *

Please confirm your acceptance of these terms by signing and dating this Letter and returning it to me on or before [Date].

Sincerely,

Joy Weiss, CEO

Reviewed, Understood, and Accepted:

Nick Barbin	Date

Exhibit A: Employee Confidential Information and Invention Assignment Agreement

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

[See attached.]

TEMPO AUTOMATION, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of and as a condition to my employment with Tempo Automation, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company”), and my receipt of the compensation paid to me by Company pursuant to the employment offer letter entered into between me and the Company (the “Employment Letter”) concurrently with the execution of this Employee Confidential Information and Invention Assignment Agreement (this “Agreement”), and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Agreement. Accordingly, in consideration of the foregoing and the mutual promises and covenants contained herein, Employer (on behalf of itself and on behalf of Company) and I agree as follows:

1.            Confidential Information Protections.

1.1            Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

1.2            Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or unlawful acts in Company’s workplace, including but not limited to sexual harassment, or to report possible violations of law or regulation with any federal, state or local government agency including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, or to exercise any rights I may have to self-organization, to form, join or assist labor organizations, to bargain collectively through representatives of my own choosing, to discuss with others wages, hours, working conditions, and to engage in other concerted activities protected by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Confidential Information and shall cooperate fully with the Company to enforce its rights in such information.

1.3            Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that Company has provided me notice of my immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii)  solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

1.4            Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends.

1.5            No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose trade secrets or other confidential information, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2.            Assignments of Inventions.

2.1            Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “ Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

2.2            California Limited Exclusion Notification.

(a)            I acknowledge that California Labor Code section 2870(a) provides that I cannot be required to assign to Company any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secret information, except for Inventions that either (i) relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development, or (ii) result from any work performed by me for Company (“Nonassignable Inventions”).

(b)            To the extent that a provision in this Agreement purports to require me to assign a Nonassignable Invention to Company, the provision is against the public policy of the state of California and is unenforceable.

(c)            This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

2.3            Prior Inventions.

(a)            On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b)            I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions “ includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

2.4            Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5            Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

2.6            Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7            Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8            Assignment of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

2.9            Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by Company.

3.            Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4.            Duty of Loyalty During Employment; Non-Competition. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company. Without limiting the foregoing, during the term of my employment with Company, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity other than Company: (a) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business (as defined below); (b) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (c) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise). The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that is similar to or competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by Company, in each case at any time during my employment with Company.

5.            No Solicitation of Employees, Consultants or Contractors. I agree that during my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of Company) solicit, induce, encourage any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, limited to such employees, consultants or independent contractors of Company with whom I worked or about whom I acquired confidential information during my employment with Company.

6.            No Solicitation of Company Customers. During the term of my employment with Company, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity (other than Company): (a) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by Company or that are otherwise competitive with Company to, any Company Customer (as defined below); (b) cause or encourage any Company Customer to reduce or cease doing business with Company, or (c) otherwise negatively interfere with Company’s relationships with any Company Customer. The Term “Company Customer” means any individual or entity who is, or was at any time during the one year period prior to my solicitation or other activity prohibited by this Section 6, a customer, supplier, or vendor of Company or a prospective customer, supplier, or vendor of Company.

7.            Reasonableness of Restrictions. I have read this entire Agreement and understand it. I agree that (a) this Agreement does not prevent me from earning a living or pursuing my career, and (b) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

8.            No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

9.            Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.

10.            Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. If Company enforces this Agreement through a court order, I agree that the restrictions of Section 4, 5 and/or 6 (as applicable) will remain in effect through their respective terms from the effective date of the order enforcing the Agreement.

11.            Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.            Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 4, 5 and/or 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 4, 5 and/or 6 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

13.            General Provisions.

13.1            Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2            Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

13.3            Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4            Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5            Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, subject to the applicable terms of the Employment Letter.

13.6            Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7            Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8            Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.9            Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.10            Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 and Section 2.7 with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signatures to follow on next page]

This Agreement will be effective as of the date signed by the Employee below.

EMPLOYER: Tempo Automation, Inc.	EMPLOYEE:

Joy Weiss Chief Executive Officer	Signature

Nick Barbin
Date Signed

2460 Alameda Street; San Francisco, CA 94103

PRIOR INVENTIONS

1.            Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

☐          No Prior Inventions.

☐          See below:

☐         Additional sheets attached.

2.            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐         Additional sheets attached.

2460 Alameda Street; San Francisco, CA 94103

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

2460 Alameda Street; San Francisco, CA 94103

Exhibit C

Non-Competition and Non-Solicitation Agreement

This Non-Competition and Non-Solicitation Agreement (this “Agreement”), dated [●], is made by and between [Nick Barbin/Roger Hileman], an individual (“Restricted Person”), and Tempo Automation Holdings, Inc., a Delaware corporation (“Buyer”) (Buyer and Restricted Person are individually referred to herein as a “Party” and collectively as the “Parties”).

BACKGROUND

WHEREAS, this Agreement is entered into in connection with that certain Securities Purchase Agreement, dated as of March 25, 2023, (the “Purchase Agreement”), by and among Buyer, Optimum Design Associates, Inc., a California corporation (the “ODA”), Optimum Design Associates Pty. Ltd., an Australian proprietary company limited by shares with Australian company number 093 253 091 (“ODA Australia” and, together with ODA, the “Acquired Companies”), Restricted Person and another Seller (this and other capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement);

WHEREAS, as part of the consideration under the Purchase Agreement, and as condition and material inducement to Buyer to execute and deliver the Purchase Agreement and to consummate the transaction contemplated thereby (the “Transaction”), and to protect for the benefit of Buyer the goodwill associated with the business of the Acquired Companies, Restricted Person is willing to enter into this Agreement;

WHEREAS, in connection with the Transaction, Restricted Person is disposing of all of his ownership interests in the Acquired Companies and will receive substantial consideration as a result thereof; and

WHEREAS, Restricted Person understands, acknowledges and agrees that, following the Transaction, Buyer, as acquirer of the Acquired Companies, will continue conducting the business of the Acquired Companies in the Restricted Territory (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Agreement Not to Compete. During the Restricted Period (as defined below), Restricted Person agrees that he will not, directly or indirectly, on his own behalf or on behalf of any other Person, whether as an employee, agent, consultant, advisor, independent contractor, partner, member, officer, director, securityholder, investor, lender, owner, guarantor or otherwise, in the Restricted Territory (as defined below):

a.             own, or have any financial or other interest in, or lend credit to, any Competing Business (as defined below); provided, nothing herein shall restrict Restricted Person from owning, solely as a passive investment, up to an aggregate of five percent (5%) of any class of publicly traded securities (which shall mean securities that are traded on a national, foreign or regional securities exchange) of any entity; or

b.             operate, manage, conduct, engage in or prepare to operate, manage, conduct or engage in any Competing Business; or

c.             become employed by or otherwise provide services or advice to any Competing Business; or

d.             permit Restricted Person’s name, likeness, image, voice, statements or other professional or personal characteristics to be used in connection with any Competing Business.

Notwithstanding the foregoing, nothing contained in this Agreement prohibits Restricted Person from (i) owning any equity interests of Buyer or (ii) from being an employee of Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies).

For purposes of this Agreement, the term “Competing Business” means any business or any part thereof that provides the design, engineering, and/or managing of printed circuit board layouts, schematics, and/or manufacturing services or any other business that is similar to or otherwise competitive with any Acquired Companies as of the Closing Date. [For the avoidance of doubt, any business related to the SaaS EDA Tool is not a Competing Business.]1

For purposes of this Agreement, the term “Restricted Period” means the period commencing on the Closing Date and continuing until the second (2nd) anniversary of the Closing Date; provided, however, that in the event that it is determined by a court of competent jurisdiction (or an arbitrator if the Parties so elect) in a final, non-appealable decision, that Restricted Person has breached any provision of this Section 1 or Section 2, in addition to any remedy set forth in Section 8 or Section 9 below and available under applicable Law, the Restricted Period shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that Buyer shall receive the full benefit of Restricted Person’s compliance with Section 1 and Section 2 hereof.

For purposes of this Agreement, the term “Restricted Territory” means each and every country, province, state, city and other political subdivision in the world, in which the Acquired Companies are engaged, or reasonably anticipates to be engaged, in business as of the Closing Date, provided Buyer or any of its Affiliates, which shall include the Acquired Companies for the avoidance of doubt, continue such business therein.

[For purposes of this Agreement, the term “SaaS EDA Tool” means that certain SaaS Electronic Design Automation (EDA) tool which is currently under development by Restricted Person and will enable users to generate printed circuit board designs and layouts in virtual environments using virtual reality and gaming platforms. For the avoidance of doubt, the SaaS EDA Tool is not competitive with or substantially similar to any goods or services provided or offered by any of the Acquired Companies as of the Closing Date,]2

2.             Agreement Not to Solicit. During the Restricted Period, Restricted Person further agrees that he will not, directly or indirectly, on his own behalf or on behalf of any other Person (other than Buyer), without the prior written consent of Buyer:

a.             recruit or solicit, or attempt to recruit or solicit, for employment or hire any Continuing Employee (as defined below), whether as an employee or independent contractor or in any other capacity; induce or encourage, or attempt to induce or encourage, any Continuing Employee to leave their employment or engagement with any Acquired Companies; or otherwise negatively interfere with any of the Acquired Companies’ relationship with any Continuing Employees; [provided, however, that nothing in this Section 2(a) shall prohibit Restricted Person from developing the SaaS EDA Tool with Isaac Koech;]3 or

1 Note to Draft: Language to be included in Mr. Barbin’s agreement.

2 Note to Draft: Language to be included in Mr. Barbin’s agreement.

3 Note to Draft: Language to be included in Mr. Barbin’s agreement.

b.             solicit or attempt to solicit any business from any Customer (as defined below); provide or offer to provide to any Customers any goods or services that are competitive with or substantially similar to any goods or services provided or offered by any of the Acquired Companies on or prior to the Closing Date; or induce or encourage, or attempt to induce or encourage, any Business Relation (as defined below) to stop or reduce doing business with any of the Acquired Companies; or otherwise negatively interfere with any of the Acquired Companies’ relationship with any Business Relation.

For purposes of this Agreement, the term “Business Relation” means any Person who is or was a Customer, vendor, supplier, or other business relation of any of the Acquired Companies as of the Closing Date and continues or is reasonably expected to continue a business relationship with any of the Acquired Companies during the Restricted Period.

For purposes of this Agreement, the term “Continuing Employee” means any Person who is or was an employee, consultant or independent contractor of any of the Acquired Companies as of the Closing Date and continues in the service of the Acquired Companies immediately following the Closing Date.

For purposes of this Agreement, the term “Customer” means any Person who is or was a customer or prospective customer of any of the Acquired Companies as of the Closing Date and continues or is reasonably expected to continue a business relationship with any of the Acquired Companies during the Restricted Period.

3.             Agreement Not to Use or Disclose Confidential Information. At all times following the Closing Date, Restricted Person shall maintain, and shall cause his Affiliates to maintain, in strict confidence any trade secrets or other confidential or proprietary information Restricted Person may have acquired belonging to or relating to any of the Acquired Companies (the “Confidential Information”), and Restricted Person shall not use or disclose any Confidential Information, except as reasonably necessary in furtherance of Restricted Person’s employment with any of the Acquired Companies or their Affiliates; provided, Confidential Information shall not include information which is or becomes publicly available through no violation of Restricted Person’s or other Person’s legal or contractual obligations.

4.             Agreement Not to Disparage. Restricted Person hereby acknowledges and agrees that Restricted Person shall not, directly or indirectly, make, communicate or publish, or cause to be made, communicated or published, verbally or in writing, whether anonymously or otherwise, any statement, observation, opinion or information of a negative or disparaging nature concerning Buyer or any Acquired Company, or any of their respective employees, officers, directors, partners, members, products, services or business practices. Nothing herein shall restrict Restricted Person from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Restricted Person has reason to believe is unlawful.

5.             Protected Conduct. Notwithstanding anything in this Agreement to the contrary, nothing herein shall restrict or prohibit Restricted Person from disclosing any information (i) that Restricted Person is required to disclose pursuant to any Law or Order, (ii) to its financial advisors, accountants, attorneys and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of Section 3 or who are otherwise bound by obligations of confidentiality in favor of Restricted Person, or (iii) to Buyer or its Subsidiaries and Affiliates, or in connection with the performance of Restricted Person’s employment with any of the foregoing; provided, however, in the case of any disclosure pursuant to the foregoing clauses (i) or (iii), Restricted Person agrees to provide Buyer with prompt written notice before such disclosure, sufficient to enable Buyer either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure (and Restricted Person shall reasonably cooperate with Buyer in seeking any such protective order or other appropriate remedy) or to waive compliance with the provisions of this Section 5 or both. In the event that such protective order or other appropriate remedy is not obtained, Restricted Person shall furnish only that portion of such information that, in the opinion of legal counsel, has been legally required, and shall exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such disclosed information. Further, nothing in this Agreement shall prevent Restricted Person from reporting to or communicating with a governmental authority. Restricted Person acknowledges receipt of the following notice of immunity rights set forth in the Defend Trade Secrets Act, which states: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

6.             Acknowledgement. Restricted Person hereby acknowledges, agrees, and represents that:

a.             this Agreement is necessary for the protection of the legitimate business interests of Buyer in acquiring the Acquired Companies, including the Acquired Companies’ goodwill and assets, such as their Confidential Information;

b.             the execution and delivery and continuation in force of this Agreement is a material inducement to Buyer to execute the Purchase Agreement and is a mandatory condition precedent to the closing of the Transaction, without which Buyer would not close the Transaction;

c.             the scope of this Agreement in time, geography, and types and limitations of activities restricted is reasonable;

d.             Restricted Person has no intention of competing with the Acquired Companies within the Restricted Territory during the Restricted Period or engaging in any other conduct prohibited by this Agreement;

e.             neither the execution and delivery nor the performance of this Agreement will result directly or indirectly in a violation or breach of any agreement or obligation by which Restricted Person is or may be bound, and neither compliance with such agreement or such obligation would impair Restricted Person’s ability to perform Restricted Person’s obligations under this Agreement;

f.             Restricted Person has carefully read this Agreement and executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each Party may have with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and hereby enters into this Agreement voluntarily and without duress;

g.             Restricted Person has been advised to consult, and has so consulted, with Restricted Person’s personal attorney prior to entering into this Agreement;

h.             Restricted Person has read and understands California Business and Professions Code Section 16600 et seq., regarding the enforceability of covenants not to compete and acknowledges and agrees that the covenants contained in this Agreement would be enforceable thereunder, and further agrees not to challenge the enforceability of the covenants contained in this Agreement thereunder; and

i.             Restricted Person’s expertise and capabilities are such that Restricted Person’s obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent Restricted Person from earning a livelihood.

7.             Future Employment. Restricted Person covenants and agrees that, during the Restricted Period, Restricted Person will disclose this Agreement to any Person that Restricted Person accepts any employment or other engagement with any Person (other than the Acquired Companies) and advise Buyer of the identity of such Person, in each case prior to commencing such employment or engagement. Restricted Person agrees that Buyer may notify such Person of this Agreement and furnish such Person a copy of this Agreement, without further notice to or consent by Restricted Person.

8.             Condition Precedent. Restricted Person acknowledges and agrees that execution of and strict compliance with this Agreement is a condition precedent to Restricted Person’s receipt of any consideration pursuant to the terms of the Purchase Agreement. Restricted Person further acknowledges and agrees that in the event of any breach of Restricted Person’s obligations under this Agreement, Buyer shall, in its sole and absolute discretion, be entitled to withhold from Restricted Person any consideration due or owing to Restricted Person pursuant to the Purchase Agreement, until such time as Restricted Person has fully cured any such breach(es) to the full satisfaction of Buyer, in addition to any other relief available under law or equity; provided that Buyer provides Restricted Person prompt written notice of such breach(es).

9.             Remedies.

a.             Restricted Person acknowledges and agrees that the rights of Buyer under this Agreement are of a specialized and unique character, and that any breach by Restricted Person of this Agreement (given, among other factors, the unique skills, position and exposure to Confidential Information at issue with respect to this Agreement) would cause immediate and irreparable harm to Buyer, that such harm would be difficult or impossible to measure, and that any damages to Buyer would therefore be an inadequate remedy for any such breach. Therefore, Restricted Person agrees that in the event of a breach or threatened breach of this Agreement, Buyer shall be entitled to seek an injunction restraining Restricted Person from the conduct which would constitute a breach of this Agreement, specific performance and/or other appropriate relief in order to enforce and prevent any violations of this Agreement. Restricted Person further hereby waives: (i) any defense in any action for specific performance that a remedy at law would be adequate; and (ii) any requirement under any Law to prove the inadequacy of money damages or to post security as a prerequisite to obtaining equitable relief.

b.             No single exercise of any or all of the foregoing remedies shall be deemed to exhaust Buyer’s rights to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Buyer may elect. Without limiting the generality of the foregoing, the rights and remedies of Buyer under this Agreement, and the obligations and liabilities of Restricted Person under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other applicable laws and common law requirements and under all applicable rules and regulations. Nothing in this Agreement shall limit any of the rights or remedies of Buyer under the Purchase Agreement, and nothing in the Purchase Agreement shall limit any of Restricted Person’s obligations, or any of the rights or remedies of Buyer under this Agreement.

10.           Severability. The covenants contained in this Agreement shall be construed as a series of separate covenants. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged in a judicial proceeding (or arbitration if the Parties so elect) to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Buyer and Restricted Person intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be invalid or unenforceable because of the duration thereof, the area covered thereby, or the activities restrained therein or for any other reason, the Parties agree that the court (or arbitrator, as applicable) making such determination shall have the power to reduce the duration, area or activity of such provision, to delete specific words or phrases, or judicially modify any other term, only to the extend necessary to render such provision reasonable and enforceable as modified. Any remaining provision that is deemed unlawful and incapable of judicial modification shall be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

11.           Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given upon (i) personal delivery, (ii) if sent by email, at the earlier of the time at which a delivery receipt is generated automatically by the recipient’s email server or twenty-four (24) hours after transmission, or (iii) confirmed delivery by standard overnight carrier to the receiving Party at the following addresses (or at such other addresses for a Party as shall be specified by notice hereunder):

a.             if to Buyer, to:

Tempo Automation, Inc.

2460 Alameda St.

San Francisco, CA 94103

Attention: Chief Executive Officer; Chief Financial Officer

Email: joy@tempoautomation.com;

rbenton@tempoautomation.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson; Thomas G. Brandt

Email: ryan.maierson@lw.com; thomas.brandt@lw.com

b.             if to Restricted Person, to the address set forth on Restricted Person’s signature page hereto or, if he is employed by Buyer or any of its Affiliates (including for the avoidance of doubt any of the Acquired Companies) at the time of such notice, to Restricted Person’s employer-provided email.

12.           Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer and Restricted Person.

13.           Waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement.

14.           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Governing Law; Consent to Jurisdiction.

a.             This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

b.             Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the Court of Chancery within New Castle County in the State of Delaware (and any appellate court thereof located within such county) and to the extent such Court of Chancery (or appellate court thereof located within such county) lacks jurisdiction over the matter, the federal courts of the United States of America located within New Castle County in the State of Delaware (or appellate court thereof located within such county) in any Legal Proceeding arising out of or relating to this Agreement and any transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally: (i) agrees not to commence any such Legal Proceeding except in such courts; (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in such Court of Chancery or, if such Court of Chancery does not proper jurisdiction, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Proceeding in such Court of Chancery or federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in such Court of Chancery or such federal courts. Each of the Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

16.           Successors and Assigns. Buyer may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to: (a) any of its Affiliates; (b) any Person that acquires a substantial part of the assets or business of Buyer, Acquired Companies or any of its or their respective Affiliates or any of their respective successors or permitted assignees; or (c) any Person that succeeds to a majority of the business of the Acquired Companies or Buyer, in each case without obtaining the consent or approval of Restricted Person or of any other Person. Due to the personal nature of Restricted Person’s obligations hereunder, Restricted Person cannot assign this Agreement without Buyer’s written authorization. This Agreement shall be binding upon Restricted Person and his heirs, executors, estate, personal representatives, successors and permitted assigns, and shall inure to the benefit of Buyer, the Acquired Companies and each of its or their respective successors and assigns.

17.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed and delivered via electronic mail (including pdf, DocuSign, or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, Buyer and Restricted Person have executed this Agreement on the day and year first above written.

BUYER:

TEMPO AUTOMATION HOLDINGS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, Buyer and Restricted Person have executed this Agreement on the day and year first above written.

RESTRICTED PERSON:

By:
Name:
(please print)

Address:

Email:

Exhibit D

Form of Assignment of Subject Securities

FOR VALUE RECEIVED and pursuant to that certain Securities Purchase Agreement by and among Tempo Automation Holdings, Inc., a Delaware corporation (“Buyer”), Optimum Design Associates, Inc., a California corporation (“ODA”), Optimum Design Associates Pty. Ltd., an Australian proprietary company limited by shares with Australian company number 093 253 091 (“ODA Australia”), Nicholas Barbin and Roger Hileman (each of Mr. Hileman and Mr. Barbin, a “Seller”), dated as of March 25, 2023 (the “Agreement”), the undersigned hereby sells, assigns and transfers unto Buyer each of the following:

1.	[ • ] shares of ODA Stock (as defined in the Agreement), standing in the undersigned’s name on the books of ODA, represented by Certificate No. [ • ], and does hereby irrevocably constitute and appoint the Secretary of ODA as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said shares of ODA Stock on the books of ODA; and

2.	[ • ] ODA Australia Shares (as defined in the Agreement), standing in the undersigned’s name on the books of ODA Australia, upon execution of the share transfer form attached to this document and does hereby irrevocably constitute and appoint each of the directors and the company secretary of ODA Australia severally as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said ODA Australia Shares on the books of ODA Australia to Buyer, on and from the Date of Purchase and to consequently update the Register of Members and notify the Australian Securities & Investments Commission of the transfer of said ODA Australia Shares.

Dated:

SELLER:

[ • ]

Attachment A – Standard Transfer Form

STANDARD TRANSFER FORM For Non-Market Transactions Affix Stamp Duty Here		Marking Stamp
FULL NAME OF COMPANY OR CORPORATION	Optimum Design Associates Pty. Ltd. ACN 093 253 091	State or Territory in which Company is taken to be registered: Victoria, Australia
DESCRIPTION OF SECURITIES	Fully paid ordinary shares
QUANTITY	One (1)
FULL NAME OF TRANSFEROR (SELLER)	[insert name of Seller]
CONSIDERATION	As specified in the Securities Purchase Agreement dated [insert] between the Buyer, Seller and others.	Date of Purchase [insert Closing Date]
FULL NAME OF TRANSFEREE (BUYER)	Tempo Automation Holdings, Inc., a company incorporated in the United States of America
FULL POSTAL ADDRESS OF TRANSFEREE (BUYER)	2460 Alameda Street, San Francisco, CA 94103
BENEFICIAL OWNERSHIP	Upon registration of this transfer, will these shares be beneficially owned by the Buyer? Yes
REMOVAL REQUEST	Please enter these securities on the	Register
By signing this transfer form, the Seller transfers the Securities to the Buyer, for the Consideration, effective on the Date of Purchase. The Buyer accepts the Securities upon the same conditions on which the Seller held the Securities. The Buyer represents that it is not aware of any revocation of any Power of Attorney under which this transfer form is signed. This transfer may be signed in any number of counterparts. All counterparts taken together constitute one instrument.
TRANSFEROR (SELLER) SIGN HERE	Executed by [insert name of Seller] in the presence of: Signature	for company use
Date signed:	[date to be confirmed]
TRANSFEREE (BUYER) SIGN HERE

Executed by Tempo Automation Holdings, Inc. by its Authorised Representatives, in accordance with the laws of its relevant jurisdicion:

Signature of Authorised Representative

Print full name of Authorised Representative

Date signed:	[date to be confirmed]

Exhibit E

FORM OF
EMPLOYEE RETENTION LETTER

[Omitted]

Exhibit F

Addendum – Australian Tax

1.	Definitions

In this Addendum:

Addendum means this addendum to the Agreement.

Agreement means the Securities Purchase Agreement, dated as of March 25, 2023, by and among Tempo Automation Holdings, Inc., a Delaware corporation, Optimum Design Associates, Inc., a California corporation, Optimum Design Associates Pty. Ltd., an Australian proprietary company limited by shares with Australian company number 093 253 091, Nick Barbin and Roger Hileman.

Authority means any Australian or foreign:

(a)	government, government department, government agency or government authority; and

(a)	governmental, semi-governmental, municipal, judicial, quasi-judicial, administrative or fiscal entity or person carrying out any statutory authority or function.

Disputing Action means any action to have a matter withdrawn, reduced or postponed, or any action to avoid, dispute, resist, object to, defend, appeal against, mitigate, settle or compromise the matter, and any judicial or administrative proceedings arising out of that action.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Authority and includes any interest, fine, penalty, charge, fee or other amount in respect of any of them.

GST has the meaning given in the GST Law.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Group has the meaning given in the GST Act.

GST Law has the meaning given in the GST Act.

ITAA 1936 means the Income Tax Assessment Act 1936 (Cth).

ITAA 1997 means the Income Tax Assessment Act 1997 (Cth).

Tax means any tax (including income tax, withholding tax, capital gains tax, pay as you go, pay as you earn, GST, fringe benefits tax, customs and other import or export duties, sales tax and payroll tax), Duty, excise, value added tax, prescribed levy, charge, impost, fee, deduction, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Authority and includes any interest, fine, penalty, charge, fee or any other amount imposed in respect of any of them.

Tax Act means ITAA 1936 and ITAA 1997.

Tax Authority means any Authority responsible for the assessment, collection, withholding or administration of Tax in any country or jurisdiction.

Tax Consolidated Group means a “consolidated group” or a “MEC group”, each as defined in the ITAA 1997.

Tax Law includes the Tax Act and any other Laws providing for, imposing or relating to any Tax.

Tax Return means any return or other document relating to Tax which must be lodged with a Tax Authority or which must prepared and retained under a Tax Law.

Tax Warranties means the tax warranties provided in clause 3 of this Addendum, and Tax Warranty means any one of them.

Capitalized terms used but not defined in this Addendum have the same meaning as defined in the Agreement.

2.	Tax Warranties

2.1	Timing of giving Tax Warranties

2.1.1	Subject to clauses 3.1.2, the Sellers represent and warrant to the Buyer that each Tax Warranty is correct, as at:

(a)	the date of this Agreement; and

(b)	the time immediately before the Australia Closing.

2.1.2	If a Tax Warranty is expressed to be given at a particular time, then that Tax Warranty is correct, as at that time.

2.2	Effect of Warranties

Each Seller acknowledges and agrees that:

2.2.1	the Buyer is entering into this Agreement and will perform its obligations under this Agreement in reliance on the Tax Warranties; and

2.2.2	each Tax Warranty is a separate warranty, and its meaning is not affected by any other Tax Warranty.

2.3	Tax Warranties

Consolidated Group

(No Tax Consolidated Group) ODA Australia is not and has never been a member of, and no election has been made to include ODA Australia in, any Tax Consolidated Group.

Taxation generally

•	(Tax compliance) ODA Australia has complied with its obligations under all applicable Tax Laws.

•	(Tax residency) ODA Australia is not subject to Tax in any country other than its country of incorporation.

(Tax payments and withholding) ODA Australia has:

•	punctually paid all Taxes as required under Tax Law for the period up to the Australia Closing Date;

•	deducted or withheld, and correctly accounted to the relevant Tax Authority, all amounts required under any Tax Law; and

•	no liabilities for unpaid or unassessed Taxes.

(Tax Returns)

•	ODA Australia has punctually lodged all Tax Returns and other documents relating to Tax, as required under Tax Laws or as requested by any Tax Authority.

•	Each Tax Return and other document lodged by ODA Australia has been prepared with true and full disclosure of all relevant matters, and contains information that is complete and accurate in all material respects and not false, misleading or deceptive.

•	ODA Australia has not made or requested any ruling, objection or amended assessment for any Tax Returns it has lodged.

•	Every deduction claimed in each Tax Return was an allowable deduction in the relevant year of income.

•	The cost base of ODA Australia’s assets for Tax purposes is fairly stated in the its Tax Returns.

•	ODA has delivered to Buyer correct and complete copies of all Tax Returns for past four (4) years including all accompanying schedules.

•	No power of attorney with respect to Tax has been granted with respect to ODA.

(Tax records) ODA Australia has retained:

•	copies of all Tax Returns and other documents lodged with any Tax Authority, and all supporting information;

•	all records and information required by ODA Australia to calculate income Tax liabilities, capital gains, capital losses, net capital gains and net capital losses after Australia Closing; and

•	all records and information required by Tax Law to be retained by ODA Australia for the requisite period.

(Tax Losses)

•	The Tax losses (as defined in s 995-1 of the ITAA 1997) (Tax Losses) of ODA Australia, as disclosed in ODA Australia’s Tax Returns:

(a)	are available under the Tax Laws to be offset against future assessable income of ODA Australia; and

(b)	have not been and are not required to be reduced under any Tax Laws, whether as a result of any transaction, act or omission on or before Australia Closing or any other reason.

•	ODA Australia has not been required to reduce the Tax attributes of any asset (whether depreciable or capital) or otherwise make any adjustments as contemplated by Division 245 of the ITAA 1997.

(Tax Authority dealings)

•	No Tax Authority has investigated or given notice to ODA Australia that it intends to investigate ODA Australia’s Tax affairs.

•	No circumstance exists which is likely to lead to a Tax Authority investigating ODA Australia’s Tax affairs after the Australia Closing Date.

•	There are no outstanding disputes with any Tax Authority relating to ODA Australia’s liability to pay any Tax. No circumstance exists which may give rise to such a dispute.

•	ODA Australia has not entered into any written agreement or undertaking relating to Tax with any Tax Authority.

(Anti-avoidance) ODA Australia has not entered into, or been a party to, any transaction, scheme or arrangement or made any payment which contravenes, or may contravene, any anti-avoidance provisions of any Tax Law, including Part IVA of the Tax Act.

(Controlled Foreign Company) ODA Australia is not a “controlled foreign corporation” as defined in Part X of the ITAA 1936.

(Transfer pricing)

•	ODA Australia has not entered into, or been a party to, any transaction or arrangement which has been, or may be, subject to the operation of any provisions in the Tax Law that relate to transfer pricing.

•	ODA Australia has maintained all contemporaneous documentation that is required by any public ruling issued by a Tax Authority in relation to transfer pricing.

•	ODA Australia has not entered into an advance pricing agreement with a Tax Authority which takes effect or applies after the Australia Closing.

Interposed entity election

No interposed entity election (as that term is defined in s 272-85 of Schedule 2F of the ITAA 1936) has ever been made in respect of ODA Australia.

GST

(Compliance) ODA Australia:

•	is registered for GST and has an Australian Business Number;

•	has complied with the GST Law and has adequate systems to ensure its compliance; and

•	is entitled to full input Tax credits for any GST it paid in connection with a taxable supply paid to it.

(Taxable supply) For any taxable supply ODA Australia makes under an agreement, where GST is payable on that taxable supply, ODA Australia is entitled to recover from the party paying for that taxable supply an additional amount which fully covers that GST liability.

(No GST Group) ODA Australia is not a member of any GST Group, GST joint venture or partnership with any entity.

Stamp Duty

(Duty) Duty has been paid in full according to all applicable Tax Law on:

•	all documents and transactions to which ODA Australia is a party, or by which ODA Australia may derive a substantial benefit; and

•	all documents necessary to establish title of ODA Australia to an asset.

(Relief) ODA Australia has not in the 5 years before the date of this Agreement obtained corporate reconstruction relief from payment of Duty in any jurisdiction.

Exhibit G

INVESTOR SUITABILITY QUESTIONNAIRE

Reference is made to that certain Securities Purchase Agreement by and among Tempo Automation Holdings, Inc., a Delaware corporation (“Buyer”), Optimum Design Associates, Inc., a California corporation, Optimum Design Associates Pty. Ltd., an Australian proprietary company limited by shares with Australian company number 093 253 091, Nick Barbin and Roger Hileman (Mr. Hileman, together with Mr. Barbin, the “Sellers” and each, a “Seller”), dated as of March 25, 2023 (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

This Investor Suitability Questionnaire (the “Questionnaire”) is being distributed pursuant to the Purchase Agreement to the Sellers as it is intended that shares of Buyer Common Stock may be issued to the Sellers pursuant to the provisions of the Purchase Agreement. The purpose of this Questionnaire is to assure Buyer that such issuances will meet the standards imposed by the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

All answers will be kept confidential. However, by signing this Questionnaire, the undersigned agrees that this information may be provided by Buyer to its legal and financial advisors, and Buyer and such advisors may rely on the information set forth in this Questionnaire for purposes of complying with all applicable securities laws and may present this Questionnaire to such parties as it reasonably deems appropriate if called upon to establish its compliance with such securities laws. In connection with the issuance of Buyer Common Stock, the undersigned represents and warrants that it comes within one category marked below, and that for any category marked, it has truthfully set forth, where applicable, the factual basis or reason the undersigned comes within that category. The undersigned agrees to furnish any additional information that Buyer deems necessary in order to verify the answers set forth below and will notify Buyer of any material change in any of such information prior to the undersigned’s acquisition of Buyer Common Stock.

FOR INVESTORS

☐	Category A	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse or spousal equivalent (as defined in Rule 501(j) under the Securities Act), exclusive of principal residence, presently exceeds $1,000,000.

Explanation. For purposes of calculating net worth under this Category A, (i) the undersigned’s primary residence shall not be included as an asset, (ii) indebtedness that is secured by the undersigned’s primary residence, up to the estimated fair market value of the primary residence at the time of the issuance of Buyer Common Stock, shall not be included as a liability, (iii) to the extent that the indebtedness that is secured by the primary residence is in excess of the fair market value of the primary residence, the excess amount shall be included as a liability, and (iv) if the amount of outstanding indebtedness that is secured by the primary residence exceeds the amount outstanding 60 days prior to the execution of this Questionnaire, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability.

☐	Category B	The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse or spousal equivalent (as defined in Rule 501(j) under the Securities Act) in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

☐	Category C

The undersigned is an individual (not a partnership, corporation, etc.) who holds in good standing one or more of the following certifications, designations and/or credentials:

•     Licensed General Securities Representative (Series 7);

•     Licensed Investment Adviser Representative (Series 65); and/or

•     Licensed Private Securities Offerings Representative (Series 82).

☐	Category D	The undersigned is a “family client” of a “family office” (as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940) whose prospective investment in Buyer is directed by such family office pursuant to the clause (3) in the Category above.

☐	Category E	The undersigned is not within any of the categories above and is therefore not an accredited investor or a non-U.S. person.

[Signature page follows]

2

Date:	______________, 2023

(Print Name)

(Signature of Authorized Signatory)

(Name of Authorized Signatory)

(Title)

[Signature Page to Suitability Questionnaire]